Exhibit 3.4

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

GMAC LLC

Dated as of December 31, 2008

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

i

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

v

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

SCHEDULES AND EXHIBITS

Schedule of Members (as of the Effective Date)

Schedule of Material Subsidiaries

Schedule of Significant Joint Ventures

Exhibit A—Description of IO Business

Exhibit B—Description of NAO Business

TABLE OF CONTENTS (Cont’d)

Exhibit C—Project Agreements

Exhibit D—Transaction Documents

Exhibit E—Company Policies

Exhibit F—Environmental Guidelines

Exhibit G—Affiliate Transactions

Exhibit H—Replacement Capital Covenant

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

GMAC LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of GMAC LLC, a Delaware limited liability company, (the “Company”), is made and entered into as of December 31, 2008 (the “Effective Date”) by and among GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company (“Management Company”) and GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company (“GM Preferred Holdco”), each as Members, and each other Member named herein, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS:

A.	The Company is a worldwide diversified financial services company that directly, and indirectly through its Subsidiaries, provides automotive and non-automotive financing and leasing, insurance, banking, mortgage lending and other services to a variety of affiliated and unaffiliated consumer and commercial customers.

B.	The predecessor of the Company, General Motors Acceptance Corporation, a Delaware corporation (the “Predecessor”), was converted from a Delaware corporation to the Company, and on July 20, 2006, General Motors Corporation, a Delaware corporation (“GM”), as the initial Member of the Company, executed the initial Limited Liability Company Agreement of the Company (as amended, the “Original Agreement”).

C.	On November 30, 2006, GM Holdco, FIM, Management Company and GM Preferred Holdco entered into that certain Amended and Restated Limited Liability Company Operating Agreement of the Company (as amended, the “Amended and Restated Agreement”).

D.	Concurrently with the execution of this Agreement, the Company is completing an offer to exchange and/or purchase for cash certain outstanding notes of the Company for newly issued senior guaranteed notes (the “New Guaranteed Notes”) and subordinated notes of the Company and 9% perpetual preferred stock (“Blocker Preferred”) of Preferred Blocker Inc., a Delaware corporation (“Blocker Sub”) and up to $2,000,000,000 in cash, pursuant to that certain Confidential Offering Memorandum, dated as of November 20, 2008 (as supplemented, the “Exchange Offer”).

E.	In connection with the consummation of the Exchange Offer, the Company will admit Blocker Sub as a Member of the Company and authorize the issuance of Class E Preferred Membership Interests to Blocker Sub.

F.	On December 29, 2008, the Joint Majority Holders adopted (i) Amendment No. 6 to the Amended and Restated Agreement (“Amendment No. 6”) and (ii) Amendment No. 7 to the Amended and Restated Agreement (“Amendment No. 7” and, together with Amendment No. 6, the “Treasury Preferred Amendments”) authorizing the issuance of the Class D-1 Preferred Membership Interests and the Class D-2 Preferred Membership Interests, respectively.

G.	The parties hereto desire to amend and restate the Amended and Restated Agreement to set forth, inter alia, their understandings and agreements regarding the governance and certain operations of the Company; it being understood that the terms of this Agreement will continue to be subject in all regards to the terms of Treasury Preferred Amendments, as amended pursuant to the terms thereof, and that in the event of any conflict between this Agreement (and any subsequent amendment or restatement, unless approved by the Treasury Preferred Holders pursuant to the terms of the Treasury Preferred Amendments, it being understood no amendment entered into in connection with the compliance by GM and FIM with their commitments to the Board of Governors for purposes of such Board’s approval of the Company’s Bank Holding Act application and/or the United States Department of the Treasury for purposes of the Company’s participation in the Troubled Assets Relief Program shall be deemed to adversely affect the rights, preferences, privileges or voting powers of the Treasury Preferred) and the Treasury Preferred Amendments, the terms of the Treasury Preferred Amendments shall prevail.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound, agree that the Amended and Restated Agreement is hereby amended and restated in its entirety (subject to Section 12.10), and further agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIVE MATTERS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et seq.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b) by virtue of having received its Membership Interest from the Company and not from any other Member.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments:

(i) debits to such Capital Account of the items described in Section 1.704-1(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations; and

(ii) credits to such Capital Account of such Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain or any amount which such Member would be required to restore under this Agreement or otherwise.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, excluding any employee benefit plan or related trust. For purposes of Section 8.9(b) and Section 8.10(b), the definition of “Affiliate” does not include any Subsidiary of the Company.

“Agreed Initial Value” means $14,417,647,059, as adjusted pursuant to Section 3.4 of the Purchase Agreement.

“Agreement” means this Second Amended and Restated Limited Liability Company Operating Agreement and those Exhibits and Schedules attached hereto.

“Antitrust Law” means any Law relating to the preservation of or restraint against competition in commercial activities, including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Available Cash” means (i) all cash and cash equivalents on hand of the Company from any source, less (ii) cash reasonably reserved by the Company or reasonably anticipated by the Board of Managers to be required (after application of anticipated cash revenues from any source) for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, replacements, taxes or activities in the business of the Company and its Subsidiaries.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (ii) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code; or (v) the entry of any order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of sixty consecutive calendar days.

“Blocker Corp” shall mean a direct or indirect equityholder of the Company that (i) is an entity organized under the laws of any State of the United States, (ii) is treated as a “C”

corporation for federal income tax purposes and (iii) has never engaged in any business activity other than owning either (A) a direct or an indirect membership interest in the Company or (B) a direct or indirect interest in certain businesses or assets of the Company, and activities ancillary thereto.

“Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

“Call Option” means the call option with respect to the NAO Business and the IO Business granted by the Company in favor of GM Holdco and its Affiliates pursuant to Article X of the Purchase Agreement.

“Capital Contributions” means any cash or cash equivalents or the Fair Market Value of other property that a Member contributes to the Company with respect to any Membership Interests or other Equity Securities issued pursuant to Article III (net of any liabilities assumed by the Company or to which such property is subject).

“Cause” means, with respect to any Independent Manager, one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of an act involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers; (ii) any act undertaken with the intent of aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the disadvantage or detriment of the Company and its Subsidiaries; (iii) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, in each case which is detrimental to the Company in any material respect; (iv)(A) continued abuse of alcohol or illegal drugs, (B) repeated public drunkenness or (C) other repeated conduct (1) causing the Company or its Subsidiaries public disgrace or disrepute or economic harm or (2) materially impairing such Independent Manager’s ability to perform his or her duties and responsibilities as a Manager of the Company; or (v) any breach of his or her obligations of confidentiality to the Company or any of its Subsidiaries.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 20, 2006.

“Class A Holders” means the holders of the Class A Membership Interests.

“Class A Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class A Membership Interests in this Agreement.

“Class B Holders” means the holders of the Class B Membership Interests.

“Class B Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class B Membership Interests in this Agreement.

“Class C Holders” means the holders of any series of the Class C Membership Interests.

“Class C Membership Interest” means a Membership Interest, issued in one or more series, having the rights and obligations specified with respect to Class C Membership Interests in this Agreement. Each series of Class C Membership Interests shall be consecutively numbered, commencing with the Class C-1 Membership Interests authorized under this Agreement.

“Class C-1 Holders” means the holders of the Class C-1 Membership Interests.

“Class D-1 Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class D-1 Preferred Membership Interests in Amendment No. 6 and this Agreement.

“Class D-2 Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class D-2 Preferred Membership Interests in Amendment No. 7 and this Agreement.

“Class E Distribution Rate” means a rate of 15.25% per annum, until such time as the New Capital Condition shall have been satisfied, after which time the rate shall be decreased to 11.86% per annum.

“Class E Preferred Accrued Distribution Amount” means an amount accruing on the Class E Preferred Reference Amount at the Class E Distribution Rate, from time to time, from either (i) the most recent Class E Preferred Distribution Payment Date on which the then-current Class E Preferred Accrued Distribution Amount was paid in full, or (ii) if no Class E Preferred Accrued Distribution Amount has previously been paid, the Effective Date, whether or not in any distribution period or periods there have been funds legally available for the payment of such distribution, provided that if an amount or amounts less than the full amount of the Class E Preferred Accrued Distribution Amount is paid on any Class E Preferred Distribution Payment Date or Dates, such amount or amounts shall be deducted from the Class E Preferred Accrued Distribution Amount. The Class E Preferred Accrued Distribution Amount payable on any Class E Preferred Distribution Payment Date shall include any and all Class E Preferred Accrued Distribution Amounts payable in respect of a prior distribution period or periods but not declared by the Board of Managers, provided that the Class E Preferred Accrued Distribution Amount shall not compound or otherwise include interest on any Class E Preferred Accrued Distribution Amount not paid in a prior distribution period or periods. For purposes of the Class E Preferred Accrued Distribution Amount, a “distribution period” shall refer to a period commencing on and including a Class E Preferred Distribution Payment Date (or, in the case of the distribution period ending on February 15, 2009, commencing on and including the Effective Date), and ending on and including the day immediately preceding the next succeeding Class E Preferred Distribution Payment Date.

“Class E Preferred Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with the first such date following the Effective Date.

“Class E Preferred Holder” means the holder of the Class E Preferred Membership Interests.

“Class E Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class E Preferred Membership Interests in this Agreement.

“Class E Preferred Reference Amount” means, at any time, the aggregate liquidation preference (for the absence of doubt, excluding accrued dividends thereon) of all shares of the Blocker Preferred outstanding at such time. At the Effective Date, the Class E Preferred Reference Amount shall equal $2,576,601,000.

“Code” means the United States Internal Revenue Code of 1986 and, to the extent applicable, any Treasury Regulations promulgated thereunder.

“Common Holders” means the holders of the Common Membership Interests.

“Common Membership Interests” means, collectively, the Class A Membership Interests and the Class B Membership Interests.

“Company Conversion” means, together with related transactions, any conversion of the Company into a corporation through a statutory conversion, the creation of a holding company above the Company and the exchange of all or substantially all of the Company’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Blocker Sub of all or substantially all of the Company’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Company with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Company, including, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions; provided that so long as any Class E Preferred Membership Interests remain outstanding any Company Conversion shall be subject to Section 12.9.

“Company Interest” means, with respect to a particular Common Holder at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Common Membership Interests held by such Common Holder at such time, by (ii) the number of Common Membership Interests held by all Common Holders at such time, as adjusted from time to time pursuant to Article III and Article IX.

“Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Treasury Regulations for “partnership minimum gain” and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the Company, any Tax Book Profit that the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and then aggregating the separate amounts of Tax Book Profit so computed.

“Company Sale” means a transaction with a third Person that is not an Affiliate of the Company or group of third Persons that, acting in concert, do not collectively constitute Affiliates of the Company, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, (i) all of the outstanding Equity Securities of the Company, (ii) all or substantially all of the assets of the Company and its Subsidiaries or (iii) Equity Securities of the Company authorized and issued following the Effective Date and possessing the voting power to elect a majority of the Board of Managers (or any similar governing body of any surviving or resulting Person).

“Confidential Information” means, collectively, all documents and information that, in each case, is non-public, confidential or proprietary in nature concerning the Company (including commercial information and information with respect to customers, suppliers, vendors and proprietary technologies or processes), the Members or their Affiliates that was or may in the future be furnished to the Company, any Member or any of their respective Affiliates in connection with (i) the transactions leading up to and contemplated by this Agreement and the Purchase Agreement, including the terms hereof and thereof, or (ii) the operation and activities of the Company; provided that any such information will not be Confidential Information if it is (A) otherwise available to the public through no wrongful action by such Member or Affiliate or (B) otherwise in the rightful possession of such Member or Affiliate from any third Person having, to the knowledge of such Member or Affiliate after reasonable inquiry, no obligation of confidentiality with respect to such information to the other Members or the Company or any of its Subsidiaries, as applicable.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Managers or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction as reported for federal income tax purposes with respect to an asset for such year or other period, except that if the Tax Book Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Tax Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Tax Book Value using any reasonable method selected by the Board of Managers.

“Distribution” means each distribution after November 30, 2006 made by the Company to a Member, whether in cash, property or securities of the Company, pursuant to, or in respect of, Article V or Article X.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Equity Incentive Plan” means the equity incentive plan adopted by Management Company on November 30, 2006.

“Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

“Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Fair Market Value” means (i) in reference to the Company or Membership Interests, the fair market value for the Company or such Membership Interests as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board of Managers, (ii) in reference to property or assets owned by the Company, the fair market value of such property or assets as reasonably determined by the Board of Managers, and (iii) in reference to property or assets other than the Company, Membership Interests or properties or assets owned by the Company (including any property or assets contributed to the Company after the Effective Date), the fair market value of such property or assets as reasonably determined by the Board of Managers (including at least a majority of the Independent Managers); provided that if the Majority Minority Holders disagree with the Fair Market Value determined pursuant to clause (i), (ii) or (iii) above, then the Majority Minority Holders shall have the right to require that the Fair Market Value be submitted to expert determination in accordance with Section 1.4.

“Financial Book Income” means the net financial book income of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP for the applicable period. For purposes of Section 5.1, Financial Book Income shall be determined prior to giving effect to any Distributions with respect to the GM Preferred Membership Interests and Class E Preferred Membership Interests pursuant to Section 5.1(a) and Section 5.1(b) respectively.

“Fiscal Quarter” means each fiscal quarter of the Company and its Subsidiaries, ending on the last day of each of March, June, September and December of any Fiscal Year unless otherwise required by the Code or, subject to Section 8.9(f), as otherwise determined by the Board of Managers. Each Fiscal Quarter shall commence on the day immediately following the last day of the immediately preceding Fiscal Quarter.

“Fiscal Year” means the fiscal year of the Company and shall be the same as its taxable year, which shall be the year ending December 31 unless otherwise required by the Code or, subject to Section 8.9(f), as otherwise determined by the Board of Managers. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

“GM Consolidated Group” means GM and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which GM is the common parent.

“GM Group” means GM and each of the other members of the GM Consolidated Group, other than the Company and its Subsidiaries.

“GM Preferred Accrued Distribution Amount” means, with respect to each GM Preferred Membership Interest during any Fiscal Quarter, the amount accruing on the Unreturned GM Preferred Capital Amount of such GM Preferred Membership Interest on a daily basis during such Fiscal Quarter, at a rate of ten percent (10%) per annum. For the avoidance of doubt, the GM Preferred Accrued Distribution Amount shall be non-cumulative such that if such amount is not paid with respect to any Fiscal Quarter within the time period contemplated by Section 5.1(a), then it shall be reduced to zero.

“GM Preferred Capital Amount” means for any GM Preferred Membership Interest, $1,000.00.

“GM Preferred Holders” means the holders of the GM Preferred Membership Interests.

“GM Preferred Membership Interest” means a Membership Interest having the rights and obligations specified with respect to GM Preferred Membership Interests in this Agreement.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Indebtedness” means, for any Person at the time of any determination, without duplication, and without including any amounts owed by such Person to the Company or any wholly-owned Subsidiary of the Company, the following obligations, contingent or otherwise: (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or similar instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iii) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (iv) the capitalized portion of lease obligations under capitalized leases, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, other than trade payables and other current liabilities incurred in the Ordinary Course of Business, (vi) all obligations of such Person upon which interest charges are customarily paid or accrued, and (vii) any other obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, other than trade payables and other current liabilities incurred in the Ordinary Course of Business.

“Independent Manager” means an individual who: (i) is not, and has not been, a director, a manager, an officer or an employee, and has no immediate family member (as defined below) that is or has been a director, a manager, an officer or an employee within the last three years, of the Company, any Common Holder that has the right to elect a Manager pursuant to Section 8.3, GM, Cerberus Capital Management L.P., Citigroup Inc., Aozora Bank Limited or PNC Bank, (ii) is not, and has not been, an officer, an employee or a consultant, and has no immediate family member that is or has been an officer, an employee or a consultant within the last three years, of any Affiliate of the Company, of any Common Holder that has the right to elect a Manager pursuant to Section 8.3, GM, Cerberus Capital Management L.P., Citigroup Inc., Aozora Bank Limited or PNC Bank, (iii) has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, any Common Holder that has the right to elect a Manager pursuant to Section 8.3, GM, Cerberus Capital Management L.P., Citigroup Inc., Aozora Bank Limited or PNC Bank, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; (iv)(A) is not, and has no immediate family member that is, a current partner of a firm that is the internal or external auditor of the Company, any Common Holder that has the right to elect a Manager pursuant to Section 8.3, GM, Cerberus Capital Management L.P., Citigroup Inc., Aozora Bank Limited, PNC Bank or their respective

Affiliates, (B) is not a current employee of such a firm, (C) has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) has not been, and has no immediate family member that has been, within the last three years (but is no longer) a partner or an employee of such a firm and personally worked on the audit within that time of the Company, any Common Holder that has the right to elect a Manager pursuant to Section 8.3, GM, Cerberus Capital Management L.P., Citigroup Inc., Aozora Bank Limited, PNC Bank or their respective Affiliates; (v) is not, and has not been, employed as an executive officer, and has no immediate family member that is or has been employed as an executive officer, of another Entity where any of the Company’s or its Subsidiaries’ present executive officers at the same time serves or served on such Entity’s compensation committee within the last three years; (vi) is not a current employee, and has no immediate family member who is a current executive officer, of an Entity that has made payments to, or received payments from, the Company or any Common Holder that has the right to elect a Manager pursuant to Section 8.3 for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other Entity’s consolidated gross revenues; (vii) is “financially literate” (as defined in the Corporate Governance Rules of the New York Stock Exchange, as in effect from time to time); and (viii) is otherwise “independent” (as defined in the Listed Company Manual of the New York Stock Exchange, as in effect from time to time). In addition, one of the Independent Managers elected pursuant to Section 8.3(a)(iii), the Independent Manager elected pursuant to Section 8.3(a)(iv) and each Independent Manager elected pursuant to Section 8.3(b)) (other than one Independent Manager elected by the Common Holders, if any, that are entitled to elect more than one Independent Manager pursuant to Section 8.3(b)) shall be (or shall have previously been) a director or senior executive officer of an Entity engaged in a substantial financial services business, or otherwise has or has had a substantial involvement (as an advisor, expert or otherwise) in the financial services industry. For purposes of this definition, “immediate family member” means an individual’s spouse, parents and parents-in-law, siblings and siblings-in-law, children and children-in-law, and any other Person (other than domestic employees) who shares such individual’s home.

“Initial Class A Holders” means FIM or any Person holding Class A Membership Interests originally acquired by FIM on November 30, 2006 that were Transferred to such Person either (i) in one or more Transfers occurring after November 30, 2006, all of which Transfers constituted Exempt Transfers (other than a Transfer of any Class A Membership Interests pursuant to clause (iii) of the definition of “Exempt Transfer” to any Person who is not a direct equityholder of FIM or an Affiliate thereof as of November 30, 2006), or (ii) in one or a series of related Transfers resulting in such Person holding at least seventy percent (70%) of such Class A Membership Interests.

“Initial Class B Holders” means GM Holdco or any Person holding Class B Membership Interests held by GM Holdco on November 30, 2006 that were Transferred to such Person either (i) in one or more Transfers occurring after November 30, 2006, all of which Transfers constituted Exempt Transfers, or (ii) in one or a series of related Transfers resulting in such Person holding at least seventy percent (70%) of such Class B Membership Interests (any such Person acquiring Class B Membership Interests pursuant to clause (ii) above, a “GM Control Assignee”).

“IO Business” means the business and operations as described in Section IV of that certain Confidential Information Package regarding the Company, dated as of November 12, 2005 (as reproduced in Exhibit A), including (i) the Company’s international auto finance operations located on November 30, 2006 in at least thirty-two markets in Europe, Latin America and Asia Pacific, (ii) wholesale and retail automotive financing products, including full-service leasing and fleet management, as well as strategic alliances to provide private-label financing to companies, such as Suzuki, and (iii) all employees, systems, property, equipment, intellectual property, and other tangible and intangible assets primarily related to the businesses described in clauses (i) and (ii) above, in each case, as such businesses and operations may be modified or further develop or evolve following November 30, 2006.

“IRS” means the United States Internal Revenue Service.

“Issuer” means the Company, any direct or indirect Subsidiary of the Company or any successor to the Company, or the issuer of any Equity Securities of which the Company distributes to the holders of Membership Interests or that are received or receivable by the holders of Membership Interests in connection with a transaction contemplated by Section 12.2.

“Joint Majority Holders” means (i) for so long as each of the Initial Class A Holders and the Initial Class B Holders each hold in excess of twenty percent (20%) of the Voting Power, each of (A) the Majority Initial Class A Holders and (B) the Majority Initial Class B Holders, voting separately, (ii) at any time that the Initial Class A Holders hold in excess of twenty percent (20%) of the Voting Power and the Initial Class B Holders do not hold in excess of twenty percent (20%) of the Voting Power, the Majority Initial Class A Holders, voting separately, and (iii) at any time that the Initial Class B Holders hold in excess of twenty percent (20%) of the Voting Power and the Initial Class A Holders do not hold in excess of twenty percent (20%) of the Voting Power, the Majority Initial Class B Holders, voting separately. For the avoidance of doubt, (1) for so long as the Initial Class A Holders and the Initial Class B Holders each hold in excess of twenty percent (20%) of the Voting Power, any approval, consent or other determination hereunder required to be made by the Joint Majority Holders shall require the mutual and joint approval, consent or determination of (x) the Majority Initial Class A Holders, independently voting together as a separate class, and (y) the Majority Initial Class B Holders, independently voting together as a separate class, and (2) Voting Power means the combined Voting Power of the Class A Membership Interests and the Class B Membership Interests.

“Junior Membership Interests” means (x) each existing or future class or series of Membership Interests other than preferred membership interests (including the Class A Membership Interests and the Class B Membership Interests) and (y) each class or series of preferred membership interests established on or after the Effective Date, the terms of which preferred membership interests do not expressly provide that such class or series ranks on a parity with the Class E Preferred Membership Interests and the GM Preferred Membership Interest as to dividend rights or rights upon liquidation, winding-up or dissolution. For the avoidance of doubt, as of the Effective Date, the Junior Membership Interests of the Company are the Class A Membership Interests, the Class B Membership Interests and the Class C Membership Interests.

“Law” means any applicable law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity, including any Law relating to the protection of the environment.

“License Agreement” means that certain Trademark and Trade Name License Agreement, dated as of November 30, 2006, by and among the Company, GM and those of GM’s Subsidiaries from time to time party thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Majority Class A Holders” means, at any time, the holders of a majority of the Class A Membership Interests then outstanding.

“Majority Class B Holders” means, at any time, the holders of a majority of the Class B Membership Interests then outstanding.

“Majority Initial Class A Holders” means, at any time, the holders of a majority of the Class A Membership Interests then outstanding held by the Initial Class A Holders.

“Majority Initial Class B Holders” means, at any time, the holders of a majority of the Class B Membership Interests then outstanding held by the Initial Class B Holders.

“Majority Minority Holders” means, at any time, the holders of a majority of the Membership Interests then held by the Minority Holders.

“Majority GM Preferred Holders” means, at any time, the holders of a majority of the GM Preferred Membership Interests then outstanding.

“Management Holders” means the holders of units in Management Company.

“Management Units” means the class C membership interests issued by Management Company in one or more series. Each series of class C membership interests issued by Management Company shall be consecutively numbered, commencing with the class C-1 membership interests authorized by Management Company on November 30, 2006.

“Material Subsidiary” means each Subsidiary listed on the Schedule of Material Subsidiaries and each other Subsidiary of the Company that from time to time may be designated as a Material Subsidiary by the Joint Majority Holders.

“Member” means GM Holdco, FIM, GM Preferred Holdco, Management Company, Blocker Sub, and each other Person who is hereafter admitted as a member of the Company in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Nonrecourse Debt” means any Company liability to the extent such liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations, and a Member (or related Person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the economic risk of loss with respect to such liability under Section 1.752-2 of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Treasury Regulations for “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i) for “partner nonrecourse deductions.”

“Membership Interest” means the class or classes of limited liability company interests of a Member in the Company, as set forth opposite such Member’s name on the Schedule of Members (which shall be kept and updated in the books and records of the Company from time to time), including such Member’s share of the Tax Book Profits and Tax Book Losses of the Company, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Company may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.

“Minority Holders” means, at any time, (i) the Initial Class A Holders, if the Majority Initial Class B Holders have the right to elect a greater number of Managers than the Majority Initial Class A Holders pursuant to Section 8.3, or (ii) the Initial Class B Holders, if the Majority Initial Class A Holders have the right to elect a greater number of Managers than the Majority Initial Class B Holders pursuant to Section 8.3.

“NAO Business” means the business and operations as described in Section III of that certain Confidential Information Package regarding the Company, dated as of November 12, 2005 (as reproduced in Exhibit B), including (i) the Company’s United States and Canadian auto finance operations as well as Nuvell, (ii) financial services and products provided to automotive dealerships and retail automotive consumers, including prime and non-prime retail and lease financing, wholesale/floorplan financing, dealer loans, servicing (including Semperian), and remarketing (including SmartAuction), and (iii) all employees, systems, property, equipment, intellectual property, and other tangible and intangible assets primarily related to the businesses described in clauses (i) and (ii) above, in each case, as such businesses and operations may be modified or further develop or evolve following November 30, 2006.

“New Capital” means securities or other investments qualifying as Tier 1 capital under the regulations of the Board of Governors of the Federal Reserve System issued or made after the Effective Date, including subordinated debt and trust preferred equity qualifying as Tier 1 capital so long as the maturity date (or earliest mandatory redemption or repurchase date) of such subordinated debt and trust preferred equity is no earlier than the date that is 6 months after the latest maturity date of any then outstanding New Guaranteed Notes.

“New Capital Condition” shall be satisfied as of any date, if on or prior to such date, the Company shall have received in the aggregate at least $1.25 billion of gross cash proceeds from the issuance of New Capital by the Company or its Subsidiaries, provided that if any New Capital is provided by an Affiliate of the Company, (i) the terms of such New Capital shall not be less favorable in the aggregate to the Company than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an Affiliate of the Company and (ii) the Company shall obtain a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (A) the terms of such New Capital are fair to the Company from a financial point of view or (B) the terms of such New Capital are not less favorable in the aggregate to the Company than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate of the Company.

“Nonrecourse Debt” means any Company liability to the extent that no Member or related Person bears the economic risk of loss for such liability under Section 1.752-2 of the Treasury Regulations.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Ordinary Course of Business” means the ordinary course of the business of the Company (including the Predecessor) and its Subsidiaries.

“Outstanding Securities” means, with respect to any Person and at any time of determination, the aggregate number of common Equity Securities of such Person then issued and outstanding, determined on a fully diluted basis.

“Parity Membership Interests” means (x) the GM Preferred Membership Interests, (y) the Treasury Preferred and (z) any class or series of preferred membership interests established by the Company after the Effective Date, the terms of which expressly provide that such class or series will rank on a parity with the Class E Preferred Membership Interests, the GM Preferred Membership Interest and the Treasury Preferred as to distribution rights or rights upon liquidation, winding-up or dissolution.

“Permitted Additional Membership Interests” means (i) Membership Interests issued and/or created and issued following the Effective Date that are junior to, or rank pari passu with, the Common Membership Interests with respect to distributions from Available Cash or upon a sale or liquidation of the Company and in connection with the issuance and/or creation and issuance thereof, the voting and approval rights of the holders of the Common Membership Interests are not amended, changed or terminated, or (ii) additional GM Preferred Membership Interests issued and/or created and issued following the Effective Date; provided that the GM Preferred Capital Amounts with respect to such additional Preferred Membership Interests shall not exceed $3 billion in the aggregate. For the avoidance of doubt, (x) the granting of approval rights to any holder of Permitted Additional Membership Interests and (y) any dilution resulting from the issuance of such Permitted Additional Membership Interests each shall not be deemed a change to the voting and approval rights of the Common Holders hereunder, except as otherwise provided by the terms of the Permitted Additional Membership Interests.

“Permitted Liens” means:

(i) Liens securing Indebtedness that (A) is not required to be approved or (B) has been approved, in either case, pursuant to the approval rights set forth herein;

(ii) Liens with respect to taxes, assessments and other governmental charges or levies not yet due and payable or actively contested in good faith;

(iii) deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security, governmental insurance and governmental benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations;

(iv) purchase money Liens in any property acquired by the Company or any of its Subsidiaries in the Ordinary Course of Business to the extent permitted by this Agreement;

(v) interests or title of a licensor, licensee, lessor or sublessor under any license or lease permitted by this Agreement;

(vi) Liens in respect of property of the Company or any of its Subsidiaries imposed by Law which were incurred in the Ordinary Course of Business, such as warehousemen’s, mechanic’s, statutory landlord’s, materialmen’s, carriers’ or contractors’ liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and

(viii) easements, rights-of-way, restrictions and other similar charges and encumbrances on real property and minor defects or irregularities in the title thereof that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the Ordinary Course of Business.

“Person” means any individual or Entity.

“Project Agreements” means those certain agreements between the Company and its Subsidiaries, on the one hand, and the Members and their Affiliates, on the other hand, set forth on Exhibit C.

“Public Offering” means an underwritten sale to the public of the Company’s (or its successor’s) Equity Securities pursuant to an effective registration statement filed with the SEC on Form S-1 and after which the Company’s (or its successor’s) Equity Securities are listed on the New York Stock Exchange or the American Stock Exchange or are quoted on The NASDAQ Stock Market; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to existing securityholders or employees of the Company and its Subsidiaries on Form S-4 or Form S-8.

“Purchase Agreement” means the Purchase and Sale Agreement dated April 2, 2006, among GM, GM Holdco, the Company and FIM.

“Qualified Public Offering” means one or a series of Public Offerings by the Issuer and/or one or more securityholders of the Issuer that results in at least twenty percent (20%) of the issued and outstanding common stock (or equivalent Equity Securities) of the Issuer at the time of such determination having been sold at such time or previously through a Public Offering or Public Offerings.

“Rating Agencies” means, collectively, Moody’s Investors Service, Inc., (“Moody’s”), Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., (“S&P”), and Fitch Ratings, and, in each case, any successor.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 30, 2006, by and among the Company, GM Holdco, FIM, Management Company and each of the other Persons from time to time party thereto.

“Required Capital Amount” means a minimum amount of equity capital of the Company sufficient to satisfy the requirements of the U.S. Bank Holding Company Act of 1956, as amended, or other applicable banking regulations.

“Restricted Payment” means (i) any dividend payment or distribution of assets on any Junior Membership Interest, other than (A) distributions in the form of Junior Membership Interests and (B) tax distributions as provided in Section 5.1(e), (ii) any redemption, purchase or other acquisition of any Junior Membership Interests, other than upon conversion or exchange for other Junior Membership Interests, or (iii) any payment of monies, or making monies available, for a sinking fund for such Junior Membership Interests.

“Restricted Payment Conditions” means (i) the New Capital Condition shall have been satisfied, (ii) Blocker Sub shall have paid in full all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods, (iii) the New Guaranteed Notes are rated Baa3 or greater by Moody’s and BBB- or greater by S&P or (in the event that Moody’s and S&P shall no longer maintain ratings on the New Guaranteed Notes) any equivalent rating by any other Nationally Recognized Statistical Ratings Organization (as defined in Rule 436 under the Securities Act), and (iv) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company since the Effective Date, is less than 25% of the excess of (a) cumulative consolidated net income (giving effect to any net loss incurred (A) on or after January 1, 2014 and (B) during such period) determined under GAAP (without retroactively eliminating the effect of any discontinued operations and excluding the cumulative effect of any changes in accounting policies and any gain or loss from the early extinguishment or exchange of outstanding debt on or after January 1, 2014) of the Company and its subsidiaries for the period (taken as one accounting period) from January 1, 2014 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus (b) to the extent not deducted in determining such net income, the amount of tax distributions made pursuant to Section 5.4(c)(i) in respect of periods commencing on or after January 1, 2014.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executive Officers” means, collectively, the Chief Executive Officer, the Presidents and the Chief Financial Officer.

“Significant Joint Venture” means each joint venture listed on the Schedule of Joint Ventures and each other joint venture of which the Company or any of its Subsidiaries holds Equity Securities and that from time to time may be designated as a Significant Joint Venture by the Joint Majority Holders.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the voting interests is owned directly or indirectly by such Person.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 9.4 by virtue of such Person receiving all or a portion of a Membership Interest from a Member and not from the Company.

“Targeted Residual Distribution” means the distribution priority in respect of all Available Cash upon a Company Sale or dissolution of the Company pursuant to Article X:

(i)	first, to the Treasury Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder the following amounts; provided, however, that if all Available Cash resulting from such Company Sale or dissolution is insufficient to pay in full such amounts owed with respect to the Treasury Preferred, the GM Preferred Membership Interests and the Class E Preferred Membership Interests, the Treasury Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder shall share ratably in any distribution in proportion to the full amounts to which each is entitled:

(A)	to the Treasury Preferred Holders, ratably among such Treasury Preferred Holders in proportion to the then aggregate Treasury Preferred Accrued Distribution Amount with respect to the Treasury Preferred then held by each such Treasury Preferred Holder until the Treasury Preferred Accrued Distribution Amount in respect of all outstanding Treasury Preferred is equal to zero;

(B)	to the GM Preferred Holders, ratably among such GM Preferred Holders in proportion to the then aggregate GM Preferred Accrued Distribution Amount with respect to the GM Preferred Membership Interests then held by each such Preferred Holder until the GM Preferred Accrued Distribution Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero; and

(C)	to the Class E Preferred Holder, ratably in proportion to the then aggregate Class E Preferred Accrued Distribution Amount with respect to the Class E Preferred Membership Interests then held by the Class E Preferred Holder until the Class E Preferred Accrued Distribution Amount in respect of all outstanding Class E Preferred Membership Interests is equal to zero;

(ii)	second, to the Treasury Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder, the following amounts; provided, however, that if all Available Cash resulting from such Company Sale or dissolution is insufficient to pay in full such amounts owed with respect to the Treasury Preferred, the GM Preferred Membership Interests and the Class E Preferred Membership Interests, the Treasury Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder shall share ratably in any distribution in proportion to the full amounts to which each is entitled:

(A)	to the Treasury Preferred Holders, ratably in proportion to the unreturned Treasury Preferred Reference Amount with respect to the Treasury Preferred then held by such Treasury Preferred Holder until the unreturned Treasury Preferred Reference Amount of all outstanding Treasury Preferred is equal to zero;

(B)	to the GM Preferred Holders, ratably among such GM Preferred Holders in proportion to the then aggregate Unreturned GM Preferred Capital Amount with respect to the GM Preferred Membership Interests then held by each such GM Preferred Holder until the Unreturned Preferred Capital Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero; and

(C)	to the Class E Preferred Holder, ratably in proportion to the unreturned Class E Preferred Reference Amount with respect to the Class E Preferred Membership Interests then held by the Class E Preferred Holder until the Class E Preferred Reference Amount of all outstanding Class E Preferred Membership Interests is equal to zero;

(iii)	third, to the Common Holders, ratably among such Members based on the Company Interest of each such Member either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution until such Common Holders have received (taking into account all prior Distributions) a return of their Agreed Initial Value plus the Hurdle Rate, provided that for the purpose of computing whether or not the Agreed Initial Value and the Hurdle Rate has been received by the Common Holders, Distributions to the Common Holders to the extent of the Tax Amount shall be disregarded; and

(iv)	thereafter, to the Class C-1 Holders (with respect to the Class C Membership Interests that would not be forfeited as a result of such Company Sale under the terms of the Equity Incentive Plan) and Common Holders based on the Total Interest of each such Class C-1 Holder (with respect to its Class C Membership Interests that would not be forfeited as a result of such Company Sale under the terms of the Equity Incentive Plan) and Common Holders either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution.

“Tax Amount” means, for each year, the amount of federal, state and local income taxes (net of all tax credits) that would be payable by a New York City individual resident in respect of all income allocable to the Common Holders under this Agreement (as reported on the applicable Internal Revenue Service Form Schedule K-1) as determined by the Board of Managers in good faith, taking into account, for example, a net loss for such resident in a prior year to the extent it offsets income allocable in a current year.

“Tax Book Profit” and “Tax Book Loss” means, for each Fiscal Year, or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken in account in computing Tax Book Profit or Tax Book Loss pursuant to this provision shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Tax Book Profit or Tax Book Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Tax Book Value of the asset disposed of as determined under Treasury Regulations Section 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset may differ from such Tax Book Value;

(iv) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken in account Depreciation for such Fiscal Year, computed as provided in this Agreement; and

(vi) in the event the Tax Book Value of any Company asset is adjusted to reflect the Fair Market Value of such asset in accordance with the last sentence of the definition of “Tax Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Tax Book Profit or Tax Book Loss.

If the Company’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Tax Book Profit for such Fiscal Year, and, if a negative amount, such amount shall be the Company’s Tax Book Loss for such Fiscal Year. Notwithstanding the other provisions of this definition of Tax Book Profit and Tax Book Loss, any gross items specially allocated pursuant to Article VI shall not be taken into account in computing Tax Book Profit and Tax Book Loss.

“Tax Book Value” of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations as follows:

(i) The initial Tax Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Tax Book Value shall be the Fair Market Value for such asset as reasonably determined by the Board of Managers, and, in each case, such Tax Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which Company is entitled for federal income tax purposes with respect thereto.

(ii) The Tax Book Values of all Company assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Board of Managers, as of the following times (it being understood that the Tax Book Values of all Company assets shall be so adjusted as of the date of issuance of the Treasury Preferred and as of the Effective Date):

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution or, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii), in exchange for services;

(B) the Distribution by the Company to a Member of more than a de minimis amount of the Company assets, including money, if, as a result of such Distribution, such Member’s interest in the Company is reduced;

(C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(D) at any other time, as permitted by the Treasury Regulations, at the discretion of the Board of Managers.

“Total Interest” means, with respect to a particular Member at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Common Membership Interests or Class C Membership Interests, as the case may be, held by such Member at such time, by (ii) the number of Common Membership Interests and Class C Membership Interests, in the aggregate, held by all Members at such time.

“Transaction Documents” means the agreements and other documents set forth on Exhibit D.

“Transfer” means any sale, transfer, assignment (other than a contingent assignment for the benefit of creditors), exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Distribution Rate” means (i) with respect to the Class D-1 Preferred Membership Interest, the Applicable Distribution Rate (as defined in Amendment No. 6) and (ii) with respect to the Class D-2 Preferred Membership Interest, a per annum rate of 9.0%, in each case as determined in accordance with the applicable Treasury Preferred Amendment.

“Treasury Preferred” means the Class D-1 Preferred Membership Interests and Class D-2 Preferred Membership Interests. Where appropriate, the provisions of this Agreement shall apply separately to the Class D-1 Preferred Membership Interests and Class D-2 Preferred Membership Interests.

“Treasury Preferred Accrued Distribution Amount” means an amount accruing on the Treasury Preferred Reference Amount at the applicable Treasury Distribution Rate, from time to time, from either (i) the most recent Treasury Preferred Distribution Payment Date on which the then-current Treasury Preferred Accrued Distribution Amount was paid in full, or (ii) if no Treasury Preferred Accrued Distribution Amount has previously been paid, the date of issuance of the applicable series of Treasury Preferred, whether or not in any distribution period or periods there have been funds legally available for the payment of such distribution, provided that if an amount or amounts less than the full amount of the Treasury Preferred Accrued Distribution Amount is paid on any Treasury Preferred Distribution Payment Date or Dates, such amount or amounts shall be deducted from the Treasury Preferred Accrued Distribution Amount. The Treasury Preferred Accrued Distribution Amount payable on any Treasury Preferred Distribution Payment Date shall include any and all Treasury Preferred Accrued Distribution Amounts payable in respect of a prior distribution period or periods but not declared by the Board of Managers, provided that the Treasury Preferred Accrued Distribution Amount shall compound on any Treasury Preferred Accrued Distribution Amount not paid in a prior distribution period or periods. For purposes of the Treasury Preferred Accrued Distribution Amount, a “distribution period” shall refer to a period commencing on and including a Treasury Preferred Distribution Payment Date (or, in the case of a distribution period ending on the day immediately preceding the first Treasury Preferred Distribution Payment Date following issuance of the applicable series of Treasury Preferred, commencing on and including such date of issuance), and ending on and including the day immediately preceding the next succeeding Treasury Preferred Distribution Payment Date.

“Treasury Preferred Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with the first such date following the Effective Date.

“Treasury Preferred Reference Amount” means, the product of (i) $1,000 multiplied by (ii) the number of units of Treasury Preferred outstanding at such time. At the Effective Date, the Treasury Preferred Reference Amount shall equal $5,250,000,000.

“Treasury Preferred Holder” means holders of Class D-1 Preferred Membership Interests and/or Class D-2 Preferred Membership Interests.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code.

“Unreturned GM Preferred Capital Amount” means, for any GM Preferred Membership Interest, as of any time, an amount equal to the excess, if any, of (i) the GM Preferred Capital Amount of such GM Preferred Membership Interest, over (ii) the aggregate amount of Distributions made by the Company prior to such time with respect to such GM Preferred Membership Interest under, or in respect of, Section 5.2. The Unreturned GM Preferred Capital Amount shall be considered the “reference amount” for any GM Preferred Membership Interest.

“1940 Act” means the United States Investment Company Act of 1940.

Section 1.2 Cross-References. In addition to the terms set forth in Section 1.1, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Acceptance/Rejection Notice	Section 9.2(c)

Accepted Offer	Section 9.2(d)

Accepting Offering Members	Section 9.2(d)

Agents	Section 13.1

Audit Committee	Section 8.13(d)

Blocker Corp Interests	Section 12.7(a)

Blocker Preferred	Recitals

Blocker Sub	Preamble

Board of Managers	Section 8.1

Capital Account	Section 3.5

Capmark	Section 12.8

Chairman	Section 8.3(a)(v)

Chief Executive Officer	Section 8.15(c)(i)

Chief Financial Officer	Section 8.15(c)(iii)

Class A Managers	Section 8.3(a)(i)

Class B Managers	Section 8.3(a)(ii)

Class C-1 Membership Interests	Section 3.1(a)

Class E Preferred Redemption Date	Section 12.6(a)

Class E Preferred Redemption Notice	Section 12.6(a))

Class E Preferred Redemption Value	Section 12.6(a)

Co-Sale Member	Section 9.2(f))

Term	Cross-Reference
Co-Sale Offer	Section 9.2(b)

Company	Preamble

Compensation Committee	Section 8.13(e)

Credit Downgrade	Section 5.3

Direct Conflict	Section 8.7

Distributable Amount	Section 5.1(b)

Effective Date	Preamble

Exchange Offer	Recitals

Exempt Transfer	Section 9.1

FIM	Preamble

GM	Recitals

GM Control Assignee	Definition of “Initial Class B Holders”

GM Holdco	Preamble

GM Preferred Holdco	Preamble

GM Preferred Redemption Date	Section 12.5(b)

GM Preferred Redemption Notice	Section 12.5(b)

GM Preferred Redemption Value	Section 12.5(b)

Hurdle Rate	Section 5.1(d)(i)

Managers	Section 8.1

Moody's	Definition of “Rating Agencies”

New Guaranteed Notes	Recitals

Newco	Section 12.7(a)

Offer	Section 9.2(b)

Term	Cross-Reference
Offering Members	Section 9.2(b)

Offered Membership Interests	Section 9.2(a)

Officers	Section 8.15(a)

Original Agreement	Recitals

Pass-through Entity	Section 9.6(d)

Predecessor	Recitals

Preemptive Holder	Section 12.3(a)

Preemptive Offer	Section 12.3(a)

Preemptive Offer Period	Section 12.3(a)

Preemptive Reoffer Period	Section 12.3(c)

Preemptive Securities	Section 12.3(a)

Preemptive Share	Section 12.3(b)

President	Section 8.15(c)(ii)(A)

President, Auto Finance	Section 8.15(c)(ii)(B)

Pro Rata Share	Section 9.2(f)

Proceeding	Section 11.1(a)

Purchasing Holder	Section 12.3(f)

Regulatory Allocations	Section 6.15

ResCap	Section 12.8

S&P	Definition of “Rating Agencies”

Sale Notice	Section 9.2(a)

Secretary	Section 8.15(c)(iv)

Subinterest	Section 12.8

Term	Cross-Reference
Tax Distributions	Section 5.1(e)(ii)

Tax Matters Member	Section 4.4

Ten Percent Holders	Section 9.2(b)

Transferring Holder	Section 9.2(a)

Voting Power	Section 7.7(a)

Section 1.3 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” mean the lawful currency of the United States of America;

(k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(l) references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable; and

(m) references in this Agreement to redemptions shall not be deemed to include actions taken upon a liquidation, winding-up or dissolution of the Company, and a reference to any of a dissolution, liquidation or winding—up of the Company shall refer to each such transaction.

Section 1.4 Expert Determination of Fair Market Value. If the Majority Minority Holders disagree with the Fair Market Value determined pursuant to clause (i), (ii) or (iii) of the definition of “Fair Market Value,” then the Majority Minority Holders shall have twenty calendar days following the date of the Board of Managers’ valuation to make a written request to the Independent Managers requiring the Independent Managers to engage, on behalf of the Company, an investment bank of national reputation to determine such Fair Market Value. In the event that the Minority Holders collectively hold less than twenty-five percent (25%) of the Common Membership Interests at the time of such request, then the Majority Minority Holders shall include in such request their determination of the Fair Market Value. The investment bank engaged by the Company shall determine the Fair Market Value based on the factors referenced in clause (i) of the definition of “Fair Market Value” and otherwise taking into consideration such factors as it deems relevant. The fees, costs and expenses of such investment bank shall be paid, (i) if the Minority Holders collectively hold twenty-five percent (25%) or more of the Common Membership Interests at the time of such request of the Majority Minority Holders to engage an investment bank, by the Company, or (ii) if the Minority Holders collectively hold less than twenty-five percent (25%) of the Common Membership Interests at the time of such request of the Majority Minority Holders to engage an investment bank, either (A) by the Company if the investment bank’s determination of the Fair Market Value is closer to the Fair Market Value determined by the Majority Minority Holders or (B) by the Majority Minority Holders (pro rata based upon their relative Percentage Interests), if the investment bank’s determination of the Fair Market Value is closer to the Fair Market Value determined by the Board of Managers.

ARTICLE II

ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

Section 2.1 Formation.

(a) The Company was converted to a limited liability company under the Act by the filing of a certificate of conversion and the Certificate of Formation with the Secretary of State of the State of Delaware on July 20, 2006. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. Effective as of November 30, 2006, GM shall be deemed to have withdrawn as a Member of the Company and shall have no further rights or obligations hereunder in its capacity as a Member of the Company, other than its indemnification right pursuant to Article XI.

(b) The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name; Office; Registered Agent.

(a) The name of the Company is GMAC LLC. Subject to Section 8.9(e), the Board of Managers may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company may conduct business under its name, the name “GMAC” pursuant to the License Agreement, or, subject to the terms of the License Agreement, one or more assumed names approved by the Board of Managers from time to time. The Company shall continue to use the trade name and trademark “GMAC” in connection with GM-directed automotive consumer and dealer finance incentive, and other promotional programs involving GM products for which GM compensates GMAC, except as provided for in the License Agreement or as otherwise may be agreed by the Company and the Joint Majority Holders; provided that such requirement shall terminate at such time as the GM Control Assignee constitutes the Majority Initial Class B Holder. Except as provided for in the License Agreement, the Company may not use any names, trade names, service marks or logos of any Member or any of its Affiliates without the prior written consent of such Member or Affiliate.

(b) The Company’s principal office shall be located at 200 Renaissance Center, Detroit, Michigan 48265-2000, or such other location in the United States of America as the Board of Managers shall designate from time to time in the manner provided by Law, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may maintain offices at such other place or places as the Board of Managers deems advisable. Prompt notice of any change in the principal office shall be given to all Members. The Company’s initial registered agent in the State of Delaware for the service of process is as identified in the Certificate of Formation filed with the Secretary of State of the State of Delaware. The Board of Managers may from time to time change the registered agent, and any such change shall be reflected in appropriate filings with the Secretary of State of the State of Delaware.

Section 2.3 Purposes; Powers.

(a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.

(b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the Company may, with the approval of the Board of Managers, enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Board of Managers may, pursuant to Section 8.14, authorize (including by general delegated authority) any Person (including any Member, Manager or Officer) to enter into, deliver and perform on behalf of the Company any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.

(c) Subject to the other provisions of this Agreement, the Company shall do all things necessary to maintain its existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board of Managers and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.4 Duration. The period of the Company’s duration commenced on the commencement of the existence of the Predecessor and shall continue in full force and effect in perpetuity; provided that Company may be dissolved and wound up in accordance with the provisions of this Agreement and the Act.

Section 2.5 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer shall be a partner or joint venturer of any other Member, Manager or Officer by virtue of this Agreement, for any purposes other than as is set forth in the penultimate sentence of Section 2.7, and this Agreement shall not be construed to the contrary.

Section 2.6 Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board of Managers’ view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may have established, or after the Effective Date may establish, a place of business. The Board of Managers may cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified, formed or registered. Any Manager or Officer, acting individually as an authorized person within the meaning of the Act, shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board of Managers may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.7 United States Income Tax Classification. Pursuant to Treasury Regulations Section 301.7701-3, the Company, an eligible entity with at least two members, has taken all necessary actions to be classified as a partnership for federal and, if applicable, state and local income tax purposes. In addition, certain Subsidiaries of the Company are eligible entities with one or more members which currently are classified as disregarded entities or partnerships for federal and, if applicable, state and local income tax purposes. Without the prior written consent of the Joint Majority Holders, (a) no Member or Manager shall elect or authorize any Person to elect to treat the Company or any such Subsidiary as anything other than a partnership or disregarded entity (as appropriate) for federal and, if applicable, state and local income tax purposes, and (b) the Company shall take such actions as may be reasonably necessary to operate its domestic businesses through entities which will be classified as disregarded entities or partnerships for federal and, if applicable, state and local income tax purposes, except as otherwise may be required by Law. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such classification.

ARTICLE III

CAPITALIZATION; MEMBERSHIP INTERESTS

Section 3.1 Membership Interests; Capitalization; Capital Accounts.

(a) The Company shall have six authorized classes of Membership Interests, consisting of 137,680 Class A Membership Interests and 132,280 Class B Membership Interests, which shall have equal rights and preferences in the assets of the Company, 8,330 Class C Membership Interests, which shall be “profits interests” and not “capital interests” as such terms are defined in Revenue Procedure 93-27, 1993-2 C.B. 343, which may be issued in one or more series and which shall be issued in the same amount and same series as the Management Units issued by Management Company, 1,021,764 GM Preferred Membership Interests, 5,000,000 Class D-1 Preferred Membership Interests, 250,000 Class D-2 Preferred Membership Interests and 2,576,601 Class E Preferred Membership Interests. The Company has authorized for issuance a single series of Class C Membership Interests consisting of 4,799 Class C series C-1 Membership Interests (the “Class C-1 Membership Interests”). A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, except for the Class E Preferred Membership Interests held by Blocker Sub, Membership Interests held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Membership Interests pursuant to the terms of this Agreement, and all Membership Interests shall be rounded to the fourth decimal place.

(b) Without limiting the generality of Section 3.1(a) above, from time to time after the Effective Date, and notwithstanding anything to the contrary in this Agreement, (i) in the event that any of the Management Units issued by Management Company are forfeited under the Equity Incentive Plan, then Management Company shall forfeit the same number and series of Class C Membership Interests to the Company, and (ii) in the event that Management

Company elects to exercise its rights or is required under the Equity Incentive Plan to repurchase Management Units from a Management Holder, the Company will promptly redeem for cash an equal number of Class C Membership Interests held by Management Company at a redemption price equal to the repurchase price payable by Management Company for such Management Units pursuant to the terms of the Equity Incentive Plan. Class C Membership Interests which are forfeited will be deemed cancelled and not outstanding but may be reissued in a different series. Class C Membership Interests which are redeemed will be deemed cancelled and not outstanding and shall not be reissued.

(c) Upon the execution and delivery of this Agreement, the existing Schedule of Members shall be updated as set forth on the Schedule of Members attached hereto, with effect as of the Effective Date. Following the Effective Date, the Company shall update the Schedule of Members to reflect any changes in the Members, the Membership Interests and the Company Interests of the Members in accordance with the terms of this Agreement. The initial Capital Account balance of each of FIM, GM Holdco, GM Preferred Holdco, the Class E Preferred Holder and the Treasury Preferred Holder (as of the Effective Date) shall be reflected in the Company books and records. The initial Capital Account balance of Management Company was equal to zero.

Section 3.2 Authorization and Issuance of Additional Membership Interests.

(a) The Board of Managers shall have the right to cause the Company to issue and/or create and issue at any time after the Effective Date, and for such amount and form of consideration as the Board of Managers may determine, subject to the provisions of Section 7.10(a)(ii), Section 7.10(a)(v) and Section 12.3, (i) Permitted Additional Membership Interests, (ii) additional GM Preferred Membership Interests to be issued to the Initial Class A Holders pursuant to Section 5.1(d), and (iii) also subject to Section 7.10(a)(viii), Section 7.11(a) and Section 7.12(a), (A) other additional Membership Interests (of existing classes or new classes) or other Equity Securities of the Company (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers) and (B) Class C Membership Interests, in one or more series. In connection with the foregoing, the Board of Managers shall have the power to make such amendments to this Agreement in order to provide for such Permitted Additional Membership Interests, GM Preferred Membership Interests or additional series of Class C Membership Interests (provided, that the aggregate Class C Membership Interests shall not exceed 6,970) or, subject to Section 7.10(a)(viii), Section 7.11(a) and Section 7.12(a), other additional Membership Interests, and such powers, designations and preferences and rights as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance notwithstanding Section 14.1; provided that any such amendment shall not reasonably be expected to have a material and adverse effect on any Member, in its capacity as such, that would be borne disproportionately by such Member relative to other Members having comparable rights under this Agreement with respect to the Membership Interests held by such Member and other Members prior to such amendment (unless such Member consents in writing thereto); provided further that any such amendment shall not have the effect of treating any Member’s right to receive distributions pursuant to Article V or Article X differently with respect to such distributions than other Members that are entitled to receive distributions pursuant to the same provision of Article V or Article X with respect to the Membership Interests held by such Member and other Members prior to such amendment, whether or not of the same class of Membership Interests (unless the holders of a majority of the Membership Interests so differently treated consent in writing thereto).

(b) Subject to the provisions of Section 7.10(a)(ii), Section 7.10(a)(v), Section 7.10(a)(viii) (other than an additional Member acquiring Permitted Additional Membership Interests) and Section 12.3, the Board of Managers shall have the right to admit Additional Members. A Person may be admitted to the Company as an Additional Member upon furnishing to the Board of Managers (i) a joinder agreement pursuant to which such Person agrees to be bound by all of the terms and conditions of this Agreement and the Call Option, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board of Managers may deem appropriate), which joinder agreement, documents and instruments shall be in form and substance satisfactory to the Board of Managers. Such admission shall become effective on the date on which the Board of Managers determines that the foregoing conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the Company. Such Member’s Capital Contributions and initial Capital Account are reflected in the Company’s books and records.

Section 3.3 Application of Article 8 of the Uniform Commercial Code. Each Membership Interest shall constitute a “security” within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 3.4 Certification of Membership Interests. Membership Interests shall be issued in non-certificated form; provided that the Board of Managers may cause the Company to issue certificates to a Member representing the Membership Interests held by such Member. If any Membership Interest certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences a [Insert specific title of class of Membership Interests] representing an interest in GMAC LLC and shall constitute a “security” within the meaning of and shall be governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

The Membership Interest in GMAC LLC represented by this certificate is subject to restrictions on transfer set forth in that certain Second Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of December 31, 2008, by and among the members from time to time party thereto, as the same may be amended from time to time.

The Membership Interest in GMAC LLC represented by this certificate has not been registered under the United States Securities Act of 1933, as amended, or under any other applicable securities laws. Such Membership Interest may not be sold, assigned, pledged or otherwise disposed of at any time without effective registration under such Act and laws or, in each case, exemption therefrom.

Section 3.5 Capital Accounts. The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Subject to the foregoing:

(a) each Member’s Capital Account shall be increased by the amount of cash and the Fair Market Value of the property actually contributed to the Company, such Member’s allocable share, if any, of any Tax Book Profits or items of income or gain of the Company, and the amount of any Company liabilities for which principal responsibility for payment is assumed by such Member or which are secured by any property distributed to such Member;

(b) each Member’s Capital Account shall be decreased by the amount of cash and the Fair Market Value of any Company property distributed to the Member pursuant to any provision of this Agreement, such Member’s allocable share, if any, of any Tax Book Losses or items of deduction or loss of the Company, and the amount of any liabilities of such Member for which principal responsibility for payment is assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) any transactions that occur or that are deemed to occur as a result of Section 3.3 or Section 3.4 of the Purchase Agreement shall not affect the balance in any Member’s Capital Account; provided, however, that the preceding provision shall not apply with respect to any interest paid pursuant to Section 3.4(g) of the Purchase Agreement;

(d) the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations;

(e) no interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts;

(f) a Member shall not be entitled to withdraw any part of its Capital Account or to receive any Distributions from the Company, except as expressly provided herein;

(g) no loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose. The amount of any loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made;

(h) except as required by the Act, no Member shall have any liability for the return of the Capital Contributions of any other Member;

(i) as of the Effective Date, the initial Capital Account balance of the Class E Preferred Holder shall be the fair market value of the Blocker Preferred as determined in good faith by the Class E Preferred Holder and furnished to the Company and the Company shall inform a holder of Blocker Preferred of such amount within a reasonable period after such a holder’s request; and

(j) as of the Effective Date, the Capital Account balances of the Common Membership Interests shall be “booked up” or “booked down” to reflect their current market values, as determined in good faith by the Company.

Section 3.6 Time of Adjustment for Capital Contributions. For purposes of computing the balance of a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is obligated to make until such Capital Contribution is actually made.

Section 3.7 No Right of Partition. All property of the Company, whether tangible or intangible, shall be deemed to be owned by the Company as an entity. No Member shall have any interest in specific Company property solely by reason of being a Member. Except as specifically contemplated by this Agreement, any other Transaction Document or any other written agreement between the Company and any Member, no Member shall (a) have the right to seek or obtain partition by court decree or operation of Law of any property of the Company or any of its Subsidiaries, (b) have the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or (c) be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.8 Additional Capital Contributions and Financing. No Member shall be required to make any additional Capital Contribution to the Company in respect of the Membership Interests then held by such Member or to provide any additional financing to the Company; provided that a Member may make, in its sole discretion, additional Capital Contributions or provide additional financing to the Company if approved by the Board of Managers in accordance with the provisions of this Agreement (including any approval rights applicable thereto). The provisions of this Section 3.8 are intended solely for the benefit of the

Members in their capacity as Members, and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor (including a Member in its capacity as a creditor) of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to provide any additional financing or to cause the Board of Managers or any other Member to consent to the making of additional Capital Contributions or to the provision of additional financing.

ARTICLE IV

SCHEDULE OF MEMBERS; BOOKS AND RECORDS; AFFIRMATIVE

COVENANTS

Section 4.1 Schedule of Members. The Company shall maintain and keep at its principal office the Schedule of Members on which it shall set forth the name and notice address of each Member, the aggregate number of Membership Interests of each class and the aggregate amount of cash Capital Contributions that have been made by such Member at any time, and the Fair Market Value of any property other than cash contributed by such Member with respect to the Membership Interests (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject).

Section 4.2 Books and Records; Other Documents.

(a) The Company shall keep, or cause to be kept, (i) complete and accurate books and records of account of the Company, (ii) minutes of the proceedings of meetings of the Common Holders, any class of Members, the Board of Managers and any committee of the Board of Managers (including the Compensation Committee), and (iii) a current list of the Managers and Officers and their notice addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being accurately and completely converted into written form within a reasonable time. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with GAAP, and shall at all times be maintained or made available at the principal office of the Company. The Company shall, and shall cause its Subsidiaries to, (A) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the Company and its Subsidiaries and (B) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (2) safeguards are established to prevent unauthorized persons from having access to the assets, including the performance of periodic physical inventories.

(b) At all times the Company shall maintain at its principal office a current list of the name and notice address of each Member, a copy of the Certificate of Formation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the Act.

(c) The Company also shall maintain at all times, at its principal office, copies of the Company’s federal, state, local and foreign income tax returns and reports, if any, and all financial statements of the Company for all years ending after the Effective Date; provided, however, the Company shall not be required to maintain copies of income tax returns and reports, if any, and any financial statements of the Company for any year which each Member has notified Company in writing that such Member’s tax year has been closed.

Section 4.3 Reports and Audits.

(a) Promptly upon request, the Company shall, at the cost and expense of the Company, furnish, or cause to be furnished, to each Member holding in excess of ten percent (10%) of the Common Membership Interests such information relating to the financial condition, operations of the Company or any other aspect of the Company or its business in possession of the Company as any such Member may from time to time reasonably request, excluding access to information that is privileged or that is subject to restrictions of Law on such access.

(b) Each Member holding in excess of ten percent (10%) of the Common Membership Interests shall have the right, at all reasonable times and upon reasonable notice during normal business hours, and at its own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to examine and make copies of or extracts from the books of account of the Company or any other Company record for any purpose reasonably related to such Member’s interest as a Member of the Company, including to satisfy any reporting obligations of such Member under the Exchange Act, and for federal, state, local or foreign income or franchise tax purposes. For so long as the Initial Class A Holders collectively, and/or the Initial Class B Holders collectively, as applicable, hold at least twenty percent (20%) of the Common Membership Interests, such Initial Class A Holders ands/or Initial Class B Holders, as applicable, shall have the right, at all reasonable times and upon reasonable notice during normal business hours and at their own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to conduct an audit of the accounting, financial, disclosure and internal controls of the Company and its Subsidiaries. Such audit right may be exercised through any designated agent or employee of such Initial Class A Holders and/or Initial Class B Holders, as applicable, or their respective Affiliates. The parties agree that such audit is not intended to duplicate in its entirety the audit conducted by the Independent Auditor. The Company and the Member conducting such review or audit shall each bear its own cost of involvement in such review or audit.

(c) Any information provided to any Member pursuant to this Section 4.3 shall be subject to the provisions of Article XIII.

Section 4.4 Tax Matters Member; Filing of Returns.

(a) Pursuant to Section 6231(a) of the Code, or any subsequent similar provision, until changed by a resolution of the Members, FIM is hereby designated as the Company’s “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall have the following rights and responsibilities:

(i) Subject to the provisions of this Section 4.4, the Tax Matters Member shall be entitled to take any action or decline to take any action with respect to taxes, all as required by Law.

(ii) The Tax Matters Member shall take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

(iii) The Tax Matters Member is authorized to represent the Company before the IRS and any other Governmental Entity with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board of Managers deems necessary or advisable.

(iv) The Tax Matters Member shall promptly inform the Joint Majority Holders of all significant matters that may come to its attention in its capacity as the Tax Matters Member and shall forward to the Joint Majority Holders copies of all significant written communications it may receive or submit in such capacity, including any written adjustment by any taxing authority which would affect such Members’ liability for taxes. The Tax Matters Member agrees to consult with the Joint Majority Holders in good faith with respect to any written notice of any inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, and the Tax Matters Member will not settle or otherwise compromise any material tax issue with respect to the Company without the prior written consent of the Joint Majority Holders, which consent shall not be unreasonably withheld or delayed.

(b) At the direction of the Tax Matters Member, the Company shall prepare or cause to be prepared the United States federal, state, local, foreign and any other required tax returns of the Company and shall file or cause to be filed such returns on a timely basis, which returns may have been reviewed by the Independent Auditor.

(c) The Company shall transmit copies of the United States federal tax returns referenced in Section 4.4(b) to the Joint Majority Holders on or before the earliest of (i) July 2, (ii) forty-five calendar days before the due date of each such return, and (iii) such date as is reasonably requested by the Joint Majority Holders. The Company shall not cause any such tax return to be filed unless the Joint Majority Holders have consented to its filing (with a failure to respond within thirty calendar days after receipt being deemed consent); provided, however, that, if the Joint Majority Holders do not consent to the filing of any tax return at least fifteen calendar days before the due date, then the Company (A) shall promptly notify the Joint Majority Holders of the disputed issues; and (B) may file such return after making a good faith effort to incorporate in such return any comments previously received from the Joint Majority Holders.

(d) To the extent appropriate, the Joint Majority Holders shall be consulted in connection with the preparation and filing of tax returns contemplated by this Section 4.4.

(e) Notwithstanding any other provisions of this Section 4.4, the Company shall not take any position on any return for which it does not have substantial authority under relevant tax Law. At the request of the Majority Class A Holders or the Majority Class B Holders, as applicable, the Company shall provide, with respect to any proposed return position, such requesting party with the opinion of a nationally recognized law or accounting firm reasonably acceptable to the Board of Managers stating that such position has substantial authority in relevant tax Law. The fees and costs of such law or accounting firm shall be borne by the Company.

(f) The provisions of this Section 4.4 shall survive the termination of the Company or any Member’s interest in the Company and shall remain binding on the Members for as long as necessary to resolve any and all matters regarding the federal income taxation of the Company or the Members with respect to the Company.

(g) Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of (i) the Company and/or (ii) the Members in connection with the operations of the Company.

(h) For so long as the Initial Class B Holders collectively hold at least twenty percent (20%) of the Common Membership Interests, except in the case of the Company Conversion, each of the Company and the Members shall use their respective best efforts to structure any merger, consolidation, reorganization, recapitalization, contribution, conversion, initial or subsequent Public Offering, initial or subsequent public offering by any Subsidiary of the Company (which is not treated as a corporation for federal income tax purposes prior to such Public Offering) or Public Offering of the Equity Securities of the Company in such a way as not to cause the Company or the relevant Subsidiary to be treated as a corporation for federal income tax purposes. For the avoidance of doubt, this Section 4.4(h) is intended to allow a proportionate amount of the income, gain, loss and deductions of the Company or the relevant Subsidiary to continue to be reported on the tax return of the Class B Holders.

(i) Management Company hereby represents and warrants that it has taken all necessary actions to be classified as an association (taxable as a corporation) under Treasury Regulation Section 301.7701-3 and that it has not made an election pursuant to Code Section 1362. Management Company covenants that it will not change its status for federal income tax purposes without the prior written consent of GM Holdco, which consent shall not be unreasonably withheld.

Section 4.5 Financial Statements and Other Information.

(a) Without limiting the generality of Section 4.3, the Company (which, for purposes of this Section 4.5 shall include GMACI Holdings LLC and its Subsidiaries) shall deliver to each Member holding in excess of five percent (5%) of the Common Membership Interests, the following:

(i) (A) as soon as available, but in any event within four Business Days after the end of each calendar month in each Fiscal Year, a statement of the unaudited Financial Book Income (it being understood that such report shall include pre-tax income, after-tax income and converting entity and non-converting entity income), and within five Business Days after the end of each calendar month in each Fiscal Year, ending month shareholders equity for such monthly period; (B) as soon as available, but in any event within fifteen Business Days after the end of each calendar month in each Fiscal Year, a monthly management financial report summarizing results of the Company for such monthly period and for the period from the beginning of the Fiscal Year setting forth, in each case, comparisons to the annual budget for such Fiscal Year and to the corresponding period in the preceding Fiscal Year; and (C) as soon as available, but in any event within twelve calendar days after the end of each calendar month in each Fiscal Year, a monthly management forecast summarizing the financial projections for the Company for the remainder of such Fiscal Year and setting forth a comparison to the annual budget for such Fiscal Year and to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP. To the extent the twelfth calendar day falls on a non-Business Day, GM and the Company shall agree to a mutually acceptable due date for such monthly period, to be determined at the beginning of each calendar year;

(ii) (A) as soon as available, but in any event within four Business Days after the end of each Fiscal Quarter in each Fiscal Year, a statement of the unaudited Financial Book Income for such quarterly period, and within five Business Days after the end of each calendar month in each Fiscal Year, ending month shareholders equity; and (B) as soon as available, but in any event within fifteen Business Days after the end of each Fiscal Quarter in each Fiscal Year, a management financial report summarizing results of the Company as of the end of such quarterly period, setting forth, in each case, comparisons to the annual budget for such Fiscal Year and to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;

(iii) as soon as available, but in any event within forty calendar days after the end of each of the first three Fiscal Quarters in each Fiscal Year in order to accommodate GM’s accelerated filing of its quarterly reports on Form 10-Q, (A) the final unaudited consolidated statements of Financial Book Income (it being understood that such report shall include pre-tax income, after-tax income and converting entity and non-converting entity income) and cash flows of the Company for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and (B) the final unaudited consolidated balance sheet of the Company as of the end of such quarterly period, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals, shall have been reviewed by the Independent Auditor and shall be certified by the Chief Executive Officer and the Chief Financial Officer;

(iv) (A) as soon as available, but in any event within four Business Days after the end of each Fiscal Year, a statement of the unaudited Financial Book Income for such Fiscal Year, and within five Business Days after the end of each calendar month in each Fiscal Year, ending month shareholders equity; and (B) as soon as available, but in any event within fifteen Business Days after the end of each Fiscal Year a management financial report summarizing results of the Company for such Fiscal Year, and (2) a draft of the unaudited consolidated balance sheet of the Company as of the end of such Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;

(v) as soon as available, but in any event within sixty calendar days after the end of each Fiscal Year in order to accommodate GM’s accelerated filing of its annual reports on Form 10-K, the final consolidated statements of Financial Book Income (it being understood that such report shall include pre-tax income, after-tax income and converting entity and non-converting entity income) and cash flows of the Company for such Fiscal Year and the final consolidated balance sheet of the Company and each of its Subsidiaries as of the end of such Fiscal Year, in each case, prepared in accordance with GAAP, and accompanied by an opinion, unqualified as to scope or compliance with GAAP, of the Independent Auditor;

(vi) promptly, but in any event within two Business Days of discovery, notice of any material revision, modification, amendment, supplement or other change to any of the draft financial statements described in subsections (ii) and (iv) above, which notice shall set forth in reasonable detail such revision, modification, amendment, supplement or other change and the reason therefor;

(vii) within ten Business Days after generation thereof, copies of any internal valuation study or analyses regarding a material portion of the Company’s and its Subsidiaries’ business taken as a whole; and

(viii) prior to the transmission to the public thereof, copies of all press releases and other written statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses.

(b) The Members shall be supplied with all other Company information necessary to enable each Member to prepare its federal, state, local and foreign income tax returns. Such information shall be prepared by the Company, and the Company shall use its reasonable best efforts to deliver such information to each Member with reasonable promptness in light of the timing applicable to the purpose for which such information is to be used by such Member.

(c) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes and in respect of tax accounting policies under this Agreement shall be made by the Board of Managers (subject, as applicable, to Section 8.9(f)) and shall be conclusive and binding on all Members, their Successors in Interest and any other Person, and to the fullest extent permitted by Law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

(d) The Company agrees to cooperate and provide to its Members on a quarterly basis any information reasonably required by the Members to permit such Members to comply with any requirements imposed by Financial Accounting Standards Board Interpretation No. 48.

(e) If GM is required by Law or GAAP to consolidate the financial results of the Company into GM’s financial statements, then the Company shall provide to GM, reasonably promptly upon request (and, so long as GM has timely made such request, within a sufficient period of time so as to enable GM to comply with any Law or GAAP requirement applicable to it), any information reasonably requested by GM for the purposes of such consolidation.

Section 4.6 Independent Auditor. The Company and its Subsidiaries at all times shall engage a Person to audit its financial statements (the “Independent Auditor”) that (a) is an independent public accounting firm within the meaning of the American Institute of Certified Public Accountants’ Code of Professional Conduct (American Institute of Certified Public Accountants, Professional Standards, vol. 2, et sec. 101), (b) is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (c) if the Company were an “issuer” (as defined in the Sarbanes-Oxley Act), would not be in violation of the auditor independence requirements of the Sarbanes-Oxley Act by reason of its acting as the auditor of the Company and its Subsidiaries. Subject to Section 8.9(d), if applicable, the Independent Auditor shall be appointed by the Board of Managers and shall be a nationally recognized certified public accounting firm. The Company shall engage the Independent Auditor from time to time to conduct such review and testing as from time to time may be necessary or reasonably required under the Sarbanes-Oxley Act and to issue to the Company its written opinions and recommendations with respect thereto.

Section 4.7 Budget and Business Plan. The Company shall (a) deliver to each Common Holder holding in excess of ten percent (10%) of the Common Membership Interests a draft of the annual budget and business plan and the corresponding three-year or longer-term business plan of the Company (which, for purposes of this Section 4.7 shall include GMACI Holdings LLC and its Subsidiaries), as submitted by the senior executive officers of the Company for delivery to such Common Holders, not less than fifty calendar days prior to the beginning of the initial Fiscal Year to which such budget and business plan relate; provided that only summary information consistent with the type provided in the monthly forecast described in Section 4.5(a)(i) is due within such fifty-day period (it being understood that such report shall include pre-tax income, after-tax income and converting entity and non-converting entity income and preferred distributions), and the remaining details as described in the last sentence of this Section 4.7 is due not less than thirty days prior to the beginning of the initial Fiscal Year to which such budget and business plan relate; and (b) provide access to the Majority Initial Class A Holders, the Majority Initial Class B Holders and their respective Affiliates so that they may independently discuss such budget and business plan with the senior executive officers of the Company prior to submitting the budget and business plan to the Board of Managers for approval. Upon the request of any Common Holder holding in excess of ten percent (10%) of the Common Membership Interests, the Company shall provide to the requesting Common Holder an update of the information provided under Section 4.7(a) above within a reasonable period of time after receiving such request. The Company shall deliver to each Common Holder holding in excess of ten percent (10%) of the Common Membership Interests a copy of the final budget and business plan approved by the Board of Managers not more than ten calendar days after such approval, which approval shall occur prior to the beginning of the initial Fiscal Year to which such budget and business plan relate. Each such budget shall include a projected GAAP income statement, dividends and balance sheet for the entire Fiscal Year and net income on a monthly basis for the ensuing Fiscal Year and on an annual basis for any subsequent Fiscal Years, together with underlying assumptions and a brief qualitative description of the Company’s business plan by the Chief Executive Officer or the Chief Financial Officer in support of such budget.

Section 4.8 Company Policies. On December 18, 2006, the Board of Managers (a) reconfirmed the policies, standards and procedures relating to the Company and its Subsidiaries set forth on Exhibit E and (b) adopted or reconfirmed, as applicable, the environmental guidelines set forth on Exhibit F. It is the intent of the parties hereto that the Company and its Subsidiaries operate in compliance with all Laws.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions other than from a Company Sale or Dissolution.

(a) Subject to the Act, Section 5.4, and the right of the Board of Managers to suspend the payment of the GM Preferred Accrued Distribution Amount with respect to any one or more Fiscal Quarters with the consent of the Joint Majority Holders, and except as set forth in Section 5.2, Distributions of the GM Preferred Accrued Distribution Amount with respect to the immediately preceding Fiscal Quarter shall be made in cash, except as otherwise may be permitted pursuant to Section 5.6, to the GM Preferred Holders no later than the tenth Business Day following (x) with respect to the first three Fiscal Quarters in each Fiscal Year, the delivery of the financial statements required to be delivered by the Company pursuant to Section 4.5(a)(iii) with respect to such Fiscal Quarter, and (y) with respect to the fourth Fiscal Quarter in each Fiscal Year, the delivery of the financial statements required to be delivered by the Company pursuant to Section 4.5(a)(v) with respect to such Fiscal Year, in each case, ratably among such GM Preferred Holders in proportion to the aggregate GM Preferred Accrued Distribution Amount with respect to the GM Preferred Membership Interests then held by each such GM Preferred Holder either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution; provided that the Board of Managers may reduce any such Distribution to the extent required to avoid a reduction of the equity capital of the Company below the Required Capital Amount, as determined in good faith by the Board of Managers. The Company shall use its commercially reasonable efforts to give written notice to each GM Preferred Holder at least three Business Days prior to any Distribution pursuant to this Section 5.1(a). Notwithstanding the other provisions of this Agreement, in the event that the Company fails to make the full amount of Distributions of the GM Preferred Accrued Distribution Amount pursuant to this

Section 5.1(a) with respect to any Fiscal Quarter, then the Company shall not make any Distributions pursuant to (1) Section 5.1(d) and (2) Section 5.3, in each case, until such time as the Company has made a full Distribution of the GM Preferred Accrued Distribution Amount pursuant to this Section 5.1(a) with respect to a subsequent Fiscal Quarter.

(b) Subject to the Act, except as set forth in Section 5.2, and subject to Section 5.4, Distributions of the Class E Preferred Accrued Distribution Amount shall be payable when, as and if declared by the Board of Managers in cash, in arrears, on a Class E Preferred Payment Distribution Date, ratably among such Class E Preferred Membership Interests then held by the Class E Preferred Holder, either (i) immediately prior to such Distribution, or (ii) if applicable, on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution.

(c) [Reserved.]

(d) Subject to the Act, and except as set forth in the last sentence of Section 5.1(a), Section 5.2, Section 5.3, and Section 5.4 at any time after the Fiscal Quarter ended December 31, 2008, Distributions shall be made when, as and if declared by the Board of Managers, and distributed in the following amounts and order of priority:

(i) first, to the Common Holders, ratably among such Common Holders based on the Company Interest of each such Common Holder either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution, until such Common Holders have received (1) a return of the Agreed Initial Value (taking into account all prior Distributions) plus (2) an amount equal to a ten percent (10%) per annum compound rate of return on the Agreed Initial Value outstanding from time to time after reduction for amounts Distributed to the Common Holders hereunder (disregarding Distributions of the Tax Amount) (the “Hurdle Rate”), provided that for the purpose of computing whether or not the Agreed Initial Value and an amount equal to the Hurdle Rate has been received by the Common Holders, Distributions to the Common Holders to the extent of the Tax Amount shall be disregarded; and

(ii) thereafter, to the Class C-1 Holders and Common Holders based on the Total Interest of each such Class C-1 Holder and Common Holder either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution;

provided, first, that, after the Fiscal Quarter ending December 31, 2008 through the Fiscal Quarter ending December 31, 2011, to the extent that any Distribution contemplated by this clause (d) would in the aggregate exceed forty percent (40%) of the excess of (i) the Financial Book Income generated in any Fiscal Quarter, over (ii) an amount equal to the Distributions made or reserved to be made pursuant to Section 5.1(a) and Section 5.1(b) with respect to such Fiscal Quarter (such excess, the “Distributable Amount”), then that portion of such Distribution in excess of forty percent (40%) of the Distributable Amount that would otherwise have been made to the Initial Class A Holders with respect to 51,631.2902653 Class A Membership

Interests shall instead be retained by the Company, and the Company shall, subject to Section 5.4, issue to each Initial Class A Holder a number of GM Preferred Membership Interests equal to the quotient of (1) (x) the amount of cash Distributions in excess of forty percent (40%) of the Distributable Amount that such Initial Class A Holder otherwise would have been entitled to receive with respect to such Class A Membership Interests pursuant to this Section 5.1(d), divided by (y) 0.9, divided by (2) 1,000; and provided, second, that to the extent any of the Management Units issued by Management Company are not vested, then that portion of the Distributable Amount that would otherwise have been made to the Class C-1 Holders with respect to that portion of Class C-1 Membership Interests equivalent to the Management Units that are not vested at such time shall be held by the Company and shall not be distributed to the Class C-1 Holders until such time as such Management Units are vested. With respect to any such Distribution of additional GM Preferred Membership Interests pursuant to this Section 5.1(d), the Company shall be treated as making a Distribution equal to the product of (1) the GM Preferred Capital Amount of such Preferred Membership Interests and (2) 0.9 for the purposes of determining whether the Hurdle Rate has been satisfied pursuant to Section 5.1(d)(i), and Section 5.2.

(e) (i) Notwithstanding the other provisions of this Section 5.1, Distributions equal to the amount of income taxes that are payable by Management Company on income allocated to Management Company pursuant to Article VI hereof on account of the Class C Membership Interests held by Management Company as determined by the Board of Managers in good faith, shall be made from time to time to the Management Company to the extent the Distributions to Management Company pursuant to this Section 5.1 are otherwise insufficient to pay such income taxes. The aggregate amount of such payments pursuant to this Section 5.1(e)(i) shall be deducted from the next amounts to be Distributed to the Class C-1 Holders pursuant to Section 5.1(d)(i) and/or Section 5.1(d)(ii), as applicable, and Section 5.2, as applicable, and the aggregate amount to be Distributed to all Members pursuant to Section 5.1(d)(ii) and Section 5.2 shall be increased by such deducted amount.

(i) With respect to any taxable period during which the Company continues to be classified as a partnership for federal income tax purposes, the Company shall periodically make tax distributions on Junior Membership Interests to the extent determined to be reasonably necessary by the Board of Managers (“Tax Distributions”) as follows (it being understood that on December 28, 2008 the Board adopted resolutions determining that (x) Tax Distributions with respect to the cancellation of debt income pursuant to clause (A)(1)(b) and the corresponding Tax Distributions pursuant to clause (A)(2) are reasonably necessary and (y) Tax Distributions for the fiscal year 2009 pursuant to clause (A)(1)(a) and the corresponding Tax Distributions pursuant to clause (A)(2), unless GMAC experiences an unforeseen adverse financial condition as determined by the Board, are reasonably necessary):

(A)	(1) For the Class A Holders, pro rata- the sum of:

(a)	The amount of Federal, state, and local income taxes (net of credits) that would be payable by the Class A Holders at an effective tax rate reasonably determined by the Board on the items of net taxable income allocable to such Class A Holder under Article VI with respect to all taxable periods (or portions thereof) beginning on or after January 1, 2009 (as reported on the applicable Internal Revenue Service Schedule K-1) as reasonably determined by the Board of Managers; plus

(b)	The amount determined by dividing:

(i)	The actual aggregate Federal, state, and local income tax actually payable by the Blocker Corps established by affiliates of FIM with respect to cancellation of debt income (and related income items) resulting from the Company’s bond exchanges commenced November 20, 2008 allocated to the Class A Holders (taking into account the impact of any Section 754 election, operating losses, net operating losses, and other tax attributes), by

(ii)	The aggregate indirect Company Interest of such Blocker Corps relative to the Class A Holders as a group with respect to such income, as reasonably determined by the Board of Managers; and

(2)	For the Class B Holders, pro rata: the sum of the amounts set forth in clauses (1)(a) and (b) above multiplied by the aggregate Company Interest of the Class B Holders divided by the aggregate Company Interest of the Class A Holders, as reasonably determined by the Board of Managers.

(B)	The Tax Distributions to the Class A Holders and the Class B Holders referred to in clause A above are, in all events, subject to (i) the approval of the United States Treasury by and through the President’s Designee (as defined in H.R. 7321) and (ii) the Company continuing to meet the minimum amount of equity capital sufficient to satisfy the requirements of the U.S. Bank Holding Company Act of 1956, as amended, or other applicable banking regulations. The President’s Designee has complete discretion to approve or reduce, in whole or in part, any such Tax Distributions and any such action by the President’s Designee is binding on all parties without further review or appeal.

(iii) Any amounts distributed with respect to a Membership Interest pursuant to Section 5.1(e)(ii) shall reduce the amounts that would otherwise be distributable to the holder of such Membership Interest under this Agreement and shall be treated as an advance thereof.

(f) Distributions pursuant to Section 5.1(d) shall be made in cash, except as otherwise contemplated by the second proviso of Section 5.1(d) or as otherwise may be permitted pursuant to Section 5.6, no later than the tenth Business Day following the delivery of the financial statements required to be delivered by the Company pursuant to Section 4.5(a)(iii) with respect to such Fiscal Quarter.

(g) Notwithstanding the other provisions of this Section 5.1, in the event that any Distribution (or portion thereof) that is required to be made pursuant to this Section 5.1 would, based on a good faith determination of the Board of Managers, result in a reduction of the equity capital of the Company below the Required Capital Amount, then such Distribution (or such portion) shall not be made unless it has been approved in writing by at least a majority of the Independent Managers.

Section 5.2 Mandatory Distributions of Available Cash from a Company Sale or Dissolution.

Upon the consummation of a Company Sale or the dissolution of the Company pursuant to Article X, all Available Cash resulting from such Company Sale or from any source during the period of winding up of the Company (and, in the case of the winding up of the Company, subject to Section 10.2) available for distribution to the Members shall be distributed to the Members, subject to the Act, first to the Class E Preferred Membership Interests, the Treasury Preferred and the GM Preferred Membership Interests, in accordance with the Members’ Capital Account balances (determined after taking into account all allocations of Tax Book Profit and Tax Book Loss and items of income, gain, loss or deduction made pursuant to Article VI), and then any remaining amounts shall be distributed in accordance with clauses (iii) and (iv) of the definition of Targeted Residual Distribution.

Section 5.3 Discretionary Distributions. Subject to the provisions of this Article V including Section 5.4, the Board of Managers shall have sole discretion regarding the amount and timing of Distributions to the Common Holders and the Class C Holders, if applicable, in an amount greater than the Distributions required to be made pursuant to Section 5.1(d), Section 5.1(e) or Section 5.2; provided that any Distribution in an amount greater than the Distributions required to be made pursuant to Section 5.1(d), Section 5.1(e) (other than tax distributions pursuant to Section 5.1(e)(ii)) and Section 5.2 shall require the prior written consent of at least a majority of the Independent Managers if, and then only to the extent that, (a) any Rating Agency shall have communicated to the Company, after inquiry, that such proposed Distribution is reasonably likely to result in a downgrade of the credit rating of any unsecured indebtedness of the Company or any Material Subsidiary or a negative change in the outlook of such credit rating of the Company or any of its Material Subsidiaries (a “Credit Downgrade”) or (b) the Board of Managers shall have determined in good faith that if the Company makes all or any portion of such Distribution, it will result in a reduction of the equity capital of the Company below the Required Capital Amount. Distributions made pursuant to this Section 5.3, subject to the Act, shall be distributed in accordance with Section 5.1.

Section 5.4 Restricted Payments; Restrictions on Certain Redemptions.

(a) Unless all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods shall have been paid in full, the Company will not: (i) make any Restricted Payments; (ii) except as set forth in Section 5.4(b), declare or pay any distribution or make any distribution of assets on any Parity Membership Interests, other than distributions in the form of Parity Membership Interests or Junior Membership Interests (it being understood that the Company shall be permitted to make tax distributions on its Junior Membership Interests as provided in clause (i) of the definition of Restricted Payments); or (iii) redeem, purchase or otherwise acquire any Parity Membership Interests, except upon conversion into or exchange for other Parity Membership Interests or Junior Membership Interests.

(b) Whether or not all accrued and unpaid distributions or dividends on the Class E Preferred Membership Interests or Blocker Preferred for all past dividend periods shall have been paid in full, (i) the Company will not make any Restricted Payments on or prior to January 1, 2014, and may only make Restricted Payments after January 1, 2014 if the Restricted Payment Conditions are satisfied, and (ii) so long as any Class E Preferred Membership Interests are outstanding, any Distributions in respect of the Class E Preferred Accrued Distribution Amount, the GM Preferred Accrued Distribution Amount, the Class D-1 Preferred Accrued Distribution Amount or the Class D-2 Preferred Accrued Distribution Amount shall be made on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests; provided, however, that the Company may make any such distributions on the Class E Preferred Membership Interests and any Parity Membership Interests while all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods shall have not been paid in full so long as all such distributions are paid either (A) pro rata so that the amount of Distributions on the Class E Preferred Membership Interests and each such other class or series of Parity Membership Interests shall in all cases bear to each other the same ratio as the accrued returns on the Class E Preferred Membership Interests and such class or series of Parity Membership Interests bear to each other or (B) on another basis that is at least as favorable to the Class E Preferred Holder in the reasonable judgment of the Board of Managers.

(c) So long as any Class E Preferred Membership Interests remain outstanding, if any Parity Membership Interests are redeemed (other than in connection with distributions of stock of the corporation resulting from a Company Conversion), then the Class E Preferred Membership Interests shall also be redeemed on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests.

(d) Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in Section 5.4(a) and Section 5.4(b) shall not prohibit (i) tax distributions on Junior Membership Interests as provided in Section 5.1(e); (ii) the conversion or exchange of Junior Membership Interests for other Junior Membership Interests; and (iii) an exchange pursuant to the Company Conversion.

Section 5.5 Successors. For purposes of determining the amount of Distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Membership Interests.

Section 5.6 Distributions of Assets other than Cash. With the consent of (a) in the case of Distributions to the GM Preferred Holders, the Majority GM Preferred Holders, and (b) in the case of Distributions to the Common Holders, the Joint Majority Holders, and in each case subject to the Act, the Company shall be permitted to distribute property consisting of assets other than cash to the Members; provided that no such consent shall be required in connection with any distribution in-kind pursuant to Section 10.2. For the avoidance of doubt, the Company shall not be permitted to distribute property consisting of assets other than cash to the Class E Preferred Holder (other than pursuant to a GMAC Conversion or, where no distributions are made with respect to any Junior Membership Interest, a liquidation of the Company). With respect to any Distribution of such property, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 5.1, Section 5.2, Section 5.3, and Section 5.4 and such property shall be treated, for purposes of determining the Company’s Tax Book Profit or Tax Book Loss, as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article VI.

Section 5.7 No Set-Off. The Company shall make all Distributions without regard to any claims that the Company or any Subsidiary of the Company or any Member may have against any other Member or any Affiliate of a Member except as provided in Section 5.1(e)(ii).

ARTICLE VI

ALLOCATIONS

Section 6.1 Normal Allocations.

(a) Except as otherwise provided by this Article VI, the Tax Book Profit and Tax Book Loss of the Company for each Fiscal Year (or portion thereof) shall be determined as of the end of each such Fiscal Year (or portion thereof). For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to this Article VI, including the allocations pursuant to Section 6.1(b), with respect to such Fiscal Year, all Tax Book Profits and Tax Book Losses (and items of income, gain, loss and deduction for the Fiscal Year in which the Company consummates a Company Sale or dissolution of the Company pursuant to Article X) shall be allocated to the Members’ Capital Accounts (in the case of Tax Book Profits, income and gain, other than the Capital Account of the Class E Preferred Holder in respect of the Class E Preferred Membership Interests or the Capital Account of any holder of Treasury Preferred in respect of such Treasury Preferred, except to the extent set forth in the last sentence of this Section 6.1(a)) in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Tax Book Value thereof and distribute the proceeds thereof pursuant to the priorities established in the definition of the Targeted Residual Distribution, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Sections 1.704-2(d) and (g)(3)) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(i)) and

(ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year. Tax Book Profits, income and gain shall not be allocated to the Class E Preferred Holder in respect of the Class E Preferred Membership Interests or to any holder of Treasury Preferred in respect of Treasury Preferred pursuant to this Section 6.1(a), except for a priority allocation of Tax Book Profits to the extent necessary to reverse allocations of Tax Book Loss required to be made to such holders, respectively, pursuant to this Section 6.1(a) (and such an allocation of Tax Book Profit shall so be made to such extent).

(b) Class E Preferred Membership Interest and Treasury Preferred Allocations. Notwithstanding anything to the contrary in this Article VI:

(i) Tax Book Profit, if any, shall be allocated to the Capital Account of the Class E Preferred Holder on a priority basis such that at the end of each Fiscal Year, cumulative Tax Book Profit (other than Tax Book Profit allocated pursuant to the last sentence of Section 6.1(a)) allocated to the Capital Account of the Class E Preferred Holder in respect of the Class E Preferred Membership Interest (plus the sum of all amounts allocated pursuant to subsections 6.1(b)(ii) or 6.1(b)(iii) below to the extent attributable to the Class E Preferred Total Coupon, as defined below) from the Effective Date through the end of such Fiscal Year equals the sum of (A) the cumulative amount of cash Distributions made on the Class E Preferred Membership Interest pursuant to Section 5.1(b) and (B) the Class E Preferred Accrued Distribution Amount (such sum, the “Class E Preferred Total Coupon”) (it being understood and agreed that allocations pursuant to this clause (i) shall be considered to be attributable to the Class E Preferred Total Coupon);

(ii) in the event that the Tax Book Value of any Company asset is adjusted after the Effective Date in accordance with the last sentence of the definition of Tax Book Value, any items of book gain attributable to any unrealized appreciation in any Company assets shall be allocated on a priority basis to the Capital Account of the Class E Preferred Holder to the extent that the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount immediately prior to such special allocation exceeds the Capital Account balance of the Class E Preferred Holder immediately prior to such special allocation (it being understood and agreed that allocations pursuant to this clause (ii) for any Fiscal Year shall first be considered to reverse allocations of Tax Book Loss not previously reversed, if any, then be considered to be attributable to the Class E Preferred Total Coupon (to the extent the Class E Preferred Total Coupon exceeds prior allocations attributable thereto) and then be considered residual allocations);

(iii) in any Fiscal Year in which the Company liquidates or redeems any Class E Preferred Membership Interest (other than in connection with a Company Conversion unless and to the extent the Company so chooses in connection with a Company Conversion), any gross income items of the Company for such Fiscal Year and any items of book gain attributable to any unrealized appreciation in any of the Company assets shall be allocated on a priority basis to the Capital Account of the Class E Preferred Holder immediately prior to such liquidation or redemption to the extent that the sum of the Class E Preferred Reference Amount attributable to the Class E Membership Interests receiving liquidating distributions or being redeemed and the Class E Preferred Accrued Distribution Amount attributable thereto, exceeds the Capital Account balance attributable to such Class E Membership Interests immediately prior to such special allocation (it being understood and agreed that allocations pursuant to this clause (iii) for any Fiscal Year shall first be considered to reverse allocations of Tax Book Loss not previously reversed, if any, then be considered to be attributable to the Class E Preferred Total Coupon (to the extent the Class E Preferred Total Coupon exceeds prior allocations attributable thereto) and then be considered residual allocations); and

(iv) allocations shall be made in respect of the Treasury Preferred as provided in the Treasury Preferred Amendments.

Section 6.2 Section 754 Election. At the request of any Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code, and shall cause its Subsidiaries to make similar elections, if available. Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Tax Book Value of any Company asset or to the Members’ Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) or in the determination or allocation of Tax Book Profit or Tax Book Loss for purposes other than such tax purposes.

Section 6.3 Allocations for Tax and Book Purposes. Except as otherwise provided herein, any allocation to a Member for a Fiscal Year or other period of a portion of the Tax Book Profit or Tax Book Loss, or of a specially allocated item, shall be determined to be an allocation to such Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for federal tax purposes.

Section 6.4 Certain Accounting Matters. For purposes of determining Tax Book Profit, Tax Book Loss or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

Section 6.5 Tax Allocations; Code Section 704(c).

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. In addition, all cancellation of indebtedness income resulting from the Exchange Offer and related transactions relating to the Company achieving Bank Holding

Company Status shall be allocated only among the Common Holders owning Common Membership Interests immediately prior to the Exchange Offer (and such related transactions) in accordance with their relative Company Interests.

(b) In the event that the Tax Book Value of any Company asset is subsequently adjusted in accordance with the last sentence of the definition of Tax Book Value, any allocation of income, gain, loss and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the Company and its Tax Book Value in the same manner as under Section 704(c) of the Code and any Treasury Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Managers in a manner that reasonably reflects the purpose and intention of this Agreement.

(c) Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Tax Book Profit, Tax Book Loss or Distributions pursuant to any provision of this Agreement.

Section 6.6 Qualified Income Offset. If any Member receives an unexpected adjustment, allocation or Distribution described in Section 1.704-1(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible. This Section 6.6 is intended to comply with the qualified income offset provision in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.7 Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, items of Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member so as to eliminate such deficit as quickly as possible.

Section 6.8 Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year or other period, each Member shall be allocated items of the Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” for such Fiscal Year or other period (and, if necessary, for subsequent Fiscal Years or periods) in proportion to, and to the extent of, such Member’s share of such net decrease, except to the extent such allocation would not be required by Section 1.704-2(f) of the Treasury Regulations. The amounts referred to in this Section 6.8, and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.8 is intended to constitute a “minimum gain chargeback” provision as described in Section 1.704-2(f) or 1.704-2(j)(2) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.9 Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of the Company income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Section 1.704-2(i)(4) or 1.704-2(j)(2) of the Treasury Regulations. The amounts referred to in this Section 6.9 and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.9 is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.10 Limitations on Tax Book Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 6.1, the amount of Tax Book Loss for any Fiscal Year or other period that would otherwise be allocated to a Member shall not cause or increase a deficit Adjusted Capital Account Balance. Any Tax Book Loss in excess of the limitation set forth in this Section 6.10 shall be allocated among the remaining Members, pro rata based on their respective Company Interests, to the extent such allocations would not cause such remaining Members to have a deficit Adjusted Capital Account Balance.

Section 6.11 Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

Section 6.12 Nonrecourse Deductions. Nonrecourse Deductions, other than Member Nonrecourse Deductions, for any Fiscal Year shall be allocated to the Members in accordance with their respective Company Interests.

Section 6.13 Excess Nonrecourse Liabilities. Nonrecourse Debts of the Company which constitute Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their respective Company Interests.

Section 6.14 Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Year or other period of Nonrecourse Deductions or Member Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in this Article VI, shall be made before any other allocations hereunder.

Section 6.15 Curative Allocations. The allocations set forth in Section 6.6 through Section 6.14 inclusive (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may result in allocations which are not consistent with the manner in which the Members intend to allocate Tax Book Profit and Tax Book Loss or make Company Distributions. Accordingly, notwithstanding the other provisions of this Agreement, Members shall reallocate items of income, gain, deduction and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or other period there is a decrease in Company Minimum Gain, or in Member Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the IRS to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

Section 6.16 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article VI and, except as may otherwise be required by Law, hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 6.17 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Member other than Blocker Sub shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). A Member’s obligation to indemnify the Company under this Section 6.17 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 6.17, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.17, including instituting a lawsuit to collect such indemnification, with interest calculated at a floating rate equal to the prime rate as published from time to time in The Wall Street Journal, plus one percentage point (1%) per annum (but not in excess of the highest rate per annum permitted by Law), compounded annually.

ARTICLE VII

RIGHTS AND DUTIES OF MEMBERS

Section 7.1 Members. The Members of the Company, and their respective class and numbers of Membership Interests, are listed on the Schedule of Members. No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Company.

Section 7.2 No Management or Dissent Rights. Except as set forth herein or otherwise required by Law, the Members shall not have any right to take part in the management or operation of the Company other than through the Managers appointed by the Members to the Board of Managers. No Member shall, without the prior written approval of the Board of Managers, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. Except as required by Law, Members shall not be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 7.3 No Member Fiduciary Duties.

(a) No Member shall, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties) as a Member to the other Members or the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(b) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the Company or any of its Subsidiaries, and neither the Company nor any other Member shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

(c) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, if a Member acquires knowledge, other than solely from or through the Company, of a potential transaction or matter that may be a business opportunity for both such Member and the Company or another Member, such Member shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including fiduciary duties) as a Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

(d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member.

Section 7.4 Meetings of the Common Holders.

(a) An annual meeting of the Common Holders shall be held in Detroit, Michigan, New York, New York or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Managers. In addition to the annual meeting, the Common Holders shall hold three additional meetings on a regular basis, once during each calendar quarter in which the annual meeting is not held, in Detroit, Michigan, New York, New York or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Managers. Prior to each annual and quarterly meeting, the Secretary shall circulate an agenda for such meeting, which agenda shall include a discussion of the financial reports of the Company most recently delivered pursuant to Section 4.5, such other matters relating to the Company as any Common Holder holding in excess of ten percent (10%) of the Voting Power shall request to be included in such agenda and such other matters relating to the Company as the representatives of the Common Holders attending such meeting shall elect to discuss. Any Common Holder holding in excess of ten percent (10%) of the Voting Power may request that the Managers or Officers of the Company participate in such annual and quarterly meetings or make presentations regarding such matters relating to the Company as such Common Holder(s) shall reasonably request; provided that such participation does not unreasonably interfere with the normal performance of their duties.

(b) A special meeting of the Common Holders for any purpose or purposes specified by the person calling the meeting may be called at any time by (i) the Board of Managers, (ii) the Chief Executive Officer, or (iii) any Common Holder holding in excess of ten percent (10%) of the Voting Power. At a special meeting, no business shall be transacted and no action shall be taken other than that stated in the notice for such meeting.

(c) Each Common Holder shall have the right to attend any such meeting. Any Common Holder who is not a natural person shall designate one individual to act as such Common Holder’s legal representative for purposes of voting at such meeting.

Section 7.5 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Common Holders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed (a) with respect to any annual or quarterly meeting, not less than ten nor more than sixty calendar days before the date of the meeting (or if sent by facsimile, not less than five Business Days before the date of the meeting) or (b) with respect to any special meeting, not less than five nor more than thirty calendar days before the date of the meeting (or if sent by facsimile, not less than three Business Days before the date of the meeting), in either case to each Common Holder entitled to vote at such meeting, at its notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Common Holders entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 7.6 Quorum. Any number of Common Holders holding at least a majority of each class or classes of Membership Interests entitled to vote with respect to the business to be transacted and who shall be present in person or by telephone or represented by proxy at any meeting duly called shall constitute a quorum for the transaction of business. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the Board of Managers shall reschedule the meeting no fewer than three nor more than ten Business Days thereafter. If such meeting is rescheduled two consecutive times, then those Common Holders who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meetings shall have been delivered to all Common Holders at least three Business Day prior to the date of each rescheduled meeting.

Section 7.7 Voting.

(a) Except with respect to matters where the separate vote of a particular class of Membership Interests is expressly required hereunder (including in connection with any vote by the Members constituting the Joint Majority Holders, the Majority GM Preferred Holders, the Class E Preferred Holder and as provided in Section 8.3) and as otherwise required by Law, (i) Common Holders holding Class A Membership Interests and Common Holders holding Class B Membership Interests shall vote together as a single class and (ii) Members holding Class C Membership Interests, GM Preferred Membership Interests and Class E Preferred Membership Interests in their capacity as such holders shall have no voting power in connection with the election of Managers and no right or authority to vote on or approve any other matter to be voted on or approved by the Members, whether hereunder, under the Act, at law, in equity or otherwise. Each Class A Holder shall be entitled to one vote for each Class A Membership Interest held by such Common Holder and each Class B Holder shall be entitled to one vote for each Class B Membership Interest held by such Common Holder, in each case, in connection with the election of Managers and on all matters to be voted upon by the Members (without prejudice to any consent rights that the holders of any class or portion of any particular class of Membership Interests have expressly been granted under this Agreement). Each GM Preferred Holder shall be entitled to one vote for each GM Preferred Membership Interest held by such GM Preferred Holder in connection with any matter where the separate vote of the GM Preferred Holders is expressly required hereunder (including in connection with any vote by the Members constituting the Majority GM Preferred Holders) and as otherwise required by Law. Only the Class E Preferred Holder shall be entitled to vote in connection with any matter where only the separate vote of the Class E Preferred Membership Interests is expressly required hereunder. The percentage of the total votes entitled to be cast by any Common Holder or group of Common Holders with respect to such Common Holder’s or group of Common Holders’ Common Membership Interests, calculated pursuant to this Section 7.7, is herein referred to as the “Voting Power” of such Common Holder or Common Holders. Immediately following the consummation of the transactions contemplated by the Purchase Agreement, the Class A Holders holding the Class A Membership Interests shall have fifty-one percent (51%) of the Voting Power and the Class B Holders holding the Class B Membership Interests shall have forty-nine percent (49%) of the Voting Power.

(b) At any meeting of the Common Holders, each Common Holder entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the Voting Power of the number of Membership Interests held in its name on the relevant record date established pursuant to Section 7.9.

(c) Except as otherwise specified herein, when a quorum is present, the affirmative vote of the holders of a majority of the Voting Power of the Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall be the act of the Common Holders, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by any class of Membership Interests is required, the affirmative vote of the Common Holders holding at least a majority of the Voting Power of the Membership Interests of such class present in person or represented by proxy at the meeting of such class shall be the act of such class, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.

(d) Each Member entitled to vote at a meeting of Common Holders or any class of Members or to express consent or dissent to any action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of Common Holders or any class of Members, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary, and no Membership Interests may be represented or voted under a proxy that have been found to be invalid or irregular.

Section 7.8 Action Without a Meeting; Telephonic Meetings.

(a) Any action required to be taken at any annual or special meeting of Common Holders, or at any meeting of any class of Members, or any action that may be taken at any annual or special meeting of such Common Holders or class of Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the Members who signed the consent or consents, shall be signed by Members holding (i) in the case of any action required to be taken at any annual or special meeting of the Common Holders, not less than sixty-six and two-thirds percent (66 2/3%) of the Voting Power of the outstanding Membership Interests, or (ii) in the case of any action required to be taken at any meeting of the Members holding a particular class of Membership Interests, not less than a majority of the Membership Interests of such class, as applicable. Any such consent or consents shall be delivered to the Company by delivery to the Company’s principal place of business, or an Officer or agent of the Company having custody of the book or books in which proceedings of meetings of the Members are recorded. If action is so taken without a meeting by less than unanimous written consent of the Common Holders or of any class of Members, a copy of such written consent shall be delivered promptly to all Common Holders or all Members of such class who have not consented in writing. Any action taken pursuant to such written consent or consents of the Common Holders or any class of Members shall have the same force and effect as if taken by the Members at a meeting of the Common Holders or the Members of such class.

(b) Common Holders may participate in meetings of the Common Holders, and Members of any class of Members may participate in meetings of such class of Members, by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 7.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

Section 7.9 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Common Holders or any class of Members or any adjournment thereof, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than seventy calendar days prior to the date on which the particular meeting or action requiring such determination of Common Holders is to be held or taken. If no record date is fixed by the Board of Managers, the date on which notices of the meetings are mailed or the date on which the resolution of the Board of Managers declaring such Distribution is adopted, as the case may be, shall be the record date. When a determination of the Common Holders has been made as provided in this Section 7.9, such determination shall apply to any adjournment thereof unless the Board of Managers fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty calendar days after the date originally fixed.

Section 7.10 Certain Matters Requiring Special Approval of the Joint Majority Holders.

(a) Notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, engage in any of the following transactions without the prior written consent of the Joint Majority Holders:

(i) any transaction that results in a Company Sale;

(ii) (A) until November 30, 2011, a Public Offering of any Equity Securities by the Company (or any successor thereto) (other than the issuance of any Class D-2 Membership Interests pursuant to the Warrant dated December 29, 2008) if, immediately following the consummation of such Public Offering, the Equity Securities of the Company (or such successor) held by the Initial Class B Holders would cease to represent at least thirty-five and one-tenth percent (35.1%) of the Outstanding Securities of the Company (or of such successor) (after giving effect to any Equity Securities issued in connection therewith); provided that such percentage threshold shall be reduced on a percentage point for percentage point basis to give effect to any Membership Interests Transferred (other than pursuant to clause (ii) of the definition of Exempt Transfer) by the Initial Class B Holders on or prior to the date of such Public Offering; provided, further, that in no event shall such percentage threshold be reduced to less than twenty and one-tenth percent (20.1%) of the Outstanding Securities of the Company (or of such successor) (after giving effect to any Equity Securities issued in connection therewith); and (B) after November 30, 2011, a Public Offering of any Equity Securities by the Company (or any successor thereto) if, immediately following the consummation of such Public Offering, the Equity Securities of the Company held by the Initial Class B Holders would cease to represent at least twenty and one-tenth percent (20.1%) of the Outstanding Securities of the Company (or of such successor) (after giving effect to any Equity Securities issued in connection therewith);

(iii) (A) until November 30, 2011, or GM Holdco’s exercise of its rights under the Call Option, any Public Offering or authorization or issuance of the Equity Securities of any Material Subsidiary of the Company (or any successor thereto) if (1) any Rating Agency has communicated to the Company, after inquiry, that such proposed transaction is reasonably likely to result in a Credit Downgrade, or (2) such Public Offering or issuance of Equity Securities would result in the Company directly or indirectly ceasing to hold in excess of fifty percent (50%) of the Outstanding Securities of such Material Subsidiary, determined on a fully diluted basis, that will represent a majority of the voting rights and economic interest of such Material Subsidiary (after giving effect to any Equity Securities issued in connection therewith), or (B) prior to the earlier to occur of GM Holdco’s exercise of its rights under the Call Option or the termination of the Call Option, any Public Offering or authorization or issuance of the Equity Securities of any Subsidiary of the Company (or any successor thereto) or of any Significant Joint Venture if such Subsidiary or Significant Joint Venture is part of the NAO Business or the IO Business or any portion thereof;

(iv) until November 30, 2011, a Public Offering by the Class A Holders or a Public Offering (provided that the word “Company” in the definition of such term for this purpose is replaced with the phrase “such Person”) by any Class A Holder or any Person directly or indirectly Controlling a Class A Holder, involving, directly or indirectly, any Equity Securities of the Company;

(v) (A) until November 30, 2011, the authorization or issuance by the Company of any Membership Interests if, immediately following such issuance, the Membership Interests held by the Initial Class B Holders would cease to represent at least thirty-five and one-tenth percent (35.1%) of the Company Interests; provided that such percentage threshold shall be reduced on a percentage point for percentage point basis to give effect to any Membership Interests Transferred (other than pursuant to clause (ii) of the definition of Exempt Transfer) by the Initial Class B Holders on or prior to the date of such Public Offering; provided, further, that in no event shall such percentage threshold be reduced to less than twenty and one-tenth percent (20.1%) of the Company Interests; or (B) after November 30, 2011, the authorization or issuance by the Company of any Membership Interests if, immediately following the consummation of such issuance, the Membership Interests held by the Initial Class B Holders would cease to represent at least twenty and one-tenth percent (20.1%) of the Company Interests;

(vi) any merger or consolidation involving the Company or any of its Material Subsidiaries, other than any merger or consolidation (A) of any Material Subsidiary of the Company with and into the Company, (B) of two or more Subsidiaries of the Company into one another, (C) that qualifies as a Company Sale required to be approved, and which is so approved, as provided in subsection (i) above, (D) that constitutes an acquisition that does not require approval under subsection (vii) below, or (E) that constitutes a Transfer that does not require approval under subsection (ix) below;

(vii) the acquisition, including by merger or consolidation, of any business, entity, asset or group of related assets if (A) the equity value, in any one transaction or a series of related transactions in any twelve-month period, of such acquired business, entity, asset or group of related assets exceeds $1 billion, (B) the equity value, in any one transaction or a series of related transactions in any twelve-month period, of such acquired business, entity, asset or group of related assets exceeds $250 million and any Rating Agency has communicated to the Company, after inquiry, that such proposed transaction is reasonably likely to result in a Credit Downgrade or (C) a majority of the Independent Managers determine, regardless of the size of any acquisition otherwise described above, such acquisition is reasonably likely to result in a Credit Downgrade and, after inquiry, any Rating Agency has communicated to the Company that such proposed transaction is reasonably likely to result in a Credit Downgrade, or (D) prior to the termination of the Call Option, such transaction involves the NAO Business or the IO Business or any portion thereof;

(viii) any amendment to the organizational documents of (A) the Company, including the Certificate of Formation and this Agreement, or (B) any of the Material Subsidiaries if, in either case, such amendment could reasonably be expected to have an adverse impact on any Member (including any Member’s rights under this Agreement), the Company or such Material Subsidiary, other than any amendment, but only to the extent necessary, to implement the issuance of Permitted Additional Membership Interests;

(ix) the Transfer of, or permitting any Subsidiary or Significant Joint Venture to Transfer, directly or indirectly, including by merger or consolidation, in any transaction or series of related transactions, assets or any business group, unit or line of business of the Company and/or its Subsidiaries or any Equity Securities of any Subsidiary of the Company or of any Significant Joint Venture if, (A) prior to the earlier of November 30, 2011, or any Transfer pursuant to the exercise by GM Holdco of its rights under the Call Option, (1) the equity value, in any one transaction or a series of related transactions in any twelve-month period, of such transferred business, entity, asset or group of related assets exceeds $1 billion, (2) the equity value, in any one transaction or a series of related transactions in any twelve-month period, of such transferred business, entity, asset or group of related assets exceeds $250 million and any Rating Agency has communicated to the Company, after inquiry, that such proposed transaction is reasonably likely to result in a Credit Downgrade or (3) a majority of the Independent Managers determine, regardless of the size of any Transfer otherwise described above, such Transfer is reasonably likely to result in a Credit Downgrade and, after inquiry, any

Rating Agency has communicated to the Company that such proposed transaction is reasonably likely to result in a Credit Downgrade, or (B) prior to the termination of the Call Option, such transaction involves the NAO Business or the IO Business or any portion thereof; other than, in either case, (w) securitization transactions entered into in the Ordinary Course of Business, (x) other financing related transactions entered into in the Ordinary Course of Business, (y) any Transfer pursuant to the exercise by GM Holdco of its rights under the Call Option or (z) any Transfer contemplated and approved as required by clause (i), (ii), (iii), (iv) or (vi) above;

(x)(A) entering into a new material line of business of the Company or any Subsidiary or (B) engaging in acts making it impossible to carry on the business of the Company or any Material Subsidiary;

(xi) the redemption, purchase or other acquisition, directly or indirectly, of any Membership Interests or other Equity Securities of the Company, other than (A) those Membership Interests or other Equity Securities of the Company held by any current or former officer, manager, director, consultant or employee of the Company or any of its Subsidiaries or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind, (B) redemptions, purchases or other acquisitions that are made pro rata among the Members holding a particular class of Membership Interests or other Equity Securities (provided that the Class A Membership Interests and the Class B Membership Interests shall be treated as a single class of Membership Interests for such purpose), in each case, to the extent that (1) no Rating Agency has communicated to the Company, after inquiry, that such proposed redemption, purchase or other acquisition is reasonably likely to result in a Credit Downgrade or (2) such proposed redemption, purchase or other acquisition will not result in a reduction of the equity capital of the Company (as determined by the Board of Managers) below the Required Capital Amount, unless approved by a majority of the Independent Managers and (C) redemptions, purchases or other acquisitions contemplated by Section 3.1(b); and

(xii) any act or omission resulting in the failure by the Company to make Distributions pursuant to Section 5.1(a), other than any reduction of such Distributions to the extent required to avoid a reduction of the equity capital of the Company below the Required Capital Amount;

provided, first, that the approval rights of the Majority Initial Class B Holders with respect to the matters described in Section 7.10(a)(iii)(B), Section 7.10(a)(vii)(C) and Section 7.10(a)(x)(B) shall terminate at such time as the GM Control Assignee constitutes the Majority Initial Class B Holder; and, provided, second, that, at such time as the GM Control Assignee constitutes the Majority Initial Class B Holder, (x) the reference in each of Section 7.10(a)(ii)(A) and Section 7.10(a)(v)(A) to “thirty-five and one-tenth percent (35.1%)” shall be deemed to be replaced with a reference to “twenty and one-tenth percent (20.1%)” and (y) the proviso in each of Section 7.10(a)(ii)(A) and Section 7.10(a)(v)(A) shall be deemed to be deleted.

(b) The Members hereby acknowledge and agree that the determination of the Majority Initial Class A Holders and the Majority Initial Class B Holders, respectively, as to whether to consent to any of the actions described in Section 7.10(a), shall be entitled to be made in the sole discretion of the Majority Initial Class A Holders and the Majority Initial Class B Holders, respectively, acting in their own best interests.

(c) At such time as neither the Initial Class A Holders nor the Initial Class B Holders hold in excess of twenty percent (20%) of the Voting Power, the provisions of this Section 7.10 shall terminate.

Section 7.11 Certain Matters Requiring Special Approval of the Majority GM Preferred Holders.

(a) Notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not engage in any of the following transactions without the prior written consent of the Majority GM Preferred Holders:

(i) authorize or issue any Equity Securities or debt securities of the Company that (A) rank senior to the GM Preferred Membership Interests with respect to distributions from Available Cash or upon a sale or liquidation of the Company and (B) are accorded the same equity treatment by the Ratings Agencies as the GM Preferred Membership Interests at the time of the authorization or issuance thereof; and

(ii) to the extent that the Company has failed to make Distributions of the GM Preferred Accrued Distribution Amount with respect to the immediately preceding Fiscal Quarter, the redemption, purchase or other acquisition, directly or indirectly, of any Common Membership Interests, Class C Membership Interests or other Equity Securities of the Company in any Fiscal Quarter, other than (A) those Membership Interests or other Equity Securities of the Company or Management Company held by any current or former officer, manager, director, consultant or employee of the Company or any of its Subsidiaries (other than the Class E Preferred Membership Interests) or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind, and (B) GM Preferred Membership Interests in accordance with the terms hereof.

(b) The Members hereby acknowledge and agree that the determination of the Majority GM Preferred Holders as to whether to consent to any of the actions described in Section 7.11(a) shall be entitled to be made in the sole discretion of the Majority GM Preferred Holders acting in their own best interests.

(c) The provisions of this Section 7.11 shall terminate upon the earlier to occur of (i) the redemption of all GM Preferred Membership Interests pursuant to Section 12.5 or (ii) such time as the Unreturned GM Preferred Capital Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero.

Section 7.12 Certain Matters Requiring Special Approval of the Class E Preferred Holder.

(a) Notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not engage in any of the following transactions (other than pursuant to a Company Conversion) without the prior written consent of the Class E Preferred Holder:

(i) alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of this Agreement if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Class E Preferred Membership Interests in any manner materially adverse to the holders of Blocker Preferred, including, the creation of, increase in the authorized number of, or issuance of, any membership interests that rank senior to the Class E Preferred Membership Interests as to distribution rights or rights upon a Company Sale or a liquidation, winding-up or dissolution; and

(ii) redeem any Class E Preferred Membership Interests until such time as the Capital Account balance attributable to the Class E Preferred Membership Interests is equal to at least the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount.

For the avoidance of doubt, notwithstanding the foregoing, the authorization of, the increase in the authorized amount of, or the issuance of any Junior Membership Interests or Parity Membership Interests will not require the consent of the Class E Preferred Holder, and will not be deemed to adversely affect the powers, preferences or right of the holders of Blocker Preferred.

(b) The provisions of this Section 7.12 shall terminate upon the redemption of all Class E Preferred Membership Interests pursuant to Section 12.6.

Section 7.13 Certain Matters Requiring Special Approval of the Treasurer of GM. In addition to (and not in lieu of) any consent, approval or authorization otherwise required pursuant to this Agreement or the internal policies of the Company and/or its Subsidiaries, neither the Company nor any of its Subsidiaries shall be authorized to enter into any secured financing arrangement with any of the GM Entities without the prior written consent of the Treasurer of GM. For purposes of this Section 7.13, “GM Entities” shall mean GM and each of its Subsidiaries, including Subsidiaries formed or acquired after the date of this Agreement, incorporated, domiciled or that has or have a principal place of business in the United States or any territory thereof (other than the Company and its Subsidiaries).

Section 7.14 Removal or Resignation of Members. A Member may not (a) be removed as a Member of the Company without such Member’s prior written consent or (b) resign from the Company without the written consent of the Joint Majority Holders, unless otherwise provided in this Agreement.

Section 7.15 Liability of Members.

(a) Except as otherwise required by Law or as expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third Person. Except as required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Under the Act, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no Distribution to any Member pursuant to Article V or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Members agree that each such Distribution shall constitute a compromise of the Members within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by Law, the Member receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members, and, when funded, shall constitute a Capital Contribution by such Member.

Section 7.16 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for strategic business or investment purposes only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

Section 7.17 Project Agreements. Each party hereto either holding Common Membership Interests or executing this Agreement specifically to be party to this Section 7.17, hereby agrees, and agrees to use its reasonable best efforts to cause each of its Affiliates (including, in the case of FIM, the Company and its Subsidiaries) to promptly and in good faith comply in all material respects with, and perform in all material respects its duties and obligations under, each of the Project Agreements to which such party or any of its Affiliates is a party.

ARTICLE VIII

BOARD OF MANAGERS; OFFICERS

Section 8.1 Establishment of Board of Managers. There is hereby established a committee of Member representatives (the “Board of Managers”) comprised of natural Persons (the “Managers”) having the authority and duties set forth in this Agreement.

The size of the Board of Managers shall initially be thirteen and may from time to time be increased by the Board of Managers with the prior written consent of the Joint Majority Holders. Subject to Section 8.3, the Managers shall be elected at the annual meeting of the Common Holders. Each Manager elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided in this Article VIII.

Section 8.2 General Powers of the Board of Managers. The property, affairs and business of the Company shall be managed by or under the direction of the Board of Managers, except as otherwise expressly provided in this Agreement. In addition to the powers and authority expressly conferred on it by this Agreement, the Board of Managers may exercise all such powers of the Company and do all such lawful acts and things as are permitted by the Act and the Certificate of Formation. Each Manager shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Except as such power is delegated pursuant to Section 8.14, no Manager acting alone, or with any other Managers, shall have the power to act for or on behalf of, or to bind the Company.

Section 8.3 Election of Managers.

(a) For so long as the Initial Class A Holders collectively hold at least fifty percent (50%) of the Class A Membership Interests acquired by FIM pursuant to the Purchase Agreement and the Initial Class B Holders collectively hold at least fifty percent (50%) of the Class B Membership Interests held by them on November 30, 2006, the Board of Managers shall be comprised of the following thirteen Managers:

(i) the Majority Initial Class A Holders shall elect six representatives (the “Class A Managers”) to the Board of Managers to serve as Managers;

(ii) the Majority Initial Class B Holders shall elect four representatives (the “Class B Managers”) to the Board of Managers to serve as Managers;

(iii) in addition to the Class A Managers elected pursuant to Section 8.3(a)(i), the Majority Initial Class A Holders shall elect two representatives who shall be Independent Managers to the Board of Managers to serve as Managers;

(iv) in addition to the Class B Managers elected pursuant to Section 8.3(a)(ii), the Majority Initial Class B Holders shall elect one representative who shall be an Independent Manager to the Board of Managers to serve as a Manager; and

(v) the Joint Majority Holders shall appoint the Chairman of the Board of Managers (the “Chairman”); provided, however, that, following such time as the GM Control Assignee constitutes the Majority Initial Class B Holder, the Chairman shall be appointed by at least a majority of the Class A Managers; and

(b) following such time as the Initial Class A Holders collectively hold less than fifty percent (50%) of the Class A Membership Interests acquired by FIM pursuant to the Purchase Agreement or the Initial Class B Holders collectively hold less than fifty percent (50%) of the Class B Membership Interests held by them on November 30, 2006:

(i) the Majority Initial Class A Holders shall be entitled to elect the number of Managers equal to the product of (A) ten, multiplied by (B) the quotient of (1) the aggregate Voting Power of the Initial Class A Holders, divided by (2) the combined Voting Power of the Initial Class A Holders and the Initial Class B Holders (rounded to the nearest whole number, it being understood that any number ending in .5 will be rounded up);

(ii) the Majority Initial Class B Holders shall be entitled to elect the number of Managers equal to the product of (A) ten, multiplied by (B) the quotient of (1) the aggregate Voting Power of the Initial Class B Holders, divided by (2) the combined Voting Power of the Initial Class A Holders and the Initial Class B Holders (rounded to the nearest whole number, it being understood that any number ending in .5 will be rounded down);

(iii) in addition to the Managers elected pursuant to Section 8.3(b)(i), the Majority Initial Class A Holders shall be entitled to elect the number of Independent Managers equal to the product of (A) three, multiplied by (B) the quotient of (1) the aggregate Voting Power of the Initial Class A Holders, divided by (2) the combined Voting Power of the Initial Class A Holders and the Initial Class B Holders (rounded to the nearest whole number, it being understood that any number ending in .5 will be rounded up);

(iv) in addition to the Managers elected pursuant to Section 8.3(b)(ii), the Majority Initial Class B Holders shall be entitled to elect the number of Independent Managers equal to the product of (A) three, multiplied by (B) the quotient of (1) the aggregate Voting Power of the Initial Class A Holders, divided by (2) the combined Voting Power of the Initial Class A Holders and the Initial Class B Holders (rounded to the nearest whole number, it being understood that any number ending in .5 will be rounded down); and

(v) the Common Holders entitled to elect at least a majority of the Managers pursuant to this Section 8.3(b) shall appoint the Chairman;

provided that the right of the Majority Initial Class A Holders to elect one or more Managers pursuant to this Section 8.3(b) shall terminate following such time as the Initial Class A Holders collectively do not hold at least ten percent (10%) of the Class A Membership Interests; and, provided further that the right of the Majority Initial Class B Holders to elect one or more Managers pursuant to this Section 8.3(b) shall terminate following such time as the Initial Class B Holders collectively do not hold at least ten percent (10%) of the Class B Membership Interests.

(c) Any Class A Manager or Class B Manager shall be removed from the Board of Managers or any committee of the Board of Managers with or without cause at the written request of the holders or other Person that has the right to elect such Manager under this Section 8.3, but only upon such written request and under no other circumstances. Any Independent Manager shall be removed from the Board of Managers or any committee of the Board of Managers with Cause at the written request of the Board of Managers (approved by a majority of members of the Board of Managers other than the Manager being removed), but only upon such written request and under no other circumstances.

(d) Any Manager may resign at any time by giving written notice to the members of the Board of Managers and the Chief Executive Officer or the Secretary. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) If any Manager elected pursuant to this Section 8.3 for any reason ceases to serve as a member of the Board of Managers during such Manager’s term of office, the resulting vacancy on the Board of Managers shall be filled, subject to the conditions of this Section 8.3, by a Manager elected by the Persons who initially elected such Manager, unless Section 8.3(b) would provide for a different right of designation.

(f) The Common Holders entitled to elect a Manager pursuant to this Section 8.3 shall use commercially reasonable efforts to fill a vacancy of its representative, within ninety calendar days after such Common Holders’ representative ceases to serve as a member of the Board of Managers or a committee of the Board of Managers.

Section 8.4 Meetings.

(a) Regular meetings of the Board of Managers may be held in Detroit, Michigan, New York, New York or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Managers, but in no event less than (i) four times during any twelve-month period and (ii) once during any three-month period. Special meetings of the Board of Managers may be called by or at the request of the Chief Executive Officer, and in any event shall be called by the Chief Executive Officer upon the written request of any Manager. Special meeting notices shall state the purposes of the proposed meeting.

(b) Any Manager or any member of a committee of the Board of Managers who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Manager attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Manager shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Manager who voted in favor of such action.

Section 8.5 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Board of Managers and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed not less than five nor more than thirty calendar days before the date of the meeting (or if sent by facsimile or email, not less than three Business Days before the date of the meeting), in each case to each Manager at his or her notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Managers entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 8.6 Quorum. Unless otherwise provided by Law or this Agreement, the presence of Managers constituting a majority of the voting authority of the whole Board of Managers shall be necessary to constitute a quorum for the transaction of business; provided that the presence of at least a majority of the Class A Managers and at least a majority of the Class B Managers shall be required for a quorum to exist. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the President or acting Chairman shall reschedule the meeting to be held not fewer than two nor more than ten Business Days thereafter. If such meeting is rescheduled two consecutive times, then those Managers who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meeting shall have been delivered to all Managers at least two Business Days prior to the date of such rescheduled meeting. Each Manager may designate by proxy any other Manager to attend and act on behalf of the Manager (including voting on all matters brought before the Board of Managers) at a meeting of the Board of Managers, a copy of which proxy shall be delivered to each other Manager at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

Section 8.7 Voting. Each Manager shall be entitled to cast one vote with respect to each matter brought before the Board of Managers (or any committee of the Board of Managers of which such Manager is a member) for approval. Except as otherwise provided by this Agreement, the Act, other Law or the Certificate of Formation, all policies and other matters to be determined by the Managers shall be determined by a majority vote of the members of the Board of Managers present at a meeting at which a quorum is present. No Manager shall be disqualified from voting on matters as to which such Manager or the Persons that elected such Manager may have a conflict of interest, whether such matter is a direct conflict of interest in connection with which the Person that elected such Manager or any affiliate of such Person will engage in a transaction with the Company or one or more of its Subsidiaries (a “Direct Conflict”) or of another nature (an “Indirect Conflict”); provided that (a) prior to voting on any such matter, such Manager shall disclose the fact of any such conflict to the other Managers (other than conflicts arising from such Manager’s relationship with the Persons who elected such Manager) and, if such conflict is a Direct Conflict, the material terms of such transaction and the material facts as to the relationship or interest of the Person that elected such Manager or such Person’s affiliate, (b) any Manager may determine to recuse himself or herself from voting on any matter as to which such Manager or the Person that elected such Manager may have a conflict of interest, and whether or not a Manager recuses himself or herself, if such matter is an Indirect Conflict, the Manager shall have no obligation to disclose the nature or substance of the conflict or any information related thereto other than the fact that a conflict exists and (c) no Manager shall have any duty to disclose to the Company or the Board of Managers confidential information in such Manager’s possession even if it is material and relevant information to the Company and/or the Board of Managers and, in any such case, such Manager shall not be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager by reason of such lack of disclosure of such confidential information.

Section 8.8 Action Without a Meeting; Telephonic Meetings.

(a) On any matter requiring an approval or consent of Managers under this Agreement or the Act, the Managers may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Managers.

(b) Managers may participate in meetings of the Board of Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 8.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

Section 8.9 Certain Matters Requiring Special Manager Approval. In addition to a majority vote of the Board of Managers or any committee of the Board of Managers or any comparable body of any Subsidiary of the Company and, where applicable, the approval rights set forth in Section 8.10, the prior written consent of (x) at least a majority of the Class A Managers for so long as the Initial Class A Holders hold in excess of twenty percent (20%) of the Voting Power and (y) at least a majority of the Class B Managers for so long as the Initial Class B Holders hold in excess of twenty percent (20%) of the Voting Power shall be required at any time to do, or cause to be done, any of the following:

(a) the declaration of a Bankruptcy (or acquiescence with respect thereto), dissolution (to the fullest extent permitted by Law), liquidation, recapitalization or reorganization in any form of transaction, in each case of the Company or any of its Material Subsidiaries;

(b) the entering into, amendment or other modification of any transaction with any Affiliate, Member (other than the Class E Preferred Holder) or any of their Affiliates or any Senior Executive Officer (other than, in the case of any Senior Executive Officer, any agreement or arrangement entered into with such Person in connection with and relating to such Person’s employment with the Company or any of its Subsidiaries, including compensation arrangements), if the value of the consideration provided by the Company and/or any of its Subsidiaries to any such Affiliate, Member or any of their Affiliates or any Senior Executive Officer involves in excess of $5 million or, if there is no monetary consideration paid or quantifiable value exchanged, if the agreement is otherwise material to the Company and/or any of its Subsidiaries (and in any event any amendment or other modification to any agreement set forth on Exhibit G), unless at least a majority of the Independent Managers determines that such transaction is entered into in the Ordinary Course of Business and is on terms no less favorable to the Company or its Subsidiaries, as applicable, than those that would have been obtained in a comparable transaction by the Company or such Subsidiary, as applicable, with a Person that is not an Affiliate;

(c) the incurrence by the Company and its Subsidiaries of Indebtedness (other than intercompany Indebtedness) to the extent that any Rating Agency has communicated to the Company, after inquiry, that such proposed incurrence of Indebtedness is reasonably likely to result a Credit Downgrade, unless, following such time as the GM Control Assignee constitutes the Majority Initial Class B Holder, approved by the Independent Managers pursuant to Section 8.10(c);

(d) any change of the Independent Auditor, unless such replacement Independent Auditor is a “Big Four” accounting firm;

(e) any change in the Company’s or any Material Subsidiary’s name or the adoption of an assumed name under which to conduct the business of the Company or any Material Subsidiary, except as otherwise expressly permitted under or required by the Project Agreements; and

(f) any change in the Company’s Fiscal Year or material change in the Company’s accounting practices and procedures (including internal accounting standards) unless required by GAAP.

Section 8.10 Certain Matters Requiring Special Independent Manager Approval. In addition to a majority vote of the Board of Managers or any committee of the Board of Managers or any comparable body of any Subsidiary of the Company and, where applicable, the approval rights set forth in Section 8.9, the prior written consent of at least a majority of the Independent Managers shall be required at any time to do, or cause to be done, any of the following:

(a) the declaration of a Bankruptcy (or acquiescence with respect thereto), dissolution (to the fullest extent permitted by Law) or liquidation, in each case of the Company or any of its Material Subsidiaries;

(b) the entering into, amendment or other modification of any transaction with any Affiliate, Member (other than the Class E Preferred Holder) or any of their Affiliates or any Senior Executive Officer (other than, in the case of any Senior Executive Officer, any agreement or arrangement entered into with such Person in connection with and relating to such Person’s employment with the Company or any of its Subsidiaries, including compensation arrangements), if the value of the consideration provided by the Company and/or any of its Subsidiaries to any such Affiliate, Member or any of their Affiliates or any Senior Executive Officer involves in excess of $5 million or, if there is no monetary consideration paid or quantifiable value exchanged, if the agreement is otherwise material to the Company and/or any of its Subsidiaries (and in any event any amendment or other modification to any agreement set forth on Exhibit G), unless at least a majority of the Independent Managers determines that such transaction is entered into in the Ordinary Course of Business and is on terms no less favorable to the Company or its Subsidiaries, as applicable, than those that would have been obtained in a comparable transaction by the Company or such Subsidiary, as applicable, with a Person that is not an Affiliate or any their Affiliates; and

(c) the incurrence by the Company and its Subsidiaries of Indebtedness (other than intercompany Indebtedness) to the extent that any Rating Agency has communicated to the Company, after inquiry, that such proposed incurrence of Indebtedness is reasonably likely to result in a Credit Downgrade.

Section 8.11 Certain Matters Requiring Board Discussion. Without limiting the matters to be discussed from time to time by the Board of Managers, the prior discussion by the Board of Managers shall be required at any time to do, or cause to be done, any of the following:

(a) any Transfer by the Company or any of its Subsidiaries, directly or indirectly, in any transaction or series of related transactions, of assets or any business group, unit or line of business of the Company and/or its Subsidiaries or any Equity Securities of any Subsidiary of the Company if the equity value of such assets, business group, unit or line of business or Equity Securities in any one or a series of related transactions in any twelve-month period exceeds $250 million; provided that (i) securitization transactions entered into in the Ordinary Course of Business, (ii) other financing related transactions entered into in the Ordinary Course of Business, or (iii) any Transfer pursuant to the terms of the Call Option shall be discussed by the Board of Managers only if and to the extent that the Board of Managers from time to time shall establish a policy requiring such discussions; and

(b) the acquisition, including by merger or consolidation, of any business, entity, asset or group of related assets, in any one or a series of related transactions in any twelve-month period, if the equity value of such acquired businesses, entities, assets or groups of related assets exceeds $250 million.

Section 8.12 Compensation of Managers; Expense Reimbursement. Managers that are also Officers of the Company or employees of any of the Members or their Affiliates shall not receive any stated fee for services in their capacity as Managers; provided, however, that nothing herein contained shall be construed to preclude any Manager from serving the Company or any Subsidiary in any other capacity and receiving compensation therefor. Managers that are not also Officers of the Company or employees of any of the Members or their Affiliates may receive a stated salary for their services as Managers, in each case as determined from time to time by the Board of Managers. Managers shall be reimbursed by the Company for any reasonable out-of-pocket expenses related to attendance at each regular or special meeting of the Board of Managers subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 8.13 Committees of the Board of Managers.

(a) The Board of Managers may by resolution designate one or more committees, each of which shall be comprised of two or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Board of Managers, replace absent or disqualified Managers at any meeting of that committee. Except as set forth in this Section 8.12, otherwise waived by the Majority Initial Class A Holders or the Majority Initial Class B Holders, as applicable, or required by Law or the rules of any securities exchange or other self regulatory organization from time to time applicable to the Company, the proportion of Class A Managers and the Class B Managers on each committee of the Board of Managers shall be as nearly as possible given the number of Managers serving on the committee the same as the relative proportion of such Managers on the Board of Managers; provided that at least one Class A Manager and at least one Class B Manager shall serve on each committee of the Board of Managers, except, in each case, as otherwise may be provided herein. Subject to Section 8.9, any decisions to be made by a committee of the Board of Managers shall require the approval of a majority of the votes of such committee of the Board of Managers. To the extent not prohibited by Law or stock exchange listing requirement, any Manager may attend the meetings of any committee of the Board of Managers on which he or she does not serve, as a non-voting observer.

(b) Any committee of the Board of Managers, to the extent provided in any resolution of the Board of Managers, shall have and may exercise all of the authority of the Board of Managers, subject to the limitations set forth in Section 8.13(c) or in the establishment of such committee. Any committee members may be removed, or any authority granted thereto may be revoked, at any time for any reason by a majority of the Board of Managers subject to the limits on designation of replacement provided above and provided that a Class A Manager may be removed only by the Majority Initial Class A Holders and that a Class B Manager may be removed only by the Majority Initial Class B Holders. Each committee of Managers may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement or by a resolution of the Board of Managers designating such committee.

(c) No committee of the Board of Managers shall have the authority of the Board of Managers with respect to any matters (i) subject to the approval rights set forth in Section 7.10 and Section 8.10, (ii) subject to the approval rights set forth in Section 8.9, unless the Joint Majority holders first consent in writing to such delegation, in which case (x) the voting requirements set forth in Section 8.9 will not apply to matters that come before the committee notwithstanding any other provision of this Agreement and (y) the committee will act on delegated matters that come before it in accordance with any terms and conditions of such delegation, or (iii) otherwise subject to the approval rights of the Joint Majority Holders or the Independent Managers.

(d) There is hereby established an audit committee of the Board of Managers (the “Audit Committee”) initially comprised of three Independent Managers consisting of the Independent Managers; provided, however, that if any of the Independent Managers is prohibited from serving on the Audit Committee by any Law or stock exchange listing requirement, then the Audit Committee may be comprised of fewer than three Independent Managers during the period of such prohibition, but in no event less than two Independent Managers (provided, that if there are less than two Independent Managers that are able to serve on the Audit Committee, the Majority Initial Class A Holders and Majority Initial Class B Holders shall use commercially reasonable efforts to provide for a mutually acceptable solution). The Majority Initial Class B Holders shall have the right to designate the Chairman of the Audit Committee so long as the Independent Manager elected by the Majority Initial Class B Holders is a member of the Audit Committee, and, if not, the Majority Initial Class A Holders shall have the right to designate the Chairman of the Audit Committee. The Audit Committee shall have and may exercise the powers, authority and responsibilities that are normally appropriate for the functions of an audit committee. The Audit Committee shall report its actions, findings and reports to the Board of Managers on a regular basis.

(e) There is hereby established the compensation committee of the Board of Managers (the “Compensation Committee”) initially comprised of three Managers consisting of two Class A Managers and one Class B Manager. One of the Class A Managers serving on the Compensation Committee initially shall be the Chairman of the Compensation Committee. The Compensation Committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Company. The Compensation Committee shall determine the compensation of (i) employees of the Company who are Managers of the Company and (ii) upon the recommendation of the Chief Executive Officer, all Officers or any other employee of the Company who occupies such other position as may be designated by the Compensation Committee from time to time. The Compensation Committee shall review the compensation of any director, manager, officer or other employee of any Subsidiary of the Company as may be designated by the Compensation Committee from time to time to determine if it has any objection to such compensation. The Compensation Committee shall have and may exercise the powers and authority granted to it by any incentive compensation plan for employees of the Company.

Section 8.14 Delegation of Authority. The Board of Managers may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person (including any Member, Officer or Manager) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion, except with respect to any matters (a) subject to the approval rights set forth in Section 7.10 and Section 8.10, (b) subject to the approval rights set forth in Section 8.9, other than delegations to a committee of the Board of Managers pursuant to Section 8.13(c), or (c) otherwise subject to the approval rights of the Joint Majority Holders or the Independent Managers. Any delegation pursuant to this Section 8.14 may be revoked at any time and for any reason or no reason by the Board of Managers.

Section 8.15 Officers.

(a) The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, one or more Presidents, a Secretary and such other Officers as may be appointed in accordance with the terms of this Agreement. One Person may hold, and perform the duties of, any two or more of such offices.

(b) The Chief Executive Officer and the Chief Financial Officer each shall be appointed by a majority of the Class A Managers following discussion with the Class B

Managers; provided that a majority of the Class B Managers shall have the right to object to the appointment of any individual if such Managers reasonably believe that such individual is not properly qualified (which qualifications shall include such individual’s work experience, education and background) to serve as the Chief Executive Officer or the Chief Financial Officer, as applicable, in which case the Class A Managers shall propose another individual to act as the Chief Executive Officer or the Chief Financial Officer, as applicable. The President, Auto Finance shall be appointed by the Joint Majority Holders; provided, however, that, following such time as the GM Control Assignee constitutes the Majority Initial Class B Holder, the President, Auto Finance shall be appointed by a majority of the members of the Board of Managers in accordance with the following sentence. All other Officers shall be appointed by a majority of the members of the Board of Managers; provided that each such Officer (other than the Secretary) shall be appointed following the nomination of such Officer by the Chief Financial Officer or any President, as applicable, following consultation with the Chief Executive Officer. Any Officer may be removed, with or without cause, at any time by the Persons who initially appointed such Officer; provided that the Persons that did not initially appoint such Officer shall have the right, by written notice to the Persons who initially appointed such Officer, to request the removal of such Officer, which notice shall set forth in reasonable details the reasons for such request, and the Persons who initially appointed such Officer shall in good faith consider such request.

(c) No Officer shall have any rights or powers beyond the rights and powers granted to such Officers in this Agreement or by action of the Board of Managers. The Chief Executive Officer, Presidents, Chief Financial Officer and Secretary shall have the following duties and responsibilities:

(i) Chief Executive Officer. The Chief Executive Officer of the Company (the “Chief Executive Officer”) shall perform such duties as may be assigned to them from time to time by the Board of Managers. Subject to the direction of the Board of Managers, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company. He or she shall from time to time report to the Board of Managers all matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers. The Chief Executive Officer shall see that all resolutions and orders of the Board of Managers are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any President and the other Officers such of his or her powers and such of his or her duties as the Board of Managers may deem to be advisable.

(ii) Presidents.

(A) The Presidents of the Company (each a “President”) shall perform such duties as may be assigned to them from time to time by the Board of Managers or as may be designated by the Chief Executive Officer. Each President shall have the right, subject to the approval of the Board of Managers pursuant to Section 8.15(b) and following consultation with the Chief Executive Officer, to nominate the Officers who will report to such President or to any Person to whom such President delegates his or her authority.

(B) The President, Auto Finance of the Company (the “President, Auto Finance”) shall perform such duties as may be assigned to him or her from time to time by the Board of Managers or as may be designated by the Chief Executive Officer. Subject to the direction of the Chief Executive Officer, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the global Auto Finance division of the Company.

(C) The President, Residential Capital, LLC of the Company shall perform such duties as may be assigned to him or her from time to time by the Board of Managers or as may be designated by the Chief Executive Officer. Subject to the direction of the Chief Executive Officer, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the mortgage operations division of the Company.

(iii) Chief Financial Officer. The Chief Financial Officer of the Company (the “Chief Financial Officer”) shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Managers or by any Officer authorized by the Board of Managers to make such designation. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. The Chief Financial Officer shall have the right, subject to the approval of the Board of Managers pursuant to Section 8.15(b) and following consultation with the Chief Executive Officer, to nominate the Officers who will report to him or her or to any Person to whom the Chief Financial Officer delegates his or her authority.

(iv) Secretary. The Secretary of the Company (the “Secretary”) shall attend all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members and, when necessary, of the Board of Managers. The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. To the greatest extent possible, the Secretary shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the Company as directed by the Board of Managers.

Section 8.16 Standard of Care; Fiduciary Duties; Liability of Managers and Officers.

(a) Any Member, Manager or Officer, in the performance of such Member’s, Manager’s or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the Company or any of its Subsidiaries, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Board of Managers or the Company or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member, Manager, Officer or the Company or any of its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(b) On any matter involving a conflict of interest not provided for in this Agreement, each Manager and Officer shall be guided by its reasonable judgment as to the best interests of the Company and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

(c) Subject to, and as limited by the provisions of this Agreement (including Section 8.7), the Managers and the Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law of the State of Delaware; provided that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Managers and provided, further, that, other than in connection with a Direct Conflict, no Manager and no Common Holder that elected such Manager shall have any duty to disclose to the Company or the Board of Managers confidential information in such Manager’s or Common Holder’s possession even if it is material and relevant information to the Company and/or the Board of Managers and neither such Manager nor such Common Holder shall be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager or Member by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of a Manager or Officer otherwise existing at Law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Manager or Officer. Notwithstanding the foregoing provisions and Section 8.16(f), except as otherwise expressly provided in this Agreement or any other written agreement entered into by the Company or any of its Subsidiaries and any Manager, if a Manager acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Common Holder that has the right to designate such Manager hereunder and the Company or another Member, such Manager shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager by reason of the fact that such Manager directs such opportunity to the Common Holder that has the right to designate such Manager or any other

Person, or does not communicate information regarding such opportunity to the Company, and any such direction of an opportunity by such Manager, and any action with respect to such an opportunity by such Common Holder, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.

(d) Except as required by the Act, no individual who is a Manager or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a Manager or an Officer or any combination of the foregoing.

(e) No Manager or Officer shall be liable to the Company or any Member for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office.

(f) No Manager shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty as a Manager; provided that the foregoing shall not eliminate or limit the liability of a Manager: (i) for any breach of such Manager’s duty of loyalty to the Company or its Members (as such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (iii) for any transaction from which such Manager derived an improper personal benefit.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS; SUBSTITUTED MEMBERS

Section 9.1 Limitations on Transfer of Membership Interests.

(a) From November 30, 2006 until November 30, 2011, no Common Holder may Transfer any Common Membership Interests (or any portion thereof), except (i) pursuant to Section 12.2, Section 12.4 or Section 12.7, (ii) to any Affiliate of such Common Holder, (iii) in the case of any Class A Holder, to any direct or indirect equityholder (or Affiliate of any direct or indirect equityholder) of such Class A Holder, (iv) in the case of any Class A Holder, to any Person with the prior written consent of the Majority Initial Class B Holders (which may be given or withheld in their discretion), (v) in the case of any Class B Holder, to any Person with the prior written consent of the Majority Initial Class A Holders (which may be given or withheld in their discretion), (vi) in the case of GM Holdco, up to thirty percent (30%) of the Common Membership Interests held by GM Holdco as of the Effective Date, subject to compliance with Section 9.2, to any Person, so long as, with respect to clause (ii), (iii), (iv), (v) or (vi) above, the Person to whom such Common Membership Interests are Transferred, executes, simultaneously with such Transfer, an addendum to this Agreement, setting forth such Person’s agreement to be bound by the terms and conditions of this Agreement and the Call

Option, and assuming all obligations of the assignor with respect to the acquired Common Membership Interest, on terms reasonably satisfactory to the Company and, in the case of a Transfer by any Class B Holder, to the Majority Initial Class A Holders or (vii) in connection with a Company Conversion (each Transfer pursuant to clause (i) through (vii) inclusive, an “Exempt Transfer”).

(b) From and after November 30, 2011, no Common Holder may Transfer any Common Membership Interests (or any portion thereof) except (i) in compliance with Section 9.2, (ii) pursuant to an Exempt Transfer or as contemplated by Section 12.2, Section 12.4 or Section 12.7 or (iii) in connection with a Company Conversion.

(c) From and after the Effective Date, no Member may Transfer any Class C Membership Interests (or any portion thereof) except in compliance with Section 9.2(f) or as contemplated by Section 12.2 or Section 12.4 or in connection with a Company Conversion.

(d) From and after the Effective Date, the Class E Holder agrees that it shall not be permitted to Transfer any Class E Preferred Membership Interest except with prior written consent of the Board of Managers of the Company (other than pursuant to a Company Conversion).

(e) Each Member agrees that the Transfer restrictions set forth in this Agreement may not be avoided by Transferring interests in any Person who directly holds Common Membership Interests in the Company. Notwithstanding anything to the contrary contained in this Agreement, (i) the equityholders of FIM (other than funds and accounts managed by Cerberus Capital Management, L.P.) shall have the right to Transfer, directly or indirectly, any or all of their interests in FIM to any other Person that is an equityholder of FIM or Cerberus FIM Investors, LLC as of the Effective Date, and (ii) Aozora Bank Limited shall have the right to Transfer, directly or indirectly, its interests in FIM to one or more third Persons so long as Aozora Bank Limited continues to hold interests of FIM representing not less than fifty percent (50%) of its capital commitment to FIM as of the date of the Purchase Agreement.

(f) Notwithstanding anything to the contrary contained in this Section 9.1, no Transfer of any Membership Interests to an Affiliate may take place without the consent of the other Members if such Transfer would result in the termination of the Company within the meaning of Section 708 of the Code and such termination would have a material adverse effect on the Company or any Member.

Section 9.2 Right of First Offer; Co-Sale Rights.

(a) From and after the Effective Date, if GM Holdco as contemplated by Section 9.1(a)(vi), or, from and after November 30, 2011, if any Common Holder (the “Transferring Holder”) desires to Transfer any or all of its Common Membership Interests (the direct or indirect interests of the Company that are proposed to be Transferred, the “Offered Membership Interests”), then prior to entering into a binding agreement with respect to such Transfer, the Transferring Holder shall deliver a notice (the “Sale Notice”) to the other Common Holders of its desire to Transfer the Offered Membership Interests.

(b) Each of the Common Holders holding in excess of ten percent (10%) of the Common Membership Interests (such Common Holders, collectively, the “Ten Percent Holders”) may (in its sole discretion, without any obligation to do so) within twenty calendar days after receipt of the Sale Notice, offer to purchase all (but not less than all) of the Offered Membership Interests specified in the Sale Notice, whether by itself or together with one or more other Ten Percent Holders (each Ten Percent Holders submitting such offer, an “Offering Member”), by delivering a written notice to the Transferring Holder and the other Common Holders, specifying the proposed purchase price and in reasonable detail the other material terms and conditions of the offer (each an “Offer”). In addition, each Common Holder may (in its sole discretion without any obligation to do so) within such time period elect to participate in the contemplated Transfer by delivering a written notice to the Transferring Holder, specifying the sale price at or above which it would sell all or any portion of its Pro Rata Share of the Offered Membership Interests (each a “Co-Sale Offer”).

(c) Within ten calendar days after the delivery of one or more Offers to the Transferring Holder and the other Ten Percent Holders, the Transferring Holder may accept any one of the Offers or reject any or all of the Offers in its sole discretion by delivery of a written notice of such acceptance or rejection, as the case may be, to the Offering Members (the “Acceptance/Rejection Notice”).

(d) If the Transferring Holder accepts one of the Offers (the “Accepted Offer”), then the Offering Members whose Offer(s) were rejected by the Transferring Holder shall have the right (but not the obligation), by giving written notice to the Transferring Holder and the Offering Member(s) that submitted the Accepted Offer within five calendar days following the delivery of the Acceptance/Rejection Notice, to participate in the proposed Transfer on the terms and subject to the conditions set forth in the Accepted Offer (all Offering Members participating in such Transfer, the “Accepting Offering Members”) and to purchase the number of Offered Membership Interests to be Transferred by the Transferring Member as shall be equal to the product obtained by multiplying (i) the total number of Offered Membership Interests, by (ii) a fraction (A) the numerator of which shall be the total number of Common Membership Interests held by such Accepting Offering Member as of the date of the Acceptance/Rejection Notice and (B) the denominator of which shall be the total number of Common Membership Interests then held by all Accepting Offering Members. If the Transferring Holder has accepted one of the Offers, then the Transferring Holder and the Accepting Offering Members shall promptly and in good faith negotiate and enter into written definitive agreements setting forth the definitive terms of the Accepted Offer.

(e) If (i)(A) the Transferring Holder and the Accepting Offering Members do not enter into a definitive agreement regarding the purchase of the Offered Membership Interests within forty calendar days after delivery of the Acceptance/Rejection Notice, (B) the Transferring Holder rejects all of the Offers or (C) no Offer is made and either (ii)(A) none of the other Common Holders gives a Co-Sale Offer within the time period set forth in Section 9.2(b) or (B) the Transferring Holder accepts a price lower than the price set forth in the Co-Sale Offer(s), then the Transferring Holder may Transfer all (but not less than all) of the Offered Membership Interests (in the case of clause (i)(A) or (i)(B) above, at a price and on terms that are no more favorable to the prospective acquirer than the terms and conditions specified in any

Offer) for a period ending on the later to occur of (x) one hundred twenty calendar days thereafter or (y) if a definitive agreement to Transfer the Offered Membership Interests is entered into by the Transferring Holder within such one hundred twenty calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated; provided that each of the Company and the Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Member in connection with such Transfer. If, however, the Transferring Holder fails so to complete such Transfer of the Offered Membership Interests within such time period or if any such agreement to Transfer is terminated, then any proposed Transfer shall again become subject to the Ten Percent Holders’ right of first offer and the Common Holders’ co-sale rights set forth in this Section 9.2 and to the other provisions of this Article IX.

(f) If (i)(A) the Transferring Holder and the Accepting Offering Members do not enter into a definitive agreement regarding the purchase of the Offered Membership Interests within forty calendar days after delivery of the Acceptance/Rejection Notice, (B) the Transferring Holder rejects all of the Offers or (C) no Offer is made and (ii) any of the Common Holders have elected to participate in such Transfer at or above the sale price set forth in the definitive agreements governing such Transfer (such Common Holders, the “Co-Sale Members”), then the Transferring Holder may Transfer Offered Membership Interests to any Person and the Co-Sale Members shall be entitled to sell in the contemplated Transfer, for a period ending on the later to occur of (1) one hundred twenty calendar days thereafter or (2) if a definitive agreement to Transfer the Offered Membership Interests is entered into by the Transferring Holder within such one hundred twenty calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated; provided that each of the Company and the Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Member in connection with such Transfer. In such Transfer, the Co-Sale Members shall each be entitled to sell, at the same price and on the same terms as the Transferring Holder, all or any portion of such Co-Sale Member’s Pro Rata Share of the Offered Membership Interests. “Pro Rata Share” means a number of Common Membership Interests up to the number equal to the total number of Offered Membership Interests, multiplied by a fraction (x) the numerator of which is the number of Common Membership Interests held by such Co-Sale Member, and (y) the denominator of which is the number of Common Membership Interests held, in the aggregate, by the Transferring Holder and all Co-Sale Members. Subject to Section 12.7(d), the Transferring Holder shall not Transfer any of the Offered Membership Interests to any prospective Transferee if such prospective Transferee declines to allow the participation of the Co-Sale Members, unless the Transferring Holder acquires from each Co-Sale Member (at the price set forth in the definitive agreement governing the Transfer by the Transferring Holder) the number of Common Membership Interests such Co-Sale Member would have been entitled to Transfer to the prospective Transferee (or, if less, the number of Membership Interests that such Co-Sale Member requested to Transfer to such Transferee). Each Co-Sale Member Transferring Common Membership Interests pursuant to this Section 9.2(f) shall pay its own costs of any sale and a pro rata share (based on the relative consideration to be received in respect of the Common Membership Interests to be sold) of the expenses incurred by the Co-Sale Members Transferring Common Membership Interests pursuant to this Section 9.2(f) (to the extent such costs are incurred for the benefit of all of such Co-Sale Members and are not otherwise paid by the Transferee) in connection with such Transfer and shall be obligated to provide the same representations, warranties, covenants and agreements that the Transferring Holder agrees to provide in connection with such Transfer. Each Co-Sale Member Transferring Common Membership Interests pursuant to this Section 9.2(f) shall be obligated to join severally on a pro rata basis (based on the relative consideration to be received in respect of the Common Membership Interests to be sold) in any indemnification or other obligations that the Transferring Holder agrees to provide or undertake in connection with such Transfer (including any representations given with respect to the business and condition of the Company and/or its Subsidiaries, but other than any such obligations that relate specifically to a particular Co-Sale Member, such as indemnification with respect to representations and warranties given by a Co-Sale Member regarding such Co-Sale Member’s non-contravention, title and ownership of, and authority to sell, such Common Membership Interests); provided that the liability resulting from any such indemnity or similar obligation shall be several and not joint as among the indemnitors. If, however, the Transferring Holder fails so to complete such Transfer of the Offered Membership Interests within the time period set forth above or if any such agreement to Transfer is terminated, then any proposed Transfer shall again become subject to the Ten Percent Holders’ right of first offer and the Co-Sale Member’s co-sale rights set forth in this Section 9.2 and to the other provisions of this Article IX. The right of first offer and co-sale rights set forth in this Section 9.2 shall not apply to any Transfer contemplated by Section 12.2 and/or Section 12.7(a), and the co-sale rights set forth in this Section 9.2 shall not apply with respect to any Transfer consummated in accordance with the participation rights set forth in the Registration Rights Agreement. The co-sale rights set forth in this Section 9.2 shall terminate with respect to any Co-Sale Member at such time as such Co-Sale Member holds less than twenty percent (20%) of the Common Membership Interests. For the purposes of this Section 9.2(f), in the event that a Transferring Holder is Transferring Offered Membership Interests, following the later to occur of (x) November 30, 2011, and (y) two years following the initial Public Offering of the Company unless such Public Offering occurs prior to November 30, 2009, in which case following the second anniversary of such Public Offering, in excess of forty percent (40%) of the Common Membership Interests outstanding at such time are proposed to be Transferred, then (1) the definition of “Co-Sale Members” shall be deemed to include the Class C-1 Holders with respect to that portion of Class C-1 Membership Interest equivalent to the vested Management Units, provided that the Transferee shall have agreed in writing to accept Class C-1 Membership Interests, in which case the price at which such Class C-1 Holders may sell their Class C-1 Membership Interests shall be the consideration proposed to be paid by the Transferee with respect to the Class C-1 Membership Interests, which consideration may be less than the consideration to be paid to the other members with respect to the Membership Interests to be Transferred by them in such transfer and (2) the phrase “Common Membership Interests” in the definition of “Pro Rata Share” shall be replaced with the phrase “Membership Interests.”

Section 9.3 Void Transfers. To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the Company in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported Transferee shall have no right to any profits, losses or Distributions of the Company or any other rights of a Member.

Section 9.4 Substituted Member. Each Person to whom any Membership Interest is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement and the Call Option as a holder of such Membership Interests. Upon such agreement, such Person shall become a Substituted Member entitled to all the rights of a Member with respect to such Membership Interest, and the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and Company Interests of such Substituted Member and to eliminate the name and notice address of and other information relating to the Transferee with regard to the Transferred Membership Interests.

Section 9.5 Effect of Transfer. Following a Transfer of any Membership Interests that is permitted under this Article IX, the Transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Membership Interests, and shall receive allocations and Distributions under Article V and Article X in respect of such Membership Interests as if such Transferee were a Member.

Section 9.6 Additional Transfer Restrictions.

(a) For so long as GM Holdco and its Affiliates collectively hold at least twenty percent (20%) of the Common Membership Interests, no Member (other than GM Holdco and its Affiliates) may Transfer, without the prior written consent of GM Holdco or in connection with a Transfer pursuant to Section 9.2(f), any of its Membership Interests to any Person, or to any Affiliate of any Person, that is engaged in the business of manufacturing, developing, producing, marketing, licensing, selling or distributing motor vehicles (but not component parts) in competition with GM and its Subsidiaries in any material market or sub-market or such business constitutes a material portion of its business or the applicable industry taken as a whole in such market or sub-market.

(b) Any Member proposing to make a Transfer of its Membership Interest pursuant to this Article IX and the proposed Transferee shall obtain (at its sole cost and expense, but with all reasonable cooperation from the Company) any waivers, consents or approvals from any third Person (including any Governmental Entity) that may be necessary in connection with the proposed Transfer and the admission of the proposed Transferee as a Substitute Member, if applicable.

(c) Notwithstanding any other provisions of this Article IX, no Transfer of Membership Interests subject to this Article IX may be made unless in the opinion of counsel

(who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Managers and counsel for the Company (which opinion requirement may be waived, in whole or in part, at the discretion of the Board of Managers), such Transfer would not (i) violate any federal securities Laws or any state securities or “blue sky” Laws (including any investor suitability standards) applicable to the Company or the Membership Interests to be Transferred, (ii) cause the Company to be required to register as an “investment company” under the 1940 Act, (iii) cause the Company (for so long as it is a limited liability company) to be treated as a publicly traded partnership for United States federal tax purposes or (iv) have a material and adverse effect on the Company as a result of any requirement of Law that becomes or that may become applicable in connection with or as a result of such Transfer.

(d) No Transfer of a Membership Interest (or beneficial interest therein) shall be effective, and neither the Company nor the Tax Matters Member shall recognize any such Transfer: (i) (except in the case of a Transfer pursuant to a Company Conversion) unless the Transferee represents and agrees in a certification acceptable to the Company and the Tax Matters Member that either (A) it is not, for United States federal tax purposes, a partnership, a trust, an estate or a “S corporation” (as defined in the Code; each a “Pass-through Entity”) or (B) it is, for United States federal tax purposes, a Pass-through Entity, but after giving effect to such purchase of Membership Interests either (1) less than fifty percent (50%) of the aggregate value of the Pass-through Entity’s assets will consist of Membership Interests, and no principal purpose in using a Pass-through Entity to purchase the Membership Interests is to permit the Company to have more than one hundred “partners” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (2) it will be treated as one partner in the Company for purposes of Treasury Regulations Section 1.7704-1(h); (ii) unless the Transferee is a “qualified purchaser” under the 1940 Act; and (iii) (except in the case of a Transfer pursuant to a Company Conversion) if, as a result of such Transfer, the Membership Interests would be owned by more than ninety-nine Persons as determined by the Company (with the written approval of the Joint Majority Holders) in accordance with Treasury Regulations Section 1.7704-1(h) or, if, as a result of such Transfer, the Company would otherwise be treated as a publicly traded partnership for United States federal tax purposes.

(e) Management Company represents and warrants to the other Members that, as of the Effective Date, it constitutes not more than one “partner” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii). No Member shall Transfer, nor shall permit any of its direct or indirect equityholders to Transfer, directly or indirectly, any Membership Interest if such Transfer would result in the Company having more than 100 “partners” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii). None of FIM, Management Company, GM Preferred Holdco or GM Holdco has Transferred or shall Transfer, nor has permitted or shall permit any Transferee or any of their direct or indirect equityholders to Transfer, directly or indirectly, any Membership Interests if such Transfer would have resulted or would result in (i) FIM and its Transferees (and their respective Transferees) collectively constituting more than seventy four “partners” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), (ii) Management Company and its Transferees (and their respective Transferees) collectively constituting more than one “partner” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (iii) GM Preferred Holdco, GM Holdco, Blocker Sub,

the Treasury Preferred Holder and their respective Transferees (and their respective Transferees) collectively constituting more than twenty five “partners” within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii).

Section 9.7 Transfer Fees and Expenses. The Transferor and Transferee of any Membership Interests shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) incurred on behalf of the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

Section 9.8 Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee complies with the requirements of this Agreement.

Section 9.9 Acceptance of Prior Acts. A Transferee of the Membership Interest of a Member who is admitted to the Company in place and stead of a Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement and the Call Option by the Company prior to the date it was admitted to the Company and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

Section 9.10 Transfer of Certain Membership Interests by GM to the U.S. Treasury. Notwithstanding anything to the contrary in this Agreement, the terms of this Article IX and the other provisions of this Agreement that operate as restrictions or limitations on Transfers of Membership Interests (including Section 7.10) or that give non-transferring Members rights in connection with Transfers of Membership Interests, other than the publicly traded partnership limitations contained in Section 9.6, shall not apply to any Transfer of Membership Interests by GM or any of its Affiliates to the U.S. Department of the Treasury or its designee (including any trust or trustee), and GM and its Affiliates shall be permitted to Transfer any such Membership Interests to the U.S. Department of the Treasury or such designee; provided, however, that if the transferee of any such Membership Interests is not then a Member, such transferee shall first furnish to the Board of Managers (a) a joinder agreement pursuant to which such transferee agrees to be bound by the terms and conditions of this Agreement and (b) such other documents or instruments as may be necessary or appropriate to effect such transferee’s admission as a Member, which joinder agreement, documents and instruments shall be in form and substance reasonably satisfactory to the Board of Managers.

ARTICLE X

DISSOLUTION

Section 10.1 In General. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Joint Majority Holders; (b) at any time there are no Members of the Company unless the Company is continued in accordance with the Act; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 10.2 Liquidation and Termination. On the dissolution of the Company, the Board of Managers shall act as liquidator or (in its sole discretion) may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Board of Managers. The Company intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Code Section 704(b) such that, upon the Company’s liquidation, distributions to the Members are required to be made in accordance with Capital Account balances (as determined after making the allocations described in Section 10.2(c) below and Article VI). The steps to be accomplished by the liquidators are as follows:

(a) the liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(b) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a), all remaining assets of the Company shall be distributed in accordance with Section 5.2. For the avoidance of doubt:

(i) no Junior Membership Interests will receive any amounts upon a liquidation or dissolution of the Company unless and until Blocker Sub receives, in respect of the Class E Preferred Membership Interests, an amount at least equal to the Class E Preferred Reference Amount (except that Junior Membership Interests may receive stock in the corporation resulting from a Company Conversion);

(ii) if, upon the Company’s liquidation (other than pursuant to a Company Conversion), the amounts distributed with respect to the Class E Preferred Membership Interests and all Parity Membership Interests are not paid in full, Distributions in respect of the Class E Preferred Membership Interests and all Parity Membership Interests shall be made equally and ratably in proportion to the respective Capital Accounts attributable thereto; and

(iii) any payments (but not distributions of stock of the corporation resulting from a Company Conversion) made upon liquidation or dissolution of the Company (other than an involuntary liquidation, winding-up, dissolution of other similar involuntary procedure) in respect of Class E Preferred Membership Interests and Parity Membership Interests shall be made on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests;

(c) any non-cash assets will first be written up or down to their Fair Market Value, thus creating gain or loss (if any), which resulting gain or loss shall be allocated to the

Members’ Capital Accounts in accordance with Article VI, the requirements of Treasury Regulations Section 1.704-1(b) and other applicable provisions of the Code. In making such distributions, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Membership Interests held by each such Member; provided, for the avoidance of doubt, that distributions with respect to the Class E Preferred Membership Interests shall be payable only in cash (except for distributions pursuant to a Company Conversion or, where no distributions are made with respect to any Junior Membership Interest, a liquidation of the Company).

Section 10.3 Complete Distribution. The distribution to a Member in accordance with the provisions of Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. If a Member returns funds to the Company and such funds exceed such Member’s pro rata share of all funds required to be returned to the Company, then such Member shall have a claim against the other Members for an amount equal to such excess. Each other Member shall be liable for a pro rata portion of such excess equal to the amount such Member would have paid had the amount paid by the Member seeking recovery been recovered from all Members pro rata based on the relative amount of funds to be returned by each such Member.

Section 10.4 Filing of Certificate of Cancellation. Immediately following the completion of the distribution of the Company’s assets as provided herein, the Board of Managers (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are required to be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

Section 10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

Section 10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.7 Antitrust Laws. Notwithstanding any other provision in this Agreement, in the event that any Antitrust Law is applicable to any Member by reason of the fact that any assets of the Company shall be distributed to such Member in connection with the winding up of the Company, such Distribution shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under such Antitrust Law have expired or otherwise been terminated with respect to each such Member.

Section 10.8 Other Remedies. Nothing in this Article X shall limit any Member’s right to enforce any provision of this Agreement by an action at Law or equity, nor shall an election to dissolve the Company pursuant to this Article X relieve any Member of any liability for any prior or subsequent breach of this Agreement or another document referred to herein.

ARTICLE XI

INDEMNIFICATION

Section 11.1 General Indemnity.

(a) To the fullest extent permitted by the Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or an officer, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.

(b) The Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this Article XI.

(c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its Subsidiaries if the Proceeding was not authorized by the Board of Managers. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Managers in such manner as the Board of Managers may determine.

(d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this Article XI shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.

Section 11.2 Fiduciary Insurance. Unless otherwise agreed by the Board of Managers and the Joint Majority Holders, the Company shall maintain, at its expense, insurance (a) to indemnify Company for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this Article XI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article XI.

Section 11.3 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or disinterested Managers or otherwise.

Section 11.4 Merger or Consolidation; Other Entities. For purposes of this Article XI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Article XI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article XI.

Section 11.5 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Article XI shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

ARTICLE XII

OTHER AGREEMENTS

Section 12.1 Transactions with Affiliates.

(a) The Company shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions with its Affiliates (other than Subsidiaries of the Company), Members (other than the Class E Preferred Holder) and their respective Affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, a Member, an Affiliate of a Member, a current or former officer or director, or a family member and in compliance with all Laws, it being understood and agreed that (i) all Transaction Documents (including the Project Agreements), (ii) all agreements or arrangements in effect as of the Effective Date by the Company and its Subsidiaries, on the one hand, and GM and its Subsidiaries, on the other hand, set forth on Exhibit G and (iii) all transactions approved by (A) the Joint Majority Holders, (B) the Class A Managers and the Class B Managers pursuant to Section 8.9(b) and/or (C) the Independent Managers pursuant to Section 8.10(b), in each case, as required by this Agreement, as applicable, shall each be deemed to be in compliance with this Section 12.1(a). Subject to the terms of this Agreement and any documents referred to herein, neither the Company nor any of its Subsidiaries shall be required to purchase products, services or components from any Member, but may seek quotes for the supply of products, services or components in its Ordinary Course of Business.

(b) The Class E Preferred Holder and, subject to Section 8.9(b), Section 8.10(b) and Section 12.1(a), the Common Holders, GM Preferred Holders (and Affiliates of, and Persons who are otherwise related to, such Members) shall have the right to contract and otherwise deal with Company with respect to the sale, purchase or lease of real and/or personal property, the rendition of services, the lending of money and for other purposes in arm’s-length transactions, and to receive the purchase price, costs, fees, commissions, interest, compensation and other forms of consideration in connection therewith, without being subject to claims for self-dealing.

Section 12.2 Public Offering.

(a) In addition to the other rights of the Board of Managers or the Members to require the Issuer to consummate an initial Public Offering, the Joint Majority Holders jointly shall have the right, but not the obligation, to require the Issuer to consummate an initial Public Offering.

(b) In the event that, subject to the provisions of Section 7.10(a)(ii), the Board of Managers or the Joint Majority Holders, as applicable, approve an initial Public Offering and sale of securities of the Issuer (including a sale of Equity Securities, debt securities, income deposit securities or securities of any other kind or combination) pursuant to a Public Offering, then, subject to Section 4.4(h), each Member (other than the Treasury Preferred Holder and the Class E Preferred Holder) and Manager shall take all necessary or desirable actions required or deemed advisable by the Board of Managers or such Members, as applicable, in connection with the consummation of such Public Offering, and enter into such agreement or agreements as are necessary to preserve the rights and obligations of the Members hereunder as in effect immediately prior to the consummation of such initial Public Offering. Notwithstanding anything to the contrary contained herein, in the case of a Public Offering that is required pursuant to Section 12.2(a), none of the Managers shall have any duty to the Members to independently evaluate or approve any such action but merely to act in any necessary or desirable fashion to accommodate the implementation of such offering as determined by those persons requiring registration.

(c) In the event that, subject to the provisions of Section 7.10(a)(ii) and Section 12.2(b), the Board of Managers or the Joint Majority Holders, as applicable, so determine, subject to Section 4.4(h), each Member (other than the Treasury Preferred Holder and the Class E Preferred Holder) who pursuant to the terms of this Agreement has any right to vote upon or consent to such transaction shall be deemed to have consented to and, if required under this Agreement or Law, shall vote in favor of a recapitalization, reorganization, conversion, contribution and/or exchange of such Member’s Membership Interests into securities that the Board of Managers or the Joint Majority Holders, as applicable, find acceptable and shall take all necessary or desirable actions required or deemed advisable by the Board of Managers or the Joint Majority Holders, as applicable, in connection with the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange; provided that, if in any such recapitalization, reorganization, conversion, contribution and/or exchange, the Issuer provides for each holder of Membership Interests to receive cash, securities of the Issuer or other consideration in exchange for or in satisfaction of such holder’s Membership Interests, then (i) all holders of the same class or type of interests in the Company shall receive the same form and proportionate share of consideration as all other holders of such class or type of interests (for this purpose, the Class A Membership Interests and Class B Membership Interests shall be considered the same class of interests), and (ii) any consideration payable or otherwise deliverable to the Members in such recapitalization, reorganization, conversion, contribution and/or exchange shall be valued by the Board of Managers, the Joint Majority Holders and/or the Independent Managers, as applicable, in its or their, as applicable, reasonable discretion (which determination shall be binding, as a matter of contract, on each Member pursuant to this Agreement) and shall be distributed among the Members according to the respective class of Membership Interests of the Members in the Company as in effect immediately prior to the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange as if such consideration were received by the Company and an amount equal to the value thereof were distributed to the Members in accordance with the terms of Section 5.1 and Section 5.2.

(d) Notwithstanding any other provision in this Agreement to the contrary, from and after the Effective Date until November 30, 2011, no Member shall Transfer any of such Member’s Common Membership Interests or Class C Membership Interests (or successor Equity Securities of the Issuer) in a secondary public sale without the prior written consent of the

Joint Majority Holders. Notwithstanding anything to the contrary herein, nothing in this Section 12.2 shall create any liability, right, obligation or restriction upon any Treasury Preferred Holder or Class E Preferred Holder.

Section 12.3 Preemptive Rights.

(a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Equity Securities of the Company to any Person or (ii) any debt securities of the Company to any Member (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each Common Holder (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least thirty calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 12.3 must purchase the same proportionate mix of all of such securities; provided further that if the Company is issuing securities that would entitle the holder thereof to vote, then a Preemptive Holder may elect not to have any voting rights with respect to such securities, and if such election is made, such Preemptive Holder shall not have any voting rights with respect to such securities. Notwithstanding anything to the contrary set forth in this Agreement, a Preemptive Holder may assign all or any portion of its right to acquire Preemptive Securities to its direct or indirect equityholders, and upon any such assignment, each such equityholder shall be deemed a Preemptive Holder for the purposes of this Section 12.3.

(b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by a fraction, (i) the numerator of which is the number of Common Membership Interests then held, directly or indirectly, by such Preemptive Holder, and (ii) the denominator of which is the number of Common Membership Interests then held by all Preemptive Holders (including such Preemptive Holder).

(c) Upon the expiration of the Preemptive Offer Period, the Company shall offer to sell to the Preemptive Holders that have elected to purchase all of their Preemptive Share of the Preemptive Securities any Preemptive Securities that have not otherwise been acquired by the Preemptive Holders, at the same price and on the same terms as those specified in the Preemptive Offer, and such Preemptive Holders shall have the right to acquire all or any portion of such Preemptive Securities within thirty calendar days following the expiration of the Preemptive Offer Period (such period, the “Preemptive Reoffer Period”).

(d) Upon the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase for a period ending on the later to occur of (i) one hundred twenty calendar days following the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, or (ii) if a definitive agreement to Transfer the Preemptive Securities is entered into by the Company within such one hundred twenty calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated, in each case on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Each of the Company and the Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Member in connection with such Transfer. Any Preemptive Securities to be sold by the Company following the expiration of such period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 12.3 or if any such agreement to Transfer is terminated.

(e) The provisions of this Section 12.3 shall not apply to the following issuances of Equity Securities:

(i) incentive Membership Interests issued to or for the benefit of employees, officers, directors and other service providers of or to the Company or any of its Subsidiaries in accordance with the terms hereof or any applicable incentive plan of the Company;

(ii) securities issued by the Company in connection with a Public Offering;

(iii) securities issued as consideration in acquisitions or commercial borrowings or leasing;

(iv) securities issued upon conversion of convertible or exchangeable securities of the Company or any of its Subsidiaries that are outstanding on the Effective Date or were not issued in violation of this Section 12.3;

(v) a subdivision of Membership Interests (including any Membership Interests Distribution or Membership Interest split), any combination of Membership Interests (including any reverse Membership Interest split) or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries; and

(vi) the issuance of Class E Membership Interests to Blocker Sub;

(vii) the issuance of any Class D-2 Membership Interests pursuant to the Warrant dated December 29, 2008; and

(viii) the issuance of Common Membership Interests pursuant to the Membership Interests Subscription Agreement among the Company, GM and FIM, dated December 29, 2009.

(f) Nothing in this Section 12.3 shall be deemed to prevent the Majority Class A Holders, the Majority Class B Holders or any of their respective Affiliates from purchasing for cash any Preemptive Securities without first complying with the provisions of Section 12.3; provided that in connection with such purchase, (i) the Company (or applicable Subsidiary) gives prompt notice to the other Preemptive Holders, which notice shall describe in reasonable detail the Preemptive Securities being purchased by the Person(s) making such purchase (the “Purchasing Holder”) and the purchase price thereof and (ii) the Purchasing Holder and the Company (or applicable Subsidiary), as soon as commercially reasonable following such purchase by the Purchasing Holder, take all steps necessary to enable the other Preemptive Holders to effectively exercise their respective rights under Section 12.3 with respect to their purchase of a pro rata portion of the Preemptive Securities issued to the Purchasing Holder after such purchase.

(g) The preemptive rights granted in this Section 12.3 shall terminate upon the earlier to occur of the consummation of a Qualified Public Offering and a Company Sale.

Section 12.4 Take-Along Rights.

(a) If the Joint Majority Holders at any time following the Effective Date jointly elect to consummate, or to cause the Company to consummate, a transaction constituting a Company Sale, the Joint Majority Holders shall notify the Company and the other Members in writing of such election. The other Members (other than the Treasury Preferred Holder and the Class E Preferred Holder) shall have no consent, voting or appraisal rights with respect to such a Company Sale and shall have no right to object to the proposed transaction. The Members (other than the Treasury Preferred Holder and the Class E Preferred Holder) and the Company shall take all actions reasonably necessary or desirable to cause the consummation of such Company Sale on the terms proposed by the Joint Majority Holders. Without limiting the foregoing, if the proposed Company Sale is structured as or involves a sale or redemption of Common Membership Interests, the Members shall agree to sell their pro rata share of the Common Membership Interests being sold in such Company Sale (based on the number of Common Membership Interests held by each Member) on the terms and conditions approved by the Joint Majority Holders, and the Members shall execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by the Joint Majority Holders in connection with such Company Sale.

(b) Each Member (other than the Class E Preferred Holder) shall bear such Member’s pro rata share (based upon the relative value of Membership Interests sold) of the costs of any sale of Membership Interests pursuant to a Company Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring Person and shall be obligated to provide the same representations, warranties, covenants and agreements that the Joint Majority Holders agree to provide in connection with such transaction; provided that the representations and warranties provided by any Member pursuant to this Section 12.4 (but not such Member’s indemnification obligations) shall be limited to representations and warranties relating to non-contravention, title and ownership of, and authority to sell, such Membership Interests. Each Member (other than the Treasury Preferred Holder and the Class E Preferred Holder) shall be obligated to join severally on a pro rata basis (based on the relative consideration to be received in respect of the Membership Interests to be sold) in any indemnification or other obligations that the Joint Majority Holders agree to provide or undertake in connection with such transaction (including any representations given with respect to the business and condition of the Company and/or its Subsidiaries, but other than any such obligations that relate specifically to a particular member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s non-contravention, title and ownership of, and authority to sell, such Membership Interests); provided that (i) the liability resulting from any such indemnity or similar obligation shall be several and not joint as among the indemnitors, and (ii) no Member shall be obligated in connection with such transaction to agree to indemnify or hold harmless the purchaser with respect to an amount in excess of the net cash proceeds paid to such Member in connection with such transaction. Costs incurred by or on behalf of a Member for such Member’s sole benefit shall not be considered costs of the transaction hereunder. In the event that any transaction that the Joint Majority Holders elect to consummate or cause to be consummated pursuant to this Section 12.4 is not consummated for any reason, the Company shall reimburse the Joint Majority Holders for all actual, reasonable and documented out-of-pocket expenses paid or incurred by the Joint Majority Holders in connection therewith and shall reimburse each other Member for any expenses it previously paid pursuant to the first sentence of this Section 12.4(b).

(c) In the event of a sale or exchange by the Members (other than the Treasury Preferred Holder and the Class E Preferred Holder) of all or substantially all of the Membership Interests held by the Members (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise and whether as part of a Company Sale or otherwise), each Member shall receive in exchange for the Membership Interests held by such Member the same form of consideration as each other Member, and the aggregate consideration payable upon consummation of such Company Sale to all Members in respect of their Membership Interests shall be apportioned and distributed (subject to adjustment for Company expenses, purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items) as between the Membership Interests in accordance with the distribution priorities set forth in Section 5.2, as in effect immediately prior to such Company Sale, after giving effect to all prior Distributions, and as among the holders of Membership Interests, ratably based on the Membership Interests actually Transferred in such Company Sale; provided, that the amount of consideration received by the Class C-1 Holders shall be appropriately adjusted to reflect the fair value of their economic interest in the Company as determined by the Board of Managers in its reasonable discretion; provided, further, that if there is more than one form of consideration, each form of consideration shall be apportioned and distributed as between the Membership Interests on a pro rata basis among the Common Membership Interests in accordance with the relative distribution priority set forth in Section 5.2, as in effect immediately prior to such Company Sale, after giving effect to all prior Distributions, and, as between the holders of Membership Interests, ratably in accordance with each Member’s pro rata share (based on the number of Membership Interests held by each Member); provided, further, that if any holders of Membership Interests are given an option as to the form and amount of consideration to be received, each holder of Common Membership Interests shall be given the same option. Each Member (other than the Treasury Preferred Holder and the Class E Preferred Holder) shall take all necessary or desirable actions in connection with the distribution or allocation among the Members of the aggregate consideration from such sale or exchange as requested by the Company.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 12.4 shall create any liability, right, obligation or restriction upon any Treasury Preferred Holder or Class E Preferred Holder.

Section 12.5 Optional Redemption of GM Preferred Membership Interests.

(a) Subject to Section 5.4(c), the GM Preferred Membership Interests shall not be redeemable or repurchaseable by the Company, except as set forth in this Section 12.5 or as otherwise agreed to by the Majority GM Preferred Holders or in connection with a Company Conversion.

(b) Subject to Section 5.4 and Section 12.5(d), the Company may redeem all or any portion of the GM Preferred Membership Interests then outstanding, by delivering irrevocable written notice to the GM Preferred Holders (a “GM Preferred Redemption Notice”) not less than thirty calendar days prior to the redemption date fixed by the Company and specified in the GM Preferred Redemption Notice (such date, the “GM Preferred Redemption Date”), at a price for each GM Preferred Membership Interest (the “GM Preferred Redemption Value”) that is equal to (i) at any time prior to November 30, 2011, the sum of (A)(1) the Unreturned GM Preferred Capital Amount in respect of such GM Preferred Membership Interest, multiplied by (2) 1.03, plus (B) the GM Preferred Accrued Distribution Amount with respect to such GM Preferred Membership Interest for the immediately preceding Fiscal Quarter, if any, or (ii) at any time from and after November 30, 2011, the sum of (A) the Unreturned GM Preferred Capital Amount in respect of such GM Preferred Membership Interest, plus (B) the GM Preferred Accrued Distribution Amount with respect to such GM Preferred Membership Interest for the immediately preceding Fiscal Quarter, if any. Notwithstanding any other provision in this Section 12.5, if the redemption of any GM Preferred Membership Interests pursuant to this Section 12.5 is to be consummated in connection with a Company Sale, then the Company may elect, by giving notice thereof in the GM Preferred Redemption Notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.

(c) The Company shall redeem the GM Preferred Membership Interests specified in the applicable GM Preferred Redemption Notice on the Redemption Date on a pro rata basis among all GM Preferred Holders and shall pay to each GM Preferred Holder (upon surrender by such GM Preferred Holder at the Company’s principal office of the certificate representing the GM Preferred Membership Interests held by such GM Preferred Holder to be redeemed pursuant to Section 12.5(b) duly endorsed in blank or to the Company, or, if no such certificate has been issued representing such GM Preferred Membership Interests, then upon written notice given by such GM Preferred Holder together with an appropriate duly executed assignment of such GM Preferred Membership Interests) an amount per GM Preferred Membership Interest that is equal to the GM Preferred Redemption Value thereof. All payments pursuant to this Section 12.5(c) shall be made in cash in immediately available funds. Following any such GM Preferred Redemption Date and the payment of the GM Preferred Redemption Value, the GM Preferred Membership Interests shall represent the right only to receive the GM Preferred Redemption Value thereof as of such GM Preferred Redemption Date and shall not accrue any GM Preferred Accrued Distribution Amount following such GM Preferred Redemption Date.

(d) Subject to Section 5.4, any redemption pursuant to this Section 12.5 shall be made in accordance with the provisions set forth in the Replacement Capital Covenant Agreement, dated November 30, 2006, made by the Company in favor of and for the benefit of the debt holders named therein.

Section 12.6 Optional Redemption of Class E Preferred Membership Interests.

(a) Subject to Section 7.12(a)(ii), on or after the third anniversary of the Effective Date, the Company may redeem all or any portion of the Class E Preferred Membership Interests then outstanding, (i) by delivering irrevocable written notice to the Class E Preferred Holder (a “Class E Preferred Redemption Notice”) not less than thirty calendar days prior to the redemption date fixed by the Company and specified in the Class E Preferred Redemption Notice (such date, the “Class E Preferred Redemption Date”), provided that the Capital Account balance attributable to the Class E Preferred Membership Interests has been booked up to an amount equal to or greater than the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount, at a price for each Class E Preferred Membership Interest (the “Class E Preferred Redemption Value”) that is equal to the then current Capital Account balance (determined after the allocations under Article VI have been taken into account) or (ii) in connection with a Company Conversion. Notwithstanding any other provisions in this Section 12.6, if the redemption of any Class E Preferred Membership Interests pursuant to this Section 12.6 is to be consummated in connection with a Company Sale, then the Company may elect, by giving notice thereof in the Class E Preferred Redemption Notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.

(b) The Company shall redeem the Class E Preferred Membership Interests specified in the applicable Class E Preferred Redemption Notice and shall pay to the Class E Preferred Holder (upon surrender by the Class E Preferred Holder at the Company’s principal office of the certificate representing the Class E Preferred Membership Interests held by the Class E Preferred Holder to be redeemed pursuant to Section 12.6(a) duly endorsed in blank or to the Company, or, if no such certificate has been issued representing such Class E Preferred Membership Interests, then upon written notice given by the Class E Preferred Holder together with an appropriate duly executed assignment of such Class E Preferred Membership Interests) an amount per Class E Preferred Membership Interest that is equal to the Class E Preferred Redemption Value thereof. All payments pursuant to this Section 12.6(b) shall be made in cash in immediately available funds. Following any such Class E Preferred Redemption Date and the payment of the Class E Preferred Redemption Value, the Class E Preferred Membership Interests shall represent the right only to receive the Class E Preferred Redemption Value thereof as of such Class E Preferred Redemption Date and shall not accrue any portion of the Class E Preferred Accrued Distribution Amount following such Class E Preferred Redemption Date.

Section 12.7 Transactions Involving Blocker Corps.

(a) Each of the Members understands and acknowledges that, subject to Section 4.4(h), in connection with one or more Public Offerings, the equityholders of one or more of the Blocker Corps (or pass-through vehicles formed for the purpose of investing directly or indirectly in Membership Interests, including Management Company) may desire to exchange the Equity Securities of such Blocker Corps (or pass-through vehicles formed for the purpose of investing directly or indirectly in Membership Interests) for shares of Equity Securities of a new or an existing corporation (“Newco”) prior to or after the occurrence of any such Public Offerings. Upon the written request of the Majority Initial Class A Holders made reasonably in advance (and if the Majority Initial Class A Holders do not so request, then upon the written request of Management Company), and in any case not later than thirty calendar days in advance of such proposed exchange, to the extent that any Member is a holder of any securities of a Blocker Corp (or pass-through vehicles formed for the purpose of investing directly or indirectly in Membership Interests), each of the Members hereby agrees to use its commercially reasonable efforts to facilitate the formation of Newco on a tax-free basis.

(b) Notwithstanding any other provision in this Agreement, if any Initial Class A Holder has the right or obligation to Transfer any or all of its Common Membership Interests pursuant to Section 9.2 or Section 12.4, then such Person shall have the right, at its election, to permit its equityholders to Transfer an equity interest in the applicable Blocker Corp holding directly or indirectly Membership Interests of the Company that corresponds to such Blocker Corp’s beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of Common Membership Interests that such Initial Class A Holder otherwise would have been permitted to Transfer pursuant to such Section (such equity interests, the “Blocker Corp Interests”); provided that the Transferee shall have agreed in writing to accept the Blocker Corp Interests, which agreement shall set forth in reasonable detail whether the Transferee shall have reduced the aggregate purchase price to be paid by the Transferee for such Blocker Corp Interests as a result of its agreement to acquire the Blocker Corp Interests instead of acquiring directly the Common Membership Interests beneficially owned by such Blocker Corp and, if so, the aggregate amount of such reduction. In all such cases the Transferring Member shall use commercially reasonable efforts to obtain the agreement of the Transferee to purchase Blocker Corp Interests at the same purchase price or as near thereto as possible. In such Transfer, the equityholders of such Blocker Corp shall have the right to receive the consideration proposed to be paid by the Transferee with respect to the Blocker Corp Interests, which consideration may be less than the consideration to be paid to the other Members with respect to any Common Membership Interests to be Transferred by them in such Transfer. If the Initial Class A Holders request that a potential Transferee acquire the Blocker Corp Interests in any Transfer pursuant to Section 9.2, and such Transferee does not agree to acquire such Blocker Corp Interests, then the Initial Class A Holders shall have the right, but not the obligation, to Transfer their Common Membership Interests in such Transfer, and if the Initial Class A Holders exercise such right, then no such Transfer shall be consummated unless such Common Membership Interests of the Initial Class A Holders are included in such Transfer; provided that, if any Initial Class A Holder does not agree to Transfer its Common Membership Interests in such Transfer, then the other Initial Class A Holders shall have the first right to sell a number of Common Membership Interests to such Transferee that is equal to the number of Common Membership Interests that such non-Transferring Initial Class A Holder would have been entitled to Transfer to such Transferee.

(c) Notwithstanding any other provision in this Agreement, if any Class C Holder has the right or obligation to Transfer any or all of its Class C Membership Interests pursuant to Section 9.2 or Section 12.4, then such Person shall have the right, at its election, to permit its equityholders to Transfer a number of Management Units in the Management Company that corresponds to the Management Company’s beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of Class C Membership Interests that such Class C Holder otherwise would have been permitted to Transfer pursuant to such Section; provided that the Transferee shall have agreed in writing to accept the Management Units, which agreement shall set forth in reasonable detail whether the Transferee shall have reduced the aggregate purchase price to be paid by the Transferee for such Management Units as a result of its agreement to acquire the Management Units instead of acquiring directly the Class C Membership Interests beneficially owned by the Management Company and, if so, the aggregate amount of such reduction. In all such cases the Transferring Member shall use commercially reasonable efforts to obtain the agreement of the Transferee to purchase Management Units at the same purchase price as Class C Membership Interests or as near thereto as possible. In such Transfer, the equityholders of the Management Company shall have the right to receive the consideration proposed to be paid by the Transferee with respect to the Management Units, which consideration may be less than the consideration to be paid to the other Members with respect to any Membership Interests to be Transferred by them in such Transfer. If the Class C Holders request that a potential Transferee acquire the Management Units in any Transfer pursuant to Section 9.2, and such Transferee does not agree to acquire such Management Units, then the Class C Holders shall have the right, but not the obligation, to Transfer their Class C Membership Interests in such Transfer (provided that the Transferee agrees in writing to accept such Class C Membership Interests), and if the Class C Holders exercise such right and the Transferee agrees in writing to accept such Class C Membership Interests, then no such Transfer shall be consummated unless such Class C Membership Interests are included in such Transfer; provided that, if any Class C Holder does not agree to Transfer its Membership Interests in such Transfer, then the other Class C Holders shall have the first right to sell a number of Class C Membership Interests to such Transferee that is equal to the number of Class C Membership Interests that such non-Transferring Class C Holder would have been entitled to Transfer to such Transferee.

(d) Notwithstanding any provision set forth in Section 9.2(f) or this Section 12.7, no Transferring Holder shall have any obligation to acquire Blocker Corp Interests or Management Units, as applicable, in connection with the exercise of any Member’s co-sale rights pursuant to Section 9.2 unless such Transferring Holder and such Co-Sale Member (or the equityholders of the applicable Blocker Corp), each acting in good faith, are able to agree upon an appropriate discount with respect to the purchase price of such Blocker Corp Interests or Management Units, as applicable. Notwithstanding anything to the contrary herein, nothing in this Section 12.7 shall create any liability, right, obligation or restriction upon any Treasury Preferred Holder or Class E Preferred Holder.

Section 12.8 Auto Finance and Other Separate Businesses. Notwithstanding anything to the contrary in this Agreement, the Company has been advised by FIM, consistent with Schedule 10.1 to the Purchase Agreement, that certain of FIM’s direct and indirect members have bifurcated their indirect Membership Interests in the Company into five separate interests (each a “Subinterest”), (a) one interest which participates only in the Tax Book Profit, Tax Book Loss and Distributions attributable to the auto finance business, (b) one interest which participates only in the Tax Book Profit, Tax Book Loss and Distributions attributable to the insurance business, (c) one interest which participates only in the Tax Book Profit, Tax Book Loss and Distributions attributable the business of Residential Capital, LLC and its Subsidiaries (“ResCap”), (d) one interest which participates only in the Tax Book Profit, Tax Book Loss and Distributions attributable to the Company’s interest in Capmark Financial Group Inc. (“Capmark”) (formerly known as GMAC Commercial Mortgage), and (e) one interest which participates only in the Tax Book Profit, Tax Book Loss and Distributions attributable to the business segment known as Commercial Finance and any other business or assets and liabilities of the Company other than the auto finance business, the insurance business, ResCap or Capmark. All income, loss, costs and expenses of the Company shall be allocated among such Subinterests pursuant to schedules provided to the Company by FIM allocating the entities owned directly and indirectly by the Company among the Subinterests and otherwise in a manner reasonably determined by FIM. The Company shall use commercially reasonable efforts to provide FIM with all financial and tax information otherwise required to be provided hereunder, within the time periods otherwise set forth herein, on a Subinterest-by-Subinterest basis.

Section 12.9 Certain Undertakings in Connection with a Company Conversion

(a) If the Company Conversion occurs and the Company is the resulting corporation, then the Blocker Preferred will be converted into or exchanged for preferred stock of such resulting corporation having terms substantially the same as the terms of the Blocker Preferred.

(b) In connection with a Company Conversion, appropriate action shall be taken, if any, to ensure that the Blocker Preferred shall continue to have the practical economic benefits of the material provisions applicable to the Blocker Preferred and the Class E Preferred Membership Interests, including with respect to dividends, liquidation preference, priority, relative rights with respect to other equity interests and the equity value of the Company and its Subsidiaries; provided, for the avoidance of doubt, that the liquidation preference of the equity securities received in the Company Conversion in exchange for the Blocker Preferred shall, immediately after the Company Conversion, be the same as the liquidation preference of the Blocker Preferred immediately before the Company Conversion. Notwithstanding the foregoing, following the Company Conversion, if the issuer of the Blocker Preferred would not otherwise be the same as the issuer of the New Guaranteed Notes, then the Blocker Preferred will be converted into or exchanged for preferred stock of the issuer of the New Guaranteed Notes having terms substantially the same as the terms of the Blocker Preferred.

Section 12.10 Treasury Preferred Amendments. Each party hereto agrees that the terms of this Agreement will continue to be subject in all regards to the terms of the Treasury Preferred Amendments respecting the Class D-1 Preferred Membership Interests and the Class D-2 Preferred Membership Interests, as amended pursuant to the terms thereof, and that in the event of any conflict between this Agreement (and any subsequent amendment or restatement, unless approved by the Treasury Preferred Holders pursuant to the terms of the Treasury Preferred Amendments, it being understood no amendment entered into in connection with the compliance by GM and FIM with their commitments to the Board of Governors for purposes of such Board’s approval of the Company’s Bank Holding Act application and/or the United States Department of the Treasury for purposes of the Company’s participation in the Troubled Assets Relief Program shall be deemed to adversely affect the rights, preferences, privileges or voting powers of the Treasury Preferred) and the Treasury Preferred Amendments, the terms of the Treasury Preferred Amendments shall prevail.

ARTICLE XIII

CONFIDENTIALITY

Section 13.1 Non-Disclosure. Each party hereto agrees that it will use, and will cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, “Agents”) to use, its commercially reasonable efforts to maintain the confidentiality of all Confidential Information disclosed to it by any other party or the definitive agreements contemplated herein or through its interest in the Company or the operation of its business or the use or ownership of its assets, by limiting internal disclosure of any such information to those Persons who have an actual need to know such information in connection with the business of the Company and will not, without the prior written consent of the disclosing party, use such information other than in connection with the transactions contemplated herein.

Section 13.2 Exceptions. Notwithstanding Section 13.1, any party hereto may disclose any Confidential Information: (a) to any Governmental Entity in connection with applications for approval of the transactions contemplated hereby and the other Transaction Documents (or, in the case of any regulated Affiliate of a Member, in connection with audits by the applicable Governmental Entities), (b) to financial institutions in connection with financings of the transactions contemplated hereby, (c) in the case of any Member, (i) to a bona fide potential Transferee if such Member desires to undertake any Transfer of its Membership Interests permitted by this Agreement, (ii) to its stockholders, limited partners, members or other equityholders, as the case may be, all materials made available to such Member pursuant to the terms of this Agreement and (iii) to its indirect stockholders, limited partners, members or other equityholders, as the case may be, so long as the Confidential Information disclosed to such Persons is limited to the materials delivered to such party pursuant to clauses (i) through (vi) inclusive of Section 4.5(a), provided that (A) in the case of subclauses (i), (ii) and (iii) of this clause (c), prior to the disclosure of any Confidential Information, such Person shall execute an agreement containing the terms set forth in Section 13.1, and (B) in the case of clauses (ii) and

(iii) above, the disclosure of Confidential Information relating to commercial transactions or commercial relationships of the Company and its Subsidiaries shall be strictly limited to such Persons who have an actual need to know such information in connection with the administration of their equity interest in such Member, (d) to any rating or similar agency in connection with its analysis or review of the Company or any of its Subsidiaries, (e) to any other Person if such party becomes compelled by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, mandatory provision of Law, regulation or stock exchange rule) to disclose any of the Confidential Information. In addition, each Member may report to its stockholders, limited partners, members or other equityholders, as the case may be, the general status of such Member’s investment in the Company (without disclosing specific Confidential Information). A disclosing Member shall be responsible for a breach by any third Person to whom such disclosing Member discloses Confidential Information in accordance with the terms of subclauses (c)(ii) and (c)(iii) of this Section 13.2. In the case of clause (e) above, the disclosing party shall (i) provide the other parties hereto with prompt written notice of such requirement so that such non-disclosing parties may seek a protective order or other appropriate remedy or waive compliance with the terms of this Article XIII and (ii) take such reasonable legally available steps as the non-disclosing parties may reasonably request to resist or narrow such requirement (at the expense of the non-disclosing parties). In the event that such protective order or remedy is not obtained, or that the non-disclosing parties waive compliance with the terms hereof, the disclosing party agrees to furnish only that portion of the Confidential Information that it is advised by counsel is required to be furnished, and to exercise its commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such Confidential Information.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Amendments. Except as otherwise expressly provided herein, including in Section 3.2, this Agreement may only be amended, modified or waived by the Board of Managers with the written consent of the Joint Majority Holders; provided that if any such amendment, modification or waiver would adversely affect in any material respect any Member or group of Members who have comparable rights under this Agreement disproportionately to the other Members having such comparable rights, (it being understood (i) that no amendment reasonably necessary to effect the issuance of any Class D-2 Preferred Membership Interests upon conversion of any warrants issued in respect thereof and (ii) no amendment entered into in connection with the compliance by the Company, GM and/or FIM with their commitments to the Board of Governors for purposes of such Board’s approval of the Company’s Bank Holding Act application and/or the United States Department of the Treasury for purposes of the Company’s participation in the Troubled Assets Relief Program (including those set forth in the letter agreement regarding governance of the Company, among the Company, GM Holdco, GM Preferred Holdco, and FIM, dated December 29, 2008) shall be deemed to adversely affect in any material respect any Member or Members, including the Treasury Preferred Holders) such amendment, modification, or waiver shall also require the written consent of the Member(s) so adversely affected; provided, further, that the affirmative vote or consent of the Class E Preferred Holder (which may only make such vote or consent at the direction of holders of at least a majority of the outstanding shares of Blocker Sub Preferred Stock, voting in person or by proxy, at a special meeting called for such purpose, or by written consent in lieu of such meeting) shall be required for any amendment set out in Section 7.12; and provided, further, that the written consent of the Class C Holders holding a majority of the Class C Membership Interests outstanding at such time shall be required for any amendment, modification or waiver to any of the following provisions hereof in a manner adverse to the Class C Holders: (i) the definition of “Agreed Initial Value,” (ii) the definition of “Tax Amount,” (iii) Section 3.1(b), (iv) Section 3.2(a) with respect to a reduction in the authorized number of Class C Membership Interests, (v) Section 5.1(e), (vi) Section 7.10(a)(xi)(C), (vii) Section 9.1(c), (viii) Section 9.2(f) with respect to the rights of Class C Holders, (ix) Section 12.2(d), (x) Section 12.4(c) with respect to Class C Membership Interests, (xi) Section 12.7(a), (c) and (d) and (xii) the first and second proviso of this Section 14.1. Notwithstanding the foregoing, any amendment that would require any Member to contribute or loan additional funds to the Company or impose personal liability upon any Member shall not be effective against such Member without its written consent. FIM agrees that, for so long as the Initial Class B Holders hold in excess of twenty percent (20%) of the Voting Power, neither FIM nor any of its members shall amend, delete or otherwise modify or waive or fail to give effect to the last sentence of Section 9.1(a)(i) of that certain Limited Liability Company Agreement of FIM, dated as of April 2, 2006, by and among Cerberus FIM Investors, LLC, Citigroup Inc., Aozora Bank Limited and each of the other Persons from time to time party thereto, without the prior written consent of the Majority Initial Class B Holders.

Section 14.2 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 14.3 Notice Addresses and Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the notice address for such recipient set forth on the Schedule of Members, or in the Company’s books and records, or to such other notice address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board of Managers or the Company shall be deemed given if received by the Board of Managers at the principal office of the Company designated pursuant to Section 2.2(b).

Section 14.4 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Section 14.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted assigns. No rights, interests or obligations of any Member herein may be assigned without the prior written consent of the Joint Majority Holders except for Transfers in compliance with the terms of Article IX. No assignment of this Agreement or any rights hereunder shall be made without the assignee, as a condition of such assignment, assuming in writing its assignor’s obligations under this Agreement, to the extent applicable to such assignment. Notwithstanding anything to the contrary contained in this Agreement, each Member may contingently assign, or grant a security interest in, its Membership Interests and other interests and rights under this Agreement (including the pledge of its Membership Interests) for the benefit of its creditors; provided, however, that a foreclosure of a contingent assignment of Membership Interests for the benefit of creditors shall be deemed a Transfer, which Transfer may only be made in compliance with the terms of Article IX (including the right of first offer and co-sale rights set forth in Section 9.2 thereof), and, upon such Transfer, the assignee thereof shall assume in writing its assignor’s obligations under this Agreement.

Section 14.6 Entire Agreement; Waiver. Subject to Section 14.7, this Agreement and the other documents referred to herein, constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof as of the Effective Date and supersede all prior agreements and negotiations between the parties concerning the subject matter herein, including the Original Agreement and the Amended and Restated Agreement. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

Section 14.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.9 Independent Contractors; Expenses. This Agreement does not constitute any party hereto the partner, agent or legal representative of any other party hereto, except to the extent that the Company is classified as a partnership for United States federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each party hereto is independent and responsible for its own expenses (except as otherwise agreed pursuant to Article XI), including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement.

Section 14.10 Press Release. Each of the Members shall consult with the Joint Majority Holders before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Member shall issue any press release or make any public statement without the prior written consent of the Joint Majority Holders, except as may be required by Law and then only with such prior consultation with the Joint Majority Holders to the extent practicable.

Section 14.11 Survival. The provisions of Section 4.4, Section 6.16, Article XI, Article XIII, Section 14.8, Section 14.11, Section 14.14, Section 14.16 and Section 14.17 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

Section 14.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Members, the Company or any of its Affiliates (other than Indemnified Persons), and no creditor who makes a loan to any Member, the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

Section 14.13 Further Action. The parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 14.14 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 14.15 Strict Construction. The parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, if any ambiguity or question of intent or interpretation arises, then it is the intent of the parties hereto that this Agreement shall be construed as if drafted collectively by the parties hereto, and it is the intent of the parties hereto that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 14.16 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 14.16.

Section 14.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 14.18 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 14.16 above), in addition to any other remedy to which they may be entitled, at law or in equity.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGES TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

FIM HOLDINGS LLC

By:	Cerberus FIM Investors, LLC Its Managing Member

By:	Cerberus FIM, LLC Its Managing Member

By:	/s/ Stephen A. Feinberg
Name:	Stephen A. Feinberg
Title:	Managing Member

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

GM PREFERRED FINANCE CO. HOLDINGS LLC

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

PREFERRED BLOCKER INC.

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Chairman of the Board and President

GMAC MANAGEMENT LLC By: GMAC LLC, its manager

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Treasurer and Group Vice President

The undersigned has executed or caused to be executed on its behalf this Agreement as of the date first written above solely with respect to such Person’s agreement to Section 7.17.

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	Craig Court GP, LLC Its General Partner

By:	Craig Court, Inc. Its Managing Member

By:	/s/ Stephen A. Feinberg
Name:	Stephen A. Feinberg
Title:	President, Secretary & Treasurer

The undersigned has executed or caused to be executed on its behalf this Agreement as of the date first written above solely with respect to such Person’s agreement to Section 2.1(a) and Section 7.17.

GENERAL MOTORS CORPORATION

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

[SCHEDULES AND EXHIBITS OMITTED]